    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1995
                                                  REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CHEMICAL BANKING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              6711                             13-2624428
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                                270 PARK AVENUE
                              NEW YORK, N.Y. 10017
                                 (212) 270-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            WILLIAM H. MCDAVID, ESQ.
                                GENERAL COUNSEL
                          CHEMICAL BANKING CORPORATION
                                270 PARK AVENUE
                              NEW YORK, N.Y. 10017
                                 (212) 270-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         LEE MEYERSON, ESQ.              L. EDWARD SHAW, JR., ESQ.             H. RODGIN COHEN, ESQ.
     SIMPSON THACHER & BARTLETT       THE CHASE MANHATTAN CORPORATION           SULLIVAN & CROMWELL
        425 LEXINGTON AVENUE              1 CHASE MANHATTAN PLAZA                 125 BROAD STREET
        NEW YORK, N.Y. 10017                NEW YORK, N.Y. 10081                NEW YORK, N.Y. 10004

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED
                                                                                   MAXIMUM
                                                              PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
         TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE     OFFERING      REGISTRATION
     SECURITIES TO BE REGISTERED(1)          REGISTERED(2)        PER UNIT         PRICE           FEE(3)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share
  (including Junior Participating
  Preferred Stock purchase rights)(4)....  210,652,405 shares  Not applicable  Not applicable  $3,889,491.31
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of the Registrant issuable to holders of Common Stock, par value $2.00 per share ("Chase Common Stock"), of The Chase Manhattan Corporation, a Delaware corporation ("Chase"), in the proposed merger of Chase with and into the Registrant (the "Merger").
(2) The amount of Common Stock, par value $1.00 per share, of the Registrant ("Chemical Common Stock") to be registered has been determined on the basis of the exchange ratio in the Merger (1.04 shares of Chemical Common Stock for each share of Chase Common Stock) and the maximum aggregate number of shares of Chase Common Stock (202,550,389 shares) to be exchanged in the Merger for shares of Chemical Common Stock, assuming solely for the purpose of calculating the registration fee that (i) all currently outstanding Chase employee stock options are exercised prior to the effective time of the Merger (the "Effective Time"), (ii) all currently outstanding warrants for Chase Common Stock are exercised prior to the Effective Time and (iii) all options currently scheduled to be issued pursuant to The Chase Manhattan 1994 Long-Term Incentive Plan, The Chase Manhattan 1987 Long-Term Incentive Plan, The Chase Manhattan 1982 Long-Term Incentive Plan and The Chase Manhattan Stock Option Program for Employees are issued and exercised prior to the Effective Time.
(3) The registration fee was calculated pursuant to Rule 457(f), as one twenty-ninth of one percent of $55.6875 (the average of the high and low prices of Chase Common Stock on the New York Stock Exchange, Inc. Composite Transactions Tape on October 26, 1995) multiplied by 202,550,389 (the maximum aggregate number of shares of Chase Common Stock to be converted and cancelled in the Merger, determined solely for purposes of calculating the registration fee using the assumptions set forth in Note (2) above). Pursuant to Rule 457(b), the required fee is reduced by the $2,495,628.99 filing fee previously paid at the time of filing of preliminary proxy materials in connection with this transaction on September 27, 1995.
(4) Includes associated rights (the "Rights") to purchase 1/100 of a share of the Registrant's Junior Participating Preferred Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing Chemical Common Stock and will be transferred only with such shares of Chemical Common Stock.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
          SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART 1 OF FORM S-4

                                                               LOCATION IN JOINT PROXY
                   FORM S-4 ITEM                                 STATEMENT/PROSPECTUS
---------------------------------------------------    ----------------------------------------
                                A.  INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus.....    Forepart of Registration Statement;
                                                       Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.................................    Inside Front Cover Page; Table of
                                                       Contents; Available Information;
                                                       Incorporation of Certain Documents by
                                                       Reference
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges, and Other Information.............    Summary
  4.  Terms of the Transaction.....................    Summary; The Merger; Amendment and
                                                       Restatement of Chemical Restated
                                                       Certificate of Incorporation;
                                                       Description of Capital Stock; Comparison
                                                       of Stockholder Rights
  5.  Pro Forma Financial Information..............    Summary; Pro Forma Combined Financial
                                                       Data
  6.  Material Contacts with the Company Being Ac-
        quired.....................................    Summary; The Merger; Management and
                                                       Operations After the Merger
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed to
        be Underwriters............................    Not Applicable
  8.  Interests of Named Experts and Counsel.......    Not Applicable
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities................................    Not Applicable
                                  B.  INFORMATION ABOUT THE REGISTRANT
 10.  Information with Respect to S-3
        Registrants................................    Available Information; Incorporation of
                                                       Certain Documents by Reference; Summary;
                                                       The Companies
 11.  Incorporation of Certain Information by
        Reference..................................    Available Information; Incorporation of
                                                       Certain Documents by Reference
 12.  Information with Respect to S-2 or S-3
        Registrants................................    Not Applicable
 13.  Incorporation of Certain Information by
        Reference..................................    Not Applicable
 14.  Information with Respect to Registrants Other
        Than S-2 or S-3 Registrants................    Not Applicable
                              C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information with Respect to S-3 Companies....    Available Information; Incorporation of
                                                       Certain Documents by Reference; Summary;
                                                       The Companies

                                                               LOCATION IN JOINT PROXY
                   FORM S-4 ITEM                                 STATEMENT/PROSPECTUS
---------------------------------------------------    ----------------------------------------
 16.  Information with Respect to S-2 or S-3
        Companies..................................    Not Applicable
 17.  Information with Respect to Companies Other
        than S-2 or S-3 Companies..................    Not Applicable
                                      D.  VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.........    Available Information; Incorporation of
                                                       Certain Documents by Reference; Summary;
                                                       The Special Meetings; The Merger;
                                                       Amendment and Restatement of Chemical
                                                       Restated Certificate of Incorporation;
                                                       Management and Operations After the
                                                       Merger; Stockholder Proposals
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited, or
        in an Exchange Offer.......................    Not Applicable

                          CHEMICAL BANKING CORPORATION
                                      AND

                        THE CHASE MANHATTAN CORPORATION
                             JOINT PROXY STATEMENT

                          CHEMICAL BANKING CORPORATION
                                   PROSPECTUS

     This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of Chemical Banking Corporation, a Delaware corporation ("Chemical"), and The Chase Manhattan Corporation, a Delaware corporation ("Chase"), in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at the Special Meeting of Stockholders of Chemical (including any adjournments or postponements thereof, the "Chemical Special Meeting") and the Special Meeting of Stockholders of Chase (including any adjournments or postponements thereof, the "Chase Special Meeting" and, together with the Chemical Special Meeting, the "Special Meetings") to be held on December 11, 1995.

     This Proxy Statement/Prospectus relates to the proposed merger of Chase with and into Chemical (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), between Chemical and Chase. At each of the Special Meetings, common stockholders will consider and vote on a proposal to approve and adopt the Merger Agreement. In addition, at the Chemical Special Meeting, Chemical common stockholders will consider and vote on a proposal to amend and restate Chemical's Restated Certificate of Incorporation (the "Chemical Charter") to increase the number of authorized shares of Common Stock, par value $1.00 per share, of Chemical (the "Chemical Common Stock") from 400 million to 750 million shares and to make certain other technical amendments.

     This Proxy Statement/Prospectus also constitutes a prospectus of Chemical with respect to up to 210,652,405 shares of Chemical Common Stock issuable to holders of Chase's Common Stock, par value $2.00 per share (the "Chase Common Stock"), pursuant to the Merger. The Chemical Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE"). On October 30, 1995, the last sale price of Chemical Common Stock as reported on the NYSE Composite Transactions Tape was $58.375.

     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Chemical and Chase on or about November 3, 1995.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is October 31, 1995.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    2
SUMMARY...............................................................................    3
  The Special Meetings................................................................    3
  The Companies.......................................................................    4
  The Merger..........................................................................    5
  Management and Operations After the Merger..........................................    9
  Condensed Consolidated Financial Data of Chemical Banking Corporation...............   11
  Condensed Consolidated Financial Data of The Chase Manhattan Corporation............   14
  Pro Forma Condensed Combined Financial Data of Chemical Banking Corporation and The
     Chase Manhattan Corporation......................................................   17
  Comparative Stock Prices............................................................   20
  Comparative Per Share Data..........................................................   21
THE SPECIAL MEETINGS..................................................................   22
  Date, Time and Place................................................................   22
  Matters To Be Considered at the Special Meetings....................................   22
  Votes Required......................................................................   22
  Voting of Proxies...................................................................   23
  Revocability of Proxies.............................................................   24
  Record Date; Stock Entitled to Vote; Quorum.........................................   24
  Solicitation of Proxies.............................................................   24
THE COMPANIES.........................................................................   25
  Chemical Banking Corporation........................................................   25
  The Chase Manhattan Corporation.....................................................   25
THE MERGER............................................................................   27
  General.............................................................................   27
  Background of the Merger............................................................   27
  Reasons for the Merger; Recommendations of the Boards of Directors..................   29
  Opinions of Financial Advisors......................................................   30
  Structure of the Merger.............................................................   39
  Merger Consideration................................................................   39
  Effective Time......................................................................   40
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares....   40
  Representations and Warranties......................................................   41
  Conduct of Business Pending Merger..................................................   42
  Conditions to the Consummation of the Merger........................................   43
  Stock Exchange Listings.............................................................   44
  Dividends...........................................................................   44
  Regulatory Approvals Required.......................................................   44
  Certain Federal Income Tax Consequences.............................................   46
  Anticipated Accounting Treatment....................................................   47
  Termination.........................................................................   47
  Amendment and Waiver................................................................   48
  Expenses............................................................................   48
  Effect on Employee Benefit and Stock Plans..........................................   48
  Effect on Chase Warrants............................................................   51

                                                                                        PAGE
                                                                                        ----
  Interests of Certain Persons in the Merger..........................................   52
  Reciprocal Stock Option Agreements..................................................   53
  Amendments to Rights Agreements.....................................................   56
  Resale of Chemical Common Stock and Chemical Merger Preferred Stock.................   56
  No Appraisal Rights.................................................................   56
AMENDMENT AND RESTATEMENT OF CHEMICAL RESTATED CERTIFICATE OF INCORPORATION...........   57
MANAGEMENT AND OPERATIONS AFTER THE MERGER............................................   58
  Directors After the Merger..........................................................   58
  Management After the Merger.........................................................   59
  Consolidation of Operations; Anticipated Cost Savings...............................   60
PRO FORMA COMBINED FINANCIAL DATA.....................................................   61
LITIGATION RELATING TO THE MERGER.....................................................   73
DESCRIPTION OF CAPITAL STOCK..........................................................   74
  Description of Chemical Common Stock................................................   74
  Description of Chemical Existing Preferred Stock....................................   75
  Description of Depositary Shares....................................................   78
  Description of Chemical Merger Preferred Stock......................................   79
COMPARISON OF STOCKHOLDER RIGHTS......................................................   82
  Classification of Board of Directors................................................   82
  Stockholder Vote Required for Certain Transactions..................................   82
  Special Meetings of Stockholders; Stockholder Action by Written Consent.............   83
  Notice of Stockholder Nominations of Directors......................................   84
  Stockholder Proposal Procedures.....................................................   84
  Rights Plans........................................................................   85
EXPERTS...............................................................................   87
LEGAL OPINIONS........................................................................   87
STOCKHOLDER PROPOSALS.................................................................   87

ANNEXES

Annex I     Agreement and Plan of Merger
Annex II    Chemical Stock Option Agreement
Annex III   Chase Stock Option Agreement
Annex IV    Opinion of Morgan Stanley & Co. Incorporated
Annex V     Opinion of James D. Wolfensohn Incorporated
Annex VI    Opinion of Goldman, Sachs & Co.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CHEMICAL OR CHASE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CHEMICAL OR CHASE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Chemical and Chase are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Chemical has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Chemical Common Stock to be issued to holders of Chase Common Stock pursuant to the Merger Agreement. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed by Chemical and Chase with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain securities of Chemical and Chase are listed on the NYSE, and material filed by Chemical and Chase can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, a portion of which has been omitted in accordance with the rules and regulations of the Commission.

     Statements contained in this Proxy Statement/ Prospectus, or in any document incorporated in this Proxy Statement/Prospectus by reference, as to the contents of any contract or other document referred to herein or therein are qualified in all respects by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Chemical (File No. 1-5805) and Chase (File No. 1-5945) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. Chemical's Annual Report on Form 10-K for the year ended December 31, 1994;

          2. Chemical's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

          3. Chemical's Current Reports on Form 8-K dated January 3, 1995, January 19, 1995, March 14, 1995, April 19, 1995, May 5, 1995, June 20,
     1995, July 20, 1995, August 27, 1995, October 18, 1995 and October 26,
     1995;

          4. The descriptions of Chemical Common Stock and the rights to purchase Junior Participating Preferred Stock, par value $1.00 per share, of Chemical (the "Chemical Rights"), set forth in Chemical's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such descriptions;

          5. Chase's Annual Report on Form 10-K for the year ended December 31, 1994;

          6. Chase's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

          7. Chase's Current Reports on Form 8-K dated January 17, 1995, January 17, 1995, January 26, 1995, April 17, 1995, April 19, 1995, May 2, 1995,
     May 4, 1995, May 17, 1995, July 17, 1995, August 28, 1995 and October 16,
     1995;

          8. The descriptions of Chase Common Stock and the rights to purchase Junior Participating Preferred Stock, without par value, of Chase (the "Chase Rights"), set forth in Chase's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such descriptions.

     Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents and reports filed by Chemical or Chase pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF STOCK OF CHEMICAL OR CHASE, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO CHEMICAL, TO CHEMICAL BANKING CORPORATION, 270 PARK AVENUE, NEW YORK, NEW YORK 10017 (TELEPHONE NUMBER (212) 270-4040, ATTENTION:
OFFICE OF THE SECRETARY) OR, IN THE CASE OF DOCUMENTS RELATING TO CHASE, TO THE CHASE MANHATTAN CORPORATION, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10081 (TELEPHONE NUMBER (212) 552-6511, ATTENTION: OFFICE OF THE SECRETARY). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY DECEMBER 4, 1995.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the annexes hereto in their entirety.

THE SPECIAL MEETINGS

Date, Time and Place..........   The Chemical Special Meeting will be held at
                                 the Starlight Roof of The Waldorf-Astoria
                                 Hotel, located at 301 Park Avenue, New York,
                                 New York, at 10:00 a.m., New York time, on
                                 December 11, 1995. The Chase Special Meeting will be held in the auditorium at Chase's headquarters building located at 1 Chase
                                 Manhattan Plaza, New York, New York, at 1:30 p.m., New York time, on December 11, 1995.

Matters to be Considered at
the Special Meetings..........   Chemical.  At the Chemical Special Meeting,
                                 holders of Chemical Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement attached as Annex I to this Proxy Statement/Prospectus, providing for the Merger of Chase with and into Chemical. In addition, holders of Chemical
                                 Common Stock will be asked to consider and vote upon a proposal to amend and restate the Chemical Charter to increase the number of shares of Chemical Common Stock which Chemical will have authority to issue from 400,000,000 to 750,000,000 shares (in order to have a sufficient number of shares of Chemical Common
                                 Stock to effect the Merger and for other corporate purposes) and to make certain other technical amendments.

                                 Chase. At the Chase Special Meeting, holders of Chase Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

                                 See "The Special Meetings -- Matters to be
                                 Considered at the Special Meetings."

Record Date...................   The record date for the Chemical Special
                                 Meeting and the record date for the Chase
                                 Special Meeting is the close of business in New
                                 York on October 30, 1995 (the "Record Date").
                                 See "The Special Meetings -- Record Date; Stock
                                 Entitled to Vote; Quorum".

Votes Required................   Chemical.  The approval and adoption of the
                                 Merger Agreement and the approval of the amendment and restatement of the Chemical
                                 Charter will each require the affirmative vote of the holders of a majority of the shares of Chemical Common Stock outstanding on the Record
                                 Date. THE APPROVAL OF THE MERGER AGREEMENT AND
                                 THE AMENDMENT AND RESTATEMENT OF THE CHEMICAL
                                 CHARTER ARE EACH CONTINGENT UPON APPROVAL OF
                                 BOTH SUCH PROPOSALS BY THE CHEMICAL
                                 STOCKHOLDERS. UNLESS BOTH PROPOSALS ARE
                                 APPROVED, NEITHER WILL BE EFFECTED BY CHEMICAL
                                 AND THE MERGER WILL NOT BE CONSUMMATED.

                                 Holders of Chemical Common Stock as of the Record Date are entitled to one vote per share on each matter to be voted on at the

                                 Chemical Special Meeting. Neither of the proposals to be considered at the Chemical Special Meeting requires the approval of holders of any outstanding shares of Chemical's preferred stock.

                                 Chase. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Chase Common Stock outstanding on the Record Date.

                                 Holders of Chase Common Stock as of the Record Date are entitled to one vote per share on each matter to be voted on at the Chase Special Meeting. The approval and adoption of the Merger Agreement does not require the approval of the holders of any outstanding shares of Chase's preferred stock.

                                 See "The Special Meetings -- Votes Required".

Security Ownership of
Management
  and Others..................   Chemical.  As of October 25, 1995, directors
                                 and executive officers of Chemical and their affiliates beneficially owned and were entitled to vote 552,735 shares of Chemical Common
                                 Stock, which represented approximately 0.22% of the shares of Chemical Common Stock outstanding on the Record Date. Each Chemical director has indicated his or her present intention to vote, or cause to be voted, the Chemical Common Stock so owned by him or her for approval and adoption of the Merger Agreement and approval of the amendment and restatement of the Chemical Charter. As of October 25, 1995, various subsidiaries of Chemical, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 13,018,699 shares of Chemical Common Stock, which represented approximately 5.21% of the shares of Chemical Common Stock outstanding on the Record Date.

                                 Chase. As of October 25, 1995, directors and executive officers of Chase and their affiliates beneficially owned and were entitled to vote 284,846 shares of Chase Common Stock, which represented approximately 0.16% of the shares of Chase Common Stock outstanding on the Record Date. Each Chase director has indicated his or her present intention to vote, or cause to be voted, the Chase Common Stock so owned by him or her for approval and adoption of the Merger Agreement. As of October 25, 1995, various subsidiaries of Chase, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 4,136,710 shares of Chase Common Stock, which represented approximately 2.35% of the shares of Chase Common Stock outstanding on the Record Date.

                                 See "The Special Meetings -- Votes Required".

THE COMPANIES
  Chemical Banking
Corporation...................   Chemical is a bank holding company that
                                 conducts domestic and international financial services businesses through various bank and non-bank subsidiaries. Chemical's principal bank subsidiaries are Chemical Bank, a New York banking corporation headquartered in New York, New York ("Chemical Bank"), and Texas Commerce
                                 Bank National Association, a national banking association headquartered in Houston, Texas
                                 ("Texas Commerce Bank"). As of

                                 June 30, 1995, Chemical had, on a consolidated basis, $178.5 billion in assets, $94.9 billion in deposits and $11.4 billion in stockholders' equity. Chemical's principal executive offices are located at 270 Park Avenue, New York, New York 10017, and its telephone number is (212) 270-6000. See "The Companies -- Chemical Banking Corporation".

The Chase Manhattan
Corporation...................   Chase is a bank holding company that conducts
                                 domestic and international financial services businesses through various bank and non-bank subsidiaries. Chase's principal subsidiary is
                                 The Chase Manhattan Bank (National
                                 Association), a national banking association headquartered in New York, New York ("Chase
                                 Bank"). Chase's other subsidiaries provide a variety of financial services, including commercial and consumer financing, investment banking, securities trading and investment advisory services. As of June 30, 1995, Chase had, on a consolidated basis, $118.8 billion in assets, $68.3 billion in deposits and $8.6 billion in stockholders' equity. Chase's principal executive offices are located at 1
                                 Chase Manhattan Plaza, New York, New York
                                 10081, and its telephone number is (212)
                                 552-2222. See "The Companies -- The Chase
                                 Manhattan Corporation".

THE MERGER

Effect of Merger..............   At the effective time of the Merger (the
                                 "Effective Time"), Chase will merge with and into Chemical. Chemical will be the surviving corporation in the Merger (the "Surviving
                                 Corporation") and will continue its corporate existence under Delaware law under the name
                                 "The Chase Manhattan Corporation".

                                 At the Effective Time, subject to certain exceptions as described herein with respect to shares owned by Chemical, Chase or their respective subsidiaries, (a) each outstanding share of Chase Common Stock will be automatically converted into 1.04 fully paid and nonassessable shares of Chemical Common Stock (the "Exchange Ratio"), together with the appropriate number of Chemical Rights attached thereto, except that cash will be paid in lieu of fractional shares of Chemical Common Stock, and (b) each outstanding share of preferred stock, without par value, of Chase (the "Chase Preferred Stock", currently consisting of Series G, H, I, J, K, L, M and N) will be automatically converted into a share of a corresponding newly established series of preferred stock, par value $1.00 per share, of Chemical (the "Chemical Preferred Stock"), having substantially the same terms as the share of Chase Preferred Stock so converted in the Merger (the Chemical Preferred Stock to be so issued in the Merger, collectively, the "Chemical Merger Preferred Stock"). See "The Merger -- Merger Consideration" and
                                 "-- Conversion of Shares; Procedures for
                                 Exchange of Certificates; Fractional Shares".

Reasons for the Merger;
  Recommendations of the
  Boards of Directors.........   The Boards of Directors of Chemical and Chase
                                 believe that the Merger will create a premier global financial services company with the financial and managerial resources and the economies of scale to compete effectively in the rapidly changing and consolidating marketplace for banking and financial services. The Boards of Directors of Chemical and Chase believe that the Merger will permit each company to strengthen its current businesses and achieve current strategic objectives while at the same time enabling the Surviving Corporation to take advantage of opportunities that would not otherwise be available to either organization on its own, including enhancements in profitability through the elimination of redundancies. Although no assurances can be given that any specific level of cost savings will be achieved or as to the timing thereof, the managements of Chemical and Chase have identified potential annual pretax cost savings of $1.5 billion (or approximately 16% of projected combined 1995 operating expenses) expected to be achieved within three years following the Merger by consolidating certain operations and eliminating redundant costs. In connection with the Merger, it is currently estimated that a one-time pretax restructuring charge of $1.5 billion will be incurred upon consummation of the Merger, principally as a result of severance expenses to be incurred in connection with anticipated staff reductions, costs in connection with planned office eliminations, and other Merger-related expenses, including costs to eliminate redundant back office and other operations of Chemical and Chase. See "Management and
                                 Operations After the Merger -- Consolidation of
                                 Operations; Anticipated Cost Savings" and "Pro
                                 Forma Combined Financial Data".

                                 THE BOARD OF DIRECTORS OF CHEMICAL AND THE
                                 BOARD OF DIRECTORS OF CHASE EACH BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THEIR RESPECTIVE STOCKHOLDERS. THE CHEMICAL BOARD OF DIRECTORS (WITH 19 DIRECTORS PRESENT AND ONE DIRECTOR ABSENT) AND THE CHASE BOARD OF DIRECTORS (WITH 17 DIRECTORS PRESENT AND ONE DIRECTOR ABSENT) HAVE EACH, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                                 IN ADDITION, THE BOARD OF DIRECTORS OF CHEMICAL HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE PROPOSED AMENDMENT AND RESTATEMENT OF THE CHEMICAL CHARTER AND RECOMMENDS THAT CHEMICAL'S STOCKHOLDERS VOTE TO APPROVE SUCH AMENDMENT AND RESTATEMENT.

                                 See "The Merger -- Reasons for the Merger;
                                 Recommendations of the Boards of Directors".

Opinions of Financial
Advisors......................   Morgan Stanley & Co. Incorporated ("Morgan
                                 Stanley") has rendered its written opinions to the Board of Directors of Chemical that, as of August 27, 1995 (the date the Chemical Board of
                                 Directors approved the Merger Agreement) and as of the date of this Proxy Statement/Prospectus, the Exchange Ratio was fair from a financial point of view to the holders of Chemical Common
                                 Stock (other than Chase and its affiliates). A copy of the opinion of Morgan Stanley dated the date of this Proxy Statement/Prospectus is attached hereto as Annex IV.

                                 James D. Wolfensohn Incorporated ("Wolfensohn") has rendered its written opinions to the Board of Directors of Chase that, as of August 27, 1995 (the date the Chase Board of Directors approved the Merger Agreement) and as of the date of this Proxy Statement/Prospectus, the Exchange Ratio was fair from a financial point of view to the holders of Chase Common Stock. Goldman, Sachs & Co. ("Goldman Sachs") have rendered their written opinions to the Board of Directors of Chase that, as of August 27, 1995 and as of the date of this Proxy Statement/Prospectus, the Exchange Ratio was fair to the holders of Chase Common Stock. Copies of the opinions of Wolfensohn and Goldman Sachs each dated the date of this Proxy Statement/Prospectus are attached hereto as Annexes V and VI, respectively.

                                 Chemical has agreed to pay fees to Morgan
                                 Stanley for its services in connection with the Merger, which fees were payable upon delivery of its first opinion. Chase has agreed to pay fees to Wolfensohn and Goldman Sachs for their services in connection with the Merger, all or a portion of which are contingent upon consummation of the Merger.

                                 For information on the assumptions made, matters considered and limits of the reviews by Morgan Stanley, Wolfensohn and Goldman Sachs, see "The Merger -- Opinions of Financial Advisors".

Conditions to the Merger......   The obligations of Chemical and Chase to
                                 consummate the Merger are subject to various conditions, including obtaining requisite stockholder approvals; obtaining requisite regulatory approvals from the Board of Governors of the Federal Reserve System (the
                                 "Federal Reserve Board"), the banking
                                 authorities of New York State and certain other federal, state and foreign governmental authorities; the absence of certain burdensome conditions imposed in connection with obtaining such regulatory approvals; the effectiveness of the Registration Statement of which this Proxy
                                 Statement/Prospectus is a part; approval for listing on the NYSE, subject to official notice of issuance, of the shares of Chemical Common
                                 Stock and the shares of each series of Chemical
                                 Merger Preferred Stock to be issued pursuant to the Merger; receipt of opinions of counsel at the closing of the Merger in respect of certain federal income tax consequences of the Merger;
                                 and receipt of accountants' letters to the effect that the Merger qualifies for "pooling of interests" accounting treatment. See "The
                                 Merger -- Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required".

Termination...................   The Merger Agreement may be terminated at any
                                 time prior to the Effective Time, whether before or after approval by the stockholders of Chemical and Chase, (i) by mutual written consent of Chemical and Chase, or (ii) by either party if (a) the Federal Reserve Board shall have denied approval of the Merger and the other material aspects of the transactions contemplated by the Merger Agreement, any other governmental entity the consent of which is necessary for the Merger shall have issued a final order prohibiting consummation of the transactions contemplated by the

                                 Merger Agreement, or any regulatory approval received in connection with the Merger contains certain burdensome conditions, (b) the Merger shall not have been consummated on or before September 30, 1996 or (c) any approval of stockholders of Chase or Chemical required for consummation of the Merger shall not have been obtained at the applicable Special Meeting. See "The Merger -- Termination".

Regulatory Approvals
Required......................   The Merger is subject to prior approval by the
                                 Federal Reserve Board and the banking
                                 authorities of New York State. Certain aspects of the Merger will require notifications to, and/or approvals from, certain other federal authorities and banking authorities in certain other states as well as in certain of the foreign jurisdictions in which Chemical and Chase currently operate. Chemical and Chase have filed applications for such approvals with the Federal Reserve Board, the banking authorities of New York State and certain other banking authorities prior to the date hereof and intend to file any remaining applications as soon as practicable following the date of this Proxy Statement/Prospectus. See "The
                                 Merger -- Regulatory Approvals Required."

Certain Federal Income Tax
  Consequences................   The Merger is intended to be a tax-free
                                 reorganization so that no gain or loss will be recognized by Chemical or Chase, and no gain or loss will be recognized by Chase stockholders, except in respect of cash received by holders of Chase Common Stock in lieu of fractional shares of Chemical Common Stock. Chemical and
                                 Chase have received the opinions, each dated the date hereof, of Simpson Thacher & Bartlett and Sullivan & Cromwell, respectively, to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal
                                 Revenue Code of 1986, as amended. Consummation of the Merger is conditioned upon delivery of opinions of counsel to the same effect dated as of the closing date of the Merger. See "The
                                 Merger -- Certain Federal Income Tax
                                 Consequences".

Anticipated Accounting
Treatment.....................   The Merger is expected to qualify as a "pooling
                                 of interests" for accounting and financial reporting purposes. The receipt by Chemical and Chase of letters from Price Waterhouse LLP (the independent auditors of each of Chemical and Chase) confirming that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Merger
                                 Agreement is a condition to consummation of the Merger. See "The Merger -- Anticipated
                                 Accounting Treatment".

Interests of Certain Persons
in the Merger.................   Certain executive officers and directors of
                                 each of Chemical and Chase are expected to become executive officers and directors, respectively, of the Surviving Corporation following the Merger. Chemical and Chase have also agreed to take certain actions to harmonize the existing employment and severance arrangements of certain officers of Chemical and Chase and to indemnify, and maintain directors' and officers' insurance covering, the Chase directors and officers following the Merger. See "The Merger --

                                 Effect on Employee Benefit and Stock Plans",
                                 "-- Interests of Certain Persons in the Merger" and "Management and Operations After the Merger".

Reciprocal Stock Option
Agreements....................   Concurrently with and as a condition to
                                 entering into the Merger Agreement, Chemical and Chase entered into (i) a Stock Option
                                 Agreement, dated as of August 27, 1995, between Chemical as issuer and Chase as grantee (the
                                 "Chemical Stock Option Agreement"), pursuant to which Chemical has granted to Chase the option to purchase up to 50,170,882 shares of Chemical
                                 Common Stock (or such greater number of shares of Chemical Common Stock as shall represent
                                 19.9% of the then outstanding Chemical Common
                                 Stock) at a price of $53.50 per share, and (ii) a Stock Option Agreement, dated as of August
                                 27, 1995, between Chase as issuer and Chemical as grantee (the "Chase Stock Option Agreement" and, together with the Chemical Stock Option
                                 Agreement, the "Stock Option Agreements"), pursuant to which Chase has granted to Chemical the option to purchase up to 34,551,183 shares of Chase Common Stock (or such greater number of shares of Chase Common Stock as shall represent 19.9% of the then outstanding Chase
                                 Common Stock) at a price of $51.875 per share.
                                 The options may only be exercised upon the occurrence of certain events, which generally relate to an acquisition of control of, or a significant equity interest in or significant assets of, the issuer of the option by a third party, or certain proposals or offers with respect thereto. None of such events has occurred as of the date hereof. Upon the occurrence of certain events (none of which has occurred), the Stock Option Agreements provide the grantee with the right or obligation, depending upon the particular circumstance, to require the issuer to repurchase the option and all shares previously purchased upon exercise thereof. See "The Merger -- Reciprocal Stock
                                 Option Agreements".

No Appraisal Rights...........   No holder of Chemical Common Stock or Chemical
                                 Preferred Stock, or of Chase Common Stock or
                                 Chase Preferred Stock, will have any appraisal rights under Delaware law in connection with, or as a result of, the matters to be acted upon at the Chemical Special Meeting or the Chase
                                 Special Meeting. See "The Merger -- No
                                 Appraisal Rights".

MANAGEMENT AND OPERATIONS
  AFTER THE MERGER

Directors After the Merger....   As of the Effective Time, the Board of
                                 Directors of the Surviving Corporation is expected to consist of 35 directors, including all of the current outside directors of Chemical and Chase (subject, in each case, to normal scheduled retirements) and the five members of the Office of the Chairman of the Surviving Corporation named below. The Merger
                                 Agreement provides that if, prior to the Effective Time, any of the persons named by either Chemical or Chase to serve on the Board of Directors of the Surviving Corporation as of the Effective Time declines or is unable to serve as a director, the party that designated such individual may name a replacement to become a director, which replacement must be reasonably acceptable to the other party. See
                                 "Management and Operations After the
                                 Merger -- Directors After the Merger".

Executive Management
  After the Merger............   Walter V. Shipley, currently the Chairman and
                                 Chief Executive Officer of Chemical, will be
                                 Chairman and Chief Executive Officer of the
                                 Surviving Corporation as of the Effective Time, and Thomas G. Labrecque, currently the Chairman and Chief Executive Officer of Chase, will become President and Chief Operating Officer of the Surviving Corporation as of the Effective
                                 Time. In addition to Messrs. Shipley and
                                 Labrecque, the Office of the Chairman of the Surviving Corporation will consist of Edward D.
                                 Miller, who is currently President of Chemical and will become Senior Vice Chairman of the Surviving Corporation, William B. Harrison,
                                 Jr., who is currently a Vice Chairman of Chemical and will be a Vice Chairman of the Surviving Corporation, and E. Michel Kruse, who is currently a Vice Chairman of the Board of Chase and will become a Vice Chairman of the Surviving Corporation. All members of the Office of the Chairman of the Surviving
                                 Corporation will be directors of the Surviving
                                 Corporation. See "Management and Operations
                                 After the Merger -- Management After the
                                 Merger".

Comparison of Stockholder
  Rights......................   The rights of stockholders of Chase currently
                                 are determined by reference to the Delaware
                                 General Corporation Law (the "DGCL"), Chase's
                                 Charter and Chase's By-laws. At the Effective
                                 Time, stockholders of Chase will become
                                 stockholders of the Surviving Corporation.
                                 Their rights as stockholders will then be determined by reference to the DGCL, Chemical's
                                 Charter (as amended and restated as described herein) and Chemical's By-laws. See
                                 "Description of Capital Stock" and "Comparison of Stockholder Rights".

                    CONDENSED CONSOLIDATED FINANCIAL DATA OF
                          CHEMICAL BANKING CORPORATION

                 (IN MILLIONS, EXCEPT RATIO AND PER SHARE DATA)

     The following table sets forth certain condensed consolidated historical financial data of Chemical and is based on the consolidated financial statements of Chemical, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus, and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference". On December 31, 1991, Manufacturers Hanover Corporation ("MHC") merged with and into Chemical. The merger was accounted for as a pooling of interests and, accordingly, all amounts include the consolidated results of MHC. Interim unaudited data for the six months ended June 30, 1995 and 1994 reflect, in the opinion of management of Chemical, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                 AS OF OR FOR THE SIX
                                        MONTHS
                                    ENDED JUNE 30,                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------      ----------------------------------------------------------------
                                  1995          1994          1994          1993          1992          1991          1990
                                --------      --------      --------      --------      --------      --------      --------
CONDENSED STATEMENT OF INCOME:
Net Interest Income...........  $  2,318      $  2,328      $  4,674      $  4,636      $  4,598      $  4,080      $  3,539
Provision for Credit Losses...       240           365           550         1,259         1,365         1,345         1,161
Noninterest Revenue...........     1,831(a)      1,798(g)      3,597(g,i)    4,024(l)      3,026         2,862         2,792(q)
Noninterest Expense...........     2,494         2,605(h)      5,509(h)      5,293(m)      4,930         5,307(p)      4,641(r)
                                --------      --------      --------      --------      --------      --------      --------
Income Before Income Tax
  Expense and Effect of
  Accounting Changes..........     1,415         1,156         2,212         2,108         1,329           290           529
Income Tax Expense............       566           480           918           539(j)        243           136            89
                                --------      --------      --------      --------      --------      --------      --------
Income Before Effect of
  Accounting Changes..........       849           676         1,294         1,569         1,086           154           440
Net Effect of Changes in
  Accounting Principles.......       (11)(b)        --            --            35(n)         --            --            --
                                --------      --------      --------      --------      --------      --------      --------
Net Income....................  $    838      $    676      $  1,294      $  1,604      $  1,086      $    154      $    440
                                ========      ========      ========      ========      ========      ========      ========
PER COMMON SHARE:
Primary:
  Income Before Effect of
    Accounting Changes........  $   3.21      $   2.39      $   4.60      $   5.57      $   3.85      $    .11      $   1.82
  Net Effect of Changes in
    Accounting Principles.....      (.04)(b)        --            --           .14(n)         --            --            --
                                --------      --------      --------      --------      --------      --------      --------
  Net Income..................  $   3.17      $   2.39      $   4.60      $   5.71      $   3.85      $    .11      $   1.82
                                ========      ========      ========      ========      ========      ========      ========
Assuming Full Dilution:
  Income Before Effect of Ac-
    counting Changes..........  $   3.12      $   2.36      $   4.54      $   5.48      $   3.81      $    .11      $   1.82
  Net Effect of Changes in Ac-
    counting Principles.......      (.04)(b)        --            --           .14(n)         --            --            --
                                --------      --------      --------      --------      --------      --------      --------
  Net Income..................  $   3.08      $   2.36      $   4.54      $   5.62      $   3.81      $    .11      $   1.82
                                ========      ========      ========      ========      ========      ========      ========
Cash Dividends Per Common
  Share.......................  $    .94      $    .76      $   1.64      $   1.37      $   1.20      $   1.05      $   2.29
Cash Dividends Per Class B
  Common Share................  $     --      $     --      $     --      $     --      $     --(o)   $    .29      $    .64
Book Value at Period End......  $  40.62      $  37.17      $  37.88      $  37.60      $  32.43      $  31.02      $  32.80
Common Shares Outstanding:
  Average Common and Common
    Equivalent Shares.........     246.8         255.2         251.3         253.9         242.9         183.8         177.2
  Average Common Shares
    Assuming Full Dilution....     255.8         263.0         258.9         261.6         251.6         183.8         177.2
  Common Shares at Period
    End.......................     249.4         250.9         244.5         252.9         246.8         182.5         177.3

                                 AS OF OR FOR THE SIX
                                        MONTHS
                                    ENDED JUNE 30,                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------      ----------------------------------------------------------------
                                  1995          1994          1994          1993          1992          1991          1990
                                --------      --------      --------      --------      --------      --------      --------
SELECTED BALANCE SHEET
  AVERAGES:
Loans.........................  $ 79,911      $ 74,312      $ 75,234      $ 78,739      $ 82,173      $ 84,520      $ 84,727
Securities....................    27,838        26,500        26,207        23,654        21,674        19,703        18,176
Total Assets..................   177,941       164,109       166,679(k)    144,881       139,329       141,225       145,806
Deposits......................    95,650        95,527        94,763        95,656        92,750        91,103        92,795
Long-Term Debt................     7,697         8,434         8,419         8,053         6,220         5,880         5,925
Total Stockholders' Equity....    10,904        11,103        10,962        10,583         9,324         7,615         7,412
PERFORMANCE RATIOS:(s)
Return on Average:
  Total Assets................       .96%(c)       .83%(c)       .78%(k)      1.08%          .78%          .11%          .30%
  Common Stockholders'
    Equity....................     16.85%(c)     13.07%(c)     12.32%        16.26%        12.36%          .33%         5.38%
  Total Stockholders'
    Equity....................     15.70%(c)     12.28%(c)     11.80%        14.83%        11.65%         2.02%         5.94%
Common Dividend Payout Ratio..        29%           31%           35%           24%           32%        1,280%(p)       146%
Efficiency Ratio(d)...........        62%           62%           63%           58%           61%           65%           70%
Net Yield on Interest-Earning
  Assets......................      3.42%(c)      3.64%(c)      3.61%         3.73%         3.82%         3.30%         2.81%
ASSET QUALITY RATIOS:
Allowance for Credit Losses to
  Total Loans.................      2.87%         3.58%         3.15%         4.01%         3.69%         3.89%         4.94%
Allowance for Credit Losses to
  Nonperforming Loans.........       228%(e)       152%          267%          117%           63%           71%           73%
Net Charge-Offs to Average
  Loans.......................       .73%(c)      1.93%(c)      1.46%         1.63%         1.96%         2.73%         2.66%
Nonperforming Loans to Total
  Loans.......................      1.26%         2.35%         1.18%         3.44%         5.87%         5.49%         6.80%
Nonperforming Assets to Total
  Loans and Assets Acquired as
  Loan Satisfactions..........      1.32%         3.31%         1.44%         4.62%         7.31%         7.18%         7.74%
CAPITAL RATIOS:
Common Stockholders' Equity to
  Assets......................      5.67%         5.52%         5.40%         6.34%         5.73%         4.10%         4.29%
Total Stockholders' Equity to
  Assets......................      6.37%         6.62%         6.25%         7.45%         7.05%         5.24%         5.31%
Tier 1 Leverage(f)............      6.06%         6.78%         6.26%         7.16%         6.88%         4.74%         4.86%
Tier 1 Risk-Based
  Capital(f)..................      7.76%         8.50%         8.02%         7.93%         7.20%         5.01%         5.10%
Total Risk-Based Capital(f)...     11.40%        12.41%        11.97%        11.86%        11.29%         8.90%         9.23%

---------------
Notes:

(a) Includes an $85 million gain from the sale of Chemical's investment in Far East Bank and Trust Company ("Far East Bank").
(b) In the first quarter of 1995, Chemical adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," related to the accounting for other postretirement benefits for its employees in overseas locations and, as a result, recorded a $17 million charge ($11 million after-tax).
(c) Annualized.
(d) The computation of the efficiency ratio (noninterest expense as a percentage of the total of net interest income and noninterest revenue) excludes restructuring charges, foreclosed property expense, net gains on emerging markets-related bond sales and the gain related to the sale of Chemical's investment in Far East Bank.
(e) Effective January 1, 1995, Chemical adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan," and as a result, $122 million of assets for which Chemical did not have possession were reclassified from assets acquired as loan satisfactions to nonperforming loans.
(f) Risk-based capital and leverage ratios for June 30, 1995, June 30, 1994 and for year-end 1992 through 1994, exclude the assets and off-balance sheet financial instruments of Chemical Securities Inc.,

     Chemical's U.S. underwriting and dealing subsidiary, as well as Chemical's investment in such subsidiary.
(g) Includes $127 million in net gains from the sale of emerging markets past-due interest bonds for the full year of 1994. (For the first six months of 1994, such net gains were $45 million.)
(h) The full year 1994 results include a $260 million restructuring charge taken in connection with the "actions to improve earnings per share" program, which was designed to produce earnings per share growth, as well as an improved efficiency ratio and a greater return on common stockholders' equity. Also included is a $48 million restructuring charge related to the closing of 50 New York State branches. (Noninterest expense for the six months ended June 1994 also includes the $48 million charge.)
(i) Included in trading revenue is a $70 million loss from unauthorized foreign exchange transactions.
(j) Chemical recognized its remaining federal income tax benefits in accordance with SFAS 109, "Accounting for Income Taxes," in the third quarter of 1993. As a result, Chemical's earnings, beginning in the fourth quarter of 1993, were reported on a fully-taxed basis.
(k) On January 1, 1994, Chemical adopted FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("FASI 39"), which increased consolidated total assets and consolidated total liabilities by approximately $16.0 billion at December 31, 1994, and consolidated total average assets and consolidated total average liabilities by approximately $16.1 billion for the year 1994. Excluding the impact of FASI 39, the return on average assets for 1994 was .86%.
(l) Includes $306 million of net gains from the sale of emerging markets-related past-due interest bonds.
(m) Includes an $115 million charge related to the final assessment of costs associated with the merger with MHC and a $43 million charge associated with the acquisition of certain assets and liabilities of four former banks of First City Bancorporation of Texas, Inc. by Texas Commerce Equity Holdings, Inc.
(n) On January 1, 1993, Chemical adopted SFAS 106 for other postretirement benefits provided to domestic employees. Chemical elected to expense the entire unrecognized accumulated obligation at the date of adoption via a one-time charge of $415 million. Additionally, on January 1, 1993, Chemical adopted SFAS 109, which resulted in an income tax benefit of $450 million. The net favorable impact of the adoption of these two accounting standards was $35 million.
(o) In March 1992, all outstanding shares of Chemical Class B Common Stock were converted into Chemical Common Stock.
(p) Includes the impact of a $625 million restructuring charge incurred in connection with the merger with MHC.
(q) Includes an $115 million gain on the sale of Chemical's investment in Florida National Banks of Florida, Inc.
(r) Includes an $152 million restructuring charge.
(s) Performance ratios are calculated based on income before effect of accounting changes.

                    CONDENSED CONSOLIDATED FINANCIAL DATA OF
                        THE CHASE MANHATTAN CORPORATION

                 (IN MILLIONS, EXCEPT RATIO AND PER SHARE DATA)

     The following table sets forth certain condensed consolidated historical financial data of Chase and is based on the consolidated financial statements of Chase, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference". Interim unaudited data for the six months ended June 30, 1995 and 1994 reflect, in the opinion of management of Chase, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                 AS OF OR
                            FOR THE SIX MONTHS
                              ENDED JUNE 30,                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          -----------------------       --------------------------------------------------------------
                            1995           1994           1994           1993           1992         1991       1990
                          --------       --------       --------       --------       --------     --------   --------
CONDENSED STATEMENT OF
  INCOME:
Net Interest Income.....  $  1,767       $  1,869       $  3,689       $  3,863(g)    $  3,564     $  3,345   $  3,188
Provision for Credit
  Losses................       140            310            500            995          1,220        1,085      1,300
Provision for Loans Held
  for Accelerated
  Disposition...........        --             --             --            566             --           --         --
Noninterest Revenue.....     1,422          1,655(a)       3,053(a)       2,949(h)       2,349        2,167      2,075(k)
Noninterest Expense.....     2,182          2,131          4,472(b)       4,520(i)       3,868        3,783      4,094(k)
                          --------       --------       --------       --------       --------     --------   --------
Income (Loss) Before In-
  come Tax Expense and
  Effect of Accounting
  Change................       867          1,083          1,770            731            825          644       (131)
Income Tax Expense......       326            412            565            265            186          124        203
                          --------       --------       --------       --------       --------     --------   --------
Income (Loss) Before Ef-
  fect of Accounting
  Change................       541            671          1,205            466            639          520       (334)
Effect of Change in Ac-
  counting Principle....        --             --             --            500(j)          --           --         --
                          --------       --------       --------       --------       --------     --------   --------
Net Income (Loss).......  $    541       $    671       $  1,205       $    966       $    639     $    520   $   (334)
                          ========       ========       ========       ========       ========     ========   ========
PER COMMON SHARE:
Primary:
  Income (Loss) Before
    Effect of Accounting
    Change..............  $   2.67       $   3.27       $   5.87       $   1.89       $   3.46     $   3.12   $  (3.31)
  Effect of Change in
    Accounting
    Principle...........        --             --             --           2.90(j)          --           --         --
                          --------       --------       --------       --------       --------     --------   --------
  Net Income (Loss).....  $   2.67       $   3.27       $   5.87       $   4.79       $   3.46     $   3.12   $  (3.31)
                          ========       ========       ========       ========       ========     ========   ========
Assuming Full Dilution:
  Income (Loss) Before
    Effect of Accounting
    Change..............  $   2.64       $   3.24       $   5.84       $   1.88       $   3.41     $   3.08   $  (3.31)
  Effect of Change in
    Accounting
    Principle...........        --             --             --           2.89(j)          --           --         --
                          --------       --------       --------       --------       --------     --------   --------
  Net Income (Loss).....  $   2.64       $   3.24       $   5.84       $   4.77       $   3.41     $   3.08   $  (3.31)
                          ========       ========       ========       ========       ========     ========   ========
Cash Dividends Per
  Common Share..........  $    .85       $    .66       $   1.46       $   1.20       $   1.20     $   1.20   $   2.16
Book Value at Period
  End...................  $  41.09       $  37.64       $  39.28       $  36.48       $  32.25     $  30.62   $  29.54
Common Shares
  Outstanding:
  Average Common and
    Common Equivalent
    Shares..............     179.5          185.6          183.6          172.3          148.7        134.8      125.9
  Average Common Shares
    Assuming Full
    Dilution............     181.6          187.3          184.6          173.2          150.6        136.1      126.0
  Common Shares at
    Period End .........     174.5          185.1          177.2          184.3          156.1        139.9      131.7

                                 AS OF OR
                            FOR THE SIX MONTHS
                              ENDED JUNE 30,                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          -----------------------       --------------------------------------------------------------
                            1995           1994           1994           1993           1992         1991       1990
                          --------       --------       --------       --------       --------     --------   --------
SELECTED BALANCE SHEET
  AVERAGES:
Loans...................  $ 63,472       $ 60,925       $ 60,763       $ 61,506       $ 64,598     $ 70,949   $ 76,965
Securities..............     7,263          7,978          7,689          6,764          5,474        5,898      7,461
Total Assets............   126,002        118,046        118,798(c)     102,677        100,352      100,806    106,468
Deposits................    71,983         72,334         71,940         70,671         68,179       71,190     71,458
Long-Term Debt..........     5,338          5,461          5,209          6,365          6,839        6,789      7,961
Total Stockholders'
  Equity................     8,395          8,214          8,269          7,227          5,932        4,982      4,998
PERFORMANCE RATIOS:(L)
Return on Average:
  Total Assets..........       .87%(d)       1.15%(d)       1.01%(c)        .45%           .64%         .52%       N/M
  Common Stockholders'
    Equity..............     13.83%(d)      18.11%(d)      15.79%          5.76%         11.14%       10.49%       N/M
  Total Stockholders'
    Equity..............     13.01%(d)      16.48%(d)      14.57%          6.45%         10.71%       10.36%       N/M
Common Dividend Payout
  Ratio.................        31%            20%            25%            63%            34%          38%       N/M
Efficiency Ratio(e).....        69%            59%            66%            60%            63%          66%        77%
Net Yield on
  Interest-Earning
  Assets................      3.53%(d)       3.98%(d)       3.89%          4.33%          4.09%        3.85%      3.46%
ASSET QUALITY RATIOS:
Allowance for Credit
  Losses to Total
  Loans.................      2.20%          2.37%          2.24%          2.36%          3.06%        2.89%      3.80%
Allowance for Credit
  Losses to
  Nonperforming Loans...       226%           166%           214%           135%            49%          45%        62%
Net Charge-Offs to
  Average Loans.........       .44%(d)       1.00%(d)        .85%          2.17%          1.96%        2.72%      2.28%
Nonperforming Loans to
  Total Loans...........       .98%          1.43%          1.05%          1.74%          6.30%        6.42%      6.14%
Nonperforming Assets to
  Total Loans and Other
  Real Estate Owned.....      1.28%          2.39%          1.45%          3.19%          7.99%        7.66%      7.17%
CAPITAL RATIOS:
Common Stockholders'
  Equity to Assets......      6.04%          6.08%          6.10%          6.58%          5.25%        4.36%      3.97%
Total Stockholders'
  Equity to Assets......      7.22%          7.51%          7.33%          7.95%          6.79%        5.42%      4.83%
Tier 1 Leverage(f)......      7.19%          7.47%          7.37%          7.81%          6.66%        5.28%      4.40%
Tier 1 Risk-Based
  Capital (f)...........      8.22%          8.71%          8.30%          8.44%          6.76%        5.32%      4.32%
Total Risk-Based
  Capital(f)............     12.99%         13.32%         12.78%         13.22%         11.12%        9.74%      8.33%

---------------
Notes:

(a) Full year 1994 includes a net pre-tax gain of $104 million from repayments and sales of assets held for accelerated disposition. (For the first six months of 1994 such gains were $68 million).

(b) Includes charges of $105 million for a voluntary retirement program and $52 million related to other productivity initiatives, including exiting from certain consumer activities overseas, regionalizing overseas branch operations and streamlining the domestic infrastructure.

(c) On January 1, 1994, Chase adopted FASI 39, which increased consolidated total assets and consolidated total liabilities by approximately $8.0 billion at December 31, 1994, and consolidated total average assets and consolidated total average liabilities by approximately $10.0 billion for the year 1994. Excluding the impact of FASI 39, the return on average assets for 1994 was 1.10%.

(d) Annualized.

(e) The computation of the efficiency ratio (noninterest expense as a percentage of the total of net interest income and noninterest revenue) excludes foreclosed property expense. The 1993 ratio also excludes the provision for other real estate held for accelerated disposition and net gains on emerging markets bond sales.

(f) Risk-based capital and leverage ratios exclude the assets and off-balance sheet financial instruments of Chase Securities Inc., Chase's U.S. underwriting and dealing subsidiary, as well as Chase's investment in such subsidiary.

(g) Net interest income in 1993 includes $163 million from the sale of Brazilian and Argentine past-due interest bonds.

(h) Includes a net gain of $291 million from repayments and sales of assets held for accelerated disposition and $147 million of accelerated mortgage servicing writedowns.

(i) Includes a provision of $318 million for other real estate held for accelerated disposition and a $45 million restructuring charge for business-related investments.

(j) On January 1, 1993, Chase adopted SFAS 109, "Accounting for Income Taxes," which resulted in an income tax benefit of $500 million.

(k) Includes a $350 million restructuring charge, principally representing the cost of voluntary separation programs and other restructuring actions, of which $130 million is included in noninterest revenue and $220 million is included in noninterest expense.

(l) Performance ratios are calculated based on income before effect of accounting change.

N/M -- As a result of a net loss, these ratios are not meaningful.

                 PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF
                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

                        (IN MILLIONS, EXCEPT RATIO DATA)

     The following table sets forth certain unaudited pro forma condensed combined financial data for Chemical and Chase giving effect to the Merger, which will be accounted for as a pooling of interests, as if the Merger had occurred as of the beginning of the periods indicated herein, after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Combined Financial Statements. For a description of pooling of interests accounting with respect to the Merger, see "The Merger -- Anticipated Accounting Treatment". The information set forth below should be read in conjunction with the historical consolidated financial statements of Chemical and Chase, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus, and in conjunction with the consolidated historical financial data for Chemical and Chase and the other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Pro Forma Combined Financial Data". The effect of the estimated $1.5 billion restructuring charge ($925 million net of tax) expected to be taken in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statement of income. The pro forma financial data do not give effect to the anticipated cost savings in connection with the Merger. See "Management and Operations After the Merger-Consolidation of Operations; Anticipated Cost Savings". The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                                                AS OF OR FOR THE SIX
                                                       MONTHS                AS OF OR FOR THE YEAR ENDED
                                                   ENDED JUNE 30,                    DECEMBER 31,
                                                ---------------------     ----------------------------------
                                                  1995         1994         1994         1993         1992
                                                --------     --------     --------     --------     --------
CONDENSED STATEMENT OF INCOME:
Net Interest Income...........................  $  4,085     $  4,197     $  8,363     $  8,336     $  8,162
Provision for Credit Losses...................       380          675        1,050        2,254        2,585
Provision for Loans Held for Accelerated
  Disposition.................................        --           --           --          566           --
Noninterest Revenue...........................     3,253(a)     3,453(f)     6,650(f,h)    7,136(l)    5,375
Noninterest Expense...........................     4,694        4,742(g)    10,002(g,i)    9,828(m)    8,801
                                                --------     --------     --------     --------     --------
Income Before Income Tax Expense and Effect of
  Accounting Changes..........................     2,264        2,233        3,961        2,824        2,151
Income Tax Expense............................       885          890        1,475          798(j)       428
                                                --------     --------     --------     --------     --------
Income Before Effect of Accounting Changes....  $  1,379     $  1,343     $  2,486     $  2,026     $  1,723
                                                --------     --------     --------     --------     --------
SELECTED BALANCE SHEET AVERAGES:
Loans.........................................  $143,781     $136,060     $136,672     $140,245     $146,771
Securities....................................    34,580       33,589       33,149       30,418       27,148
Total Assets..................................   303,943      282,155      285,477(k)   247,558      239,681
Deposits......................................   167,633      167,861      166,703      166,327      160,929
Long-Term Debt................................    13,035       13,895       13,628       14,418       13,059
Total Stockholders' Equity(b).................    19,299       19,317       19,231       17,810       15,256
PERFORMANCE RATIOS:
Return on Average:
  Total Assets................................       .91%(c)      .96%(c)      .87%(k)      .82%         .72%
  Common Stockholders' Equity.................     15.44%(c)    15.13%(c)    13.70%       12.06%       11.88%
  Total Stockholders' Equity..................     14.41%(c)    14.02%(c)    12.93%       11.38%       11.29%
Common Dividend Payout Ratio..................        30%          26%          30%          32%          33%
Efficiency Ratio(d)...........................        65%          60%          64%          59%          62%
Net Yield on Interest-Earning Assets..........      3.47%(c)     3.79%(c)     3.73%        3.90%        3.93%

                                                            AS OF OR FOR THE
                                                               SIX MONTHS          AS OF OR FOR THE YEAR
                                                             ENDED JUNE 30,          ENDED DECEMBER 31,
                                                            ----------------     --------------------------
                                                            1995       1994      1994      1993       1992
                                                            -----     ------     -----     -----     ------
ASSET QUALITY RATIOS:
Allowance for Credit Losses to Total Loans................   2.57%     3.03%      2.74%     3.24%     3.42%
Allowance for Credit Losses to Nonperforming Loans........    206%      157%       245%      122%       56%
Net Charge-Offs to Average Loans..........................    .60%(c)  1.50%(c)   1.18%     1.87%     1.96%
Nonperforming Loans to Total Loans........................   1.25%     1.93%      1.12%     2.66%     6.06%
Nonperforming Assets to Total Loans and Assets Acquired as
  Loan Satisfactions......................................   1.34%     2.94%      1.49%     4.05%     7.66%
CAPITAL RATIOS:
Common Stockholders' Equity to Assets.....................   5.55%     5.75%      5.68%     6.44%     5.54%
Total Stockholders' Equity to Assets......................   6.45%     6.98%      6.68%     7.65%     6.95%
Tier 1 Leverage(e)........................................   6.10%     7.06%      6.71%     7.42%     6.79%
Tier 1 Risk-Based Capital(e)..............................   7.45%     8.59%      8.14%     8.14%     7.02%
Total Risk-Based Capital(e)...............................  11.58%    12.80%     12.32%    12.43%    11.22%

---------------
NOTES:

(a) Includes an $85 million gain from the sale of Chemical's investment in Far East Bank.

(b) The pro forma financial information presented does not give effect to the planned net repurchase of up to a maximum of 9 million shares in the aggregate of Chemical Common Stock and Chase Common Stock (after giving effect to the issuance of shares by both Chemical and Chase subsequent to June 30, 1995, under various employee benefit plans) prior to the consummation of the Merger pursuant to their respective previously announced buyback programs.

(c) Annualized.

(d) The computation of the efficiency ratio (noninterest expense as a percentage of the total of net interest income and noninterest revenue) excludes restructuring charges, foreclosed property expense and net gains on emerging markets-related bond sales and the gain related to the sale of Chemical's investment in Far East Bank as well as the provision for other real estate held for accelerated disposition.

(e) Risk-based capital and leverage ratios exclude the assets and off-balance sheet financial instruments of each of Chemical and Chase's U.S. underwriting and dealing subsidiaries as well as their respective investment in such subsidiaries.

(f) The full year 1994 results include $127 million in net gains from the sale of emerging markets-related past-due interest bonds (for the first six months of 1994, such gains were $45 million) and a net gain of $104 million from payments and sales of assets held for accelerated disposition (for the first six months of 1994 such gains were $68 million).

(g) Includes a $48 million restructuring charge related to the closing of 50 New York State branches.

(h) Included in trading revenue is a $70 million loss from unauthorized foreign exchange transactions.

(i) Includes a $260 million restructuring charge taken in connection with Chemical's "actions to improve earnings per share" program. Also includes charges taken by Chase of $105 million for a voluntary retirement program and $52 million related to other productivity initiatives, including exiting from certain consumer activities overseas, regionalizing overseas branch operations and streamlining its domestic infrastructure.

(j) Chemical recognized its remaining federal income tax benefits in accordance with SFAS 109 in the third quarter of 1993. As a result, Chemical's earnings, beginning in the fourth quarter of 1993, were reported on a fully-taxed basis.

(k) On January 1, 1994, both Chemical and Chase adopted FASI 39, which increased pro forma consolidated total assets and pro forma consolidated total liabilities by approximately $24.0 billion at December 31, 1994, and pro forma consolidated total average assets and pro forma consolidated total average liabilities by $26.1 billion for the year 1994. Excluding the impact of FASI 39, the pro forma return on average assets for 1994 was .96%.

(l) Includes $469 million of net gains from the sale of emerging markets-related past-due interest bonds, a net gain of $291 million from repayments and sales of assets held for accelerated disposition and $147 million of accelerated mortgage servicing writedowns.

(m) Includes a provision of $318 million for other real estate held for accelerated disposition, a $115 million charge related to the final assessment of costs associated with Chemical's merger with MHC, a $43 million charge associated with the acquisition of certain assets of the First City Banks by Texas Commerce Equity Holdings, Inc. and a $45 million restructuring charge for business related investments.

                            COMPARATIVE STOCK PRICES

     Chemical Common Stock and Chase Common Stock are each listed on the NYSE as well as on certain foreign exchanges. See "The Merger -- Stock Exchange Listings". The following table sets forth, for the periods indicated, the high and low sale prices per share of Chemical Common Stock and Chase Common Stock as reported on the NYSE Composite Transactions Tape.

                                                            CHEMICAL                CHASE
                                                          COMMON STOCK          COMMON STOCK
                                                          -------------         -------------
                    CALENDAR QUARTER                      HIGH     LOW          HIGH     LOW
--------------------------------------------------------  ----     ----         ----     ----
1993
     First Quarter......................................  $44 1/8  $ 37         $35 5/8  $27 3/8
     Second Quarter.....................................  44 1/8     35           38     28 3/8
     Third Quarter......................................  45 3/8   38 3/4       37 7/8   31 3/8
     Fourth Quarter.....................................  46 3/8     36           38     31 1/8
1994
     First Quarter......................................  42 1/8   34 1/2       36 5/8   30 3/8
     Second Quarter.....................................  40 7/8   33 7/8         40     31 1/4
     Third Quarter......................................    40     34 7/8       38 7/8   34 5/8
     Fourth Quarter.....................................  38 5/8   33 5/8         37     33 1/2
1995
     First Quarter......................................  40 7/8   35 3/4       36 3/8   32 5/8
     Second Quarter.....................................  48 3/4   37 1/2       49 1/8   35 5/8
     Third Quarter......................................  61 5/8   46 1/4       61 1/2   46 7/16
     Fourth Quarter (through October 30)................  64 3/4     55         66 5/8   56 3/8

     On August 25, 1995, the last trading day before the public announcement of the Merger Agreement, the closing sale prices of Chemical Common Stock and Chase Common Stock as reported on the NYSE Composite Transactions Tape were $54.375 per share and $53 per share, respectively. The pro forma equivalent per share value of the Chase Common Stock on August 25, 1995 was $56.55 per share. The pro forma equivalent per share value of Chase Common Stock on any date equals the closing sale price of Chemical Common Stock on such date, as reported on the NYSE Composite Transaction Tape, multiplied by the Exchange Ratio.

     On October 30, 1995, the closing sale prices of Chemical Common Stock and Chase Common Stock as reported on the NYSE Composite Transactions Tape were $58.375 per share and $58.50 per share ($60.71 on a pro forma equivalent per share basis), respectively.

     Stockholders are urged to obtain current quotations for the market prices of Chemical Common Stock and Chase Common Stock.

     No assurance can be given as to the market price of Chemical Common Stock or Chase Common Stock at the Effective Time. Because the Exchange Ratio is fixed in the Merger Agreement and neither Chemical nor Chase has the right to terminate the Merger Agreement based on changes in the market price of either party's stock, the market value of the shares of Chemical Common Stock that holders of Chase Common Stock receive in the Merger may vary significantly from the prices shown above.

                           COMPARATIVE PER SHARE DATA

                                  (UNAUDITED)

     The following table sets forth for Chemical Common Stock and Chase Common Stock certain historical, pro forma and pro forma equivalent per share financial information for the six months ended June 30, 1995 and 1994 and for each of the three years ending December 31, 1994. The information presented herein should be read in conjunction with the unaudited Pro Forma Combined Financial Data, including the Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

                                                   FOR THE SIX
                                                     MONTHS           FOR THE YEAR ENDED DECEMBER
                                                 ENDED JUNE 30,                   31,
                                                -----------------     ----------------------------
                                                 1995       1994       1994       1993       1992
                                                ------     ------     ------     ------     ------
CHEMICAL COMMON STOCK:
Income Before Effect of Accounting Changes:
     Primary:
       Historical.............................  $ 3.21     $ 2.39     $ 4.60     $ 5.57     $ 3.85
       Pro Forma Combined.....................  $ 2.91     $ 2.71     $ 5.02     $ 4.00     $ 3.65
     Assuming Full Dilution:
       Historical.............................  $ 3.12     $ 2.36     $ 4.54     $ 5.48     $ 3.81
       Pro Forma Combined.....................  $ 2.85     $ 2.67     $ 4.97     $ 3.96     $ 3.61
Cash Dividends Per Common Share:
  Historical..................................  $  .94     $  .76     $ 1.64     $ 1.37     $ 1.20
  Pro Forma Combined(a).......................  $  .94     $  .76     $ 1.64     $ 1.37     $ 1.20
Book Value Per Share at Period End:
  Historical..................................  $40.62     $37.17     $37.88     $37.60     $32.43
  Pro Forma Combined..........................  $37.76                $37.83
CHASE COMMON STOCK:
Income Before Effect of Accounting Changes:
     Primary:
       Historical.............................  $ 2.67     $ 3.27     $ 5.87     $ 1.89     $ 3.46
       Pro Forma Equivalent(b)................  $ 3.03     $ 2.82     $ 5.22     $ 4.16     $ 3.80
     Assuming Full Dilution:
       Historical.............................  $ 2.64     $ 3.24     $ 5.84     $ 1.88     $ 3.41
       Pro Forma Equivalent(b)................  $ 2.96     $ 2.78     $ 5.17     $ 4.12     $ 3.75
Cash Dividends Per Common Share:
  Historical..................................  $  .85     $  .66     $ 1.46     $ 1.20     $ 1.20
  Pro Forma Equivalent(b).....................  $  .98     $  .79     $ 1.71     $ 1.42     $ 1.25
Book Value Per Share at Period End:
  Historical..................................  $41.09     $37.64     $39.28     $36.48     $32.25
  Pro Forma Equivalent(b).....................  $39.27                $39.34

---------------
(a) The Chemical pro forma combined dividends per share amounts represent historical dividends per share.

(b) The Chase pro forma equivalent per share amounts are calculated by multiplying the Chemical pro forma combined per share amounts by the Exchange Ratio of 1.04.

                              THE SPECIAL MEETINGS

DATE, TIME AND PLACE

     Chemical. The Chemical Special Meeting will be held at the Starlight Roof of The Waldorf-Astoria Hotel, located at 301 Park Avenue, New York, New York, at 10:00 a.m. New York time, on December 11, 1995.

     Chase. The Chase Special Meeting will be held in the auditorium at Chase's headquarters building located at 1 Chase Manhattan Plaza, New York, New York, at 1:30 p.m. New York time, on December 11, 1995.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     Chemical. At the Chemical Special Meeting, holders of Chemical Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement. In addition, holders of Chemical Common Stock will be asked to consider and vote upon a proposed amendment and restatement of the Chemical Charter which would increase the number of authorized shares of Chemical Common Stock from 400 million to 750 million shares (in order to have a sufficient number of shares of Chemical Common Stock to effect the Merger and for other corporate purposes) and make certain other technical amendments. Stockholders may also consider and vote upon such other matters as may properly be brought before the Chemical Special Meeting. As described below, holders of Chemical Preferred Stock are not entitled to vote on any of the foregoing matters.

     THE BOARD OF DIRECTORS OF CHEMICAL HAS (WITH 19 DIRECTORS PRESENT AND ONE DIRECTOR ABSENT), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS HAS ALSO, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED, AND RECOMMENDS A VOTE FOR APPROVAL OF, THE AMENDMENT AND RESTATEMENT OF THE CHEMICAL CHARTER.

     Chase. At the Chase Special Meeting, holders of Chase Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and such other matters as may properly be brought before the Chase Special Meeting. As described below, holders of Chase Preferred Stock are not entitled to vote on any such matters.

     THE BOARD OF DIRECTORS OF CHASE (WITH 17 DIRECTORS PRESENT AND ONE DIRECTOR ABSENT) HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTES REQUIRED

     Chemical. The approval and adoption of the Merger Agreement and the approval of the amendment and restatement of the Chemical Charter will each require the affirmative vote of the holders of record of a majority of the shares of Chemical Common Stock outstanding on the Record Date. The approval of the Merger Agreement and the amendment and restatement of the Chemical Charter are each contingent upon approval of both such proposals by the Chemical stockholders. Unless both proposals are approved, neither will be effected by Chemical and the Merger will not be consummated. THEREFORE, A VOTE AGAINST THE PROPOSAL TO AMEND AND RESTATE THE CHEMICAL CHARTER WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     Holders of record of Chemical Common Stock on the Record Date are each entitled to one vote per share on each matter to be voted on at the Chemical Special Meeting. Holders of Chemical Preferred Stock are not entitled to vote on the approval and adoption of the Merger Agreement or approval of the amendment and restatement of the Chemical Charter.

     As of October 25, 1995, directors and executive officers of Chemical and their affiliates beneficially owned and were entitled to vote 552,735 shares of Chemical Common Stock, which represented approximately 0.22% of the shares of Chemical Common Stock outstanding on the Record Date. Each Chemical director has indicated his or her present intention to vote the Chemical Common Stock so owned by him or her for approval of the Merger Agreement and the amendment and restatement of the Chemical Charter. As of October 25, 1995, Chemical and its subsidiaries, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 13,018,699 shares of Chemical Common Stock, representing approximately 5.21% of the shares of Chemical Common Stock outstanding on the Record Date. None of Chase's directors or executive officers beneficially owned any shares of Chemical Common Stock on the Record Date. As of October 25, 1995, various subsidiaries of Chase, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 23,981 shares of Chemical Common Stock, representing approximately 0.01% of the shares of Chemical Common Stock outstanding on the Record Date.

     Chase. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the shares of Chase Common Stock outstanding on the Record Date.

     Holders of record of Chase Common Stock as of the Record Date are each entitled to one vote per share on each matter to be considered at the Chase Special Meeting. Holders of Chase Preferred Stock are not entitled to vote on the approval and adoption of the Merger Agreement.

     As of October 25, 1995, directors and executive officers of Chase and their affiliates beneficially owned and were entitled to vote 284,846 shares of Chase Common Stock, which represented approximately 0.16% of the shares of Chase Common Stock outstanding on the Record Date. Each Chase director has indicated his or her present intention to vote the Chase Common Stock so owned by him or her for approval and adoption of the Merger Agreement. As of October 25, 1995, various subsidiaries of Chase, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 4,136,710 shares of Chase Common Stock, representing approximately 2.35% of the shares of Chase Common Stock outstanding on the Record Date. In addition, as of the Record Date one of Chemical's directors beneficially owned and was entitled to vote 5,000 shares of Chase Common Stock, which he has indicated he currently intends to vote for approval and adoption of the Merger Agreement. As of October 25, 1995, various subsidiaries of Chemical, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 39,278 shares of Chase Common Stock, or 0.02% of the shares of Chase Common Stock outstanding on the Record Date.

VOTING OF PROXIES

     Shares represented by all properly executed proxies received in time for the Special Meetings will be voted at such Special Meetings in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted in favor of the Merger Agreement and, in the case of proxies for Chemical Common Stock, in favor of the amendment and restatement of the Chemical Charter.

     Chemical and Chase each intend to count shares of Chemical Common Stock or Chase Common Stock, as the case may be, present in person at the Special Meetings but not voting, and shares of Chemical Common Stock or Chase Common Stock, as the case may be, for which they have received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meetings for purposes of determining the presence or absence of a quorum for the transaction of business.

     For voting purposes at the Special Meetings, only shares affirmatively voted in favor of a proposal will be counted as favorable votes for such proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting with respect to any proposal will have the same effect as a vote against such proposal. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to the approval and adoption of the Merger Agreement or approval of the amendment and restatement of the Chemical Charter in the absence of specific instructions from such customers ("broker nonvotes"). Accordingly, broker nonvotes will also have the same effect as votes against such proposals.

     It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

     The persons named as proxies by a Chase or Chemical stockholder may propose and vote for one or more adjournments of the applicable Special Meeting to permit further solicitations of proxies in favor of any proposal; provided, however, that no proxy which is voted against the approval of the Merger Agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Chemical or Chase form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Chemical (in the case of a Chemical stockholder) or the Secretary of Chase (in the case of a Chase stockholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the applicable Special Meeting and voting in person at such Special Meeting. Attendance at the relevant Special Meeting will not, in and of itself, constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Chemical. Only holders of record of Chemical Common Stock and Chemical Preferred Stock on the Record Date will be entitled to notice of, and only holders of record of Chemical Common Stock on the Record Date will be entitled to vote at, the Chemical Special Meeting. On the Record Date, 249,904,977 shares of Chemical Common Stock were issued and outstanding and held by approximately 57,402 holders of record.

     A majority of the shares of Chemical Common Stock outstanding on the Record Date must be represented in person or by proxy at the Chemical Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement and the amendment and restatement of the Chemical Charter.

     Chase. Only holders of record of Chase Common Stock and Chase Preferred Stock on the Record Date will be entitled to notice of, and only holders of record of Chase Common Stock on the Record Date will be entitled to vote at, the Chase Special Meeting. On the Record Date, 176,032,446 shares of Chase Common Stock were issued and outstanding and held by approximately 46,365 holders of record.

     A majority of the shares of Chase Common Stock outstanding on the Record Date must be represented in person or by proxy at the Chase Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement.

SOLICITATION OF PROXIES

     Each of Chemical and Chase will bear the cost of the solicitation of proxies from its own stockholders, except that Chemical and Chase will share equally the cost of printing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each company and its subsidiaries may solicit proxies from stockholders of such company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Chemical and Chase will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     Chemical Mellon Shareholder Services, L.L.C. will assist in the solicitation of proxies by Chemical for a fee of $18,500, plus reasonable out-of-pocket costs and expenses. Morrow & Co. will assist in the solicitation of proxies by Chase. The fees of such firm are not expected to exceed $15,000, plus reasonable out-of-pocket costs and expenses.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                 THE COMPANIES

CHEMICAL BANKING CORPORATION

     General. Chemical is a bank holding company organized under the laws of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Chemical conducts domestic and international financial services businesses through various bank and non-bank subsidiaries. The principal bank subsidiaries of Chemical are Chemical Bank, a New York banking corporation headquartered in New York, New York, and Texas Commerce Bank, a national banking association headquartered in Houston, Texas.

     At June 30, 1995, on a consolidated basis, Chemical had total assets of approximately $178.5 billion, total deposits of approximately $94.9 billion and stockholders' equity of approximately $11.4 billion. As of that date, Chemical ranked as the fourth largest bank holding company in the United States in terms of total assets, and Chemical Bank ranked as the third largest commercial bank in the United States in terms of total assets and deposits. At June 30, 1995, on a consolidated basis, Chemical Bank had total assets of approximately $138.2 billion, total loans of approximately $67.9 billion and total deposits of approximately $76.3 billion. As of such date, Texas Commerce Bank was the second largest commercial bank in Texas in terms of total assets. Chemical owns a 40% interest in The CIT Group Holdings, Inc. ("CIT"), which engages in diversified financial services activities, including asset-based financing and leasing, sales financing and factoring.

     Business. The activities of Chemical and its subsidiaries are internally organized, for management information purposes, into various lines of business. The number and composition of these lines of business are subject to change from time to time to reflect changes in Chemical's management organization. As of June 30, 1995, Chemical was organized into the following three principal lines of business.

     Global Bank. The Global Bank was organized into three principal management units at June 30, 1995: Global Banking & Investment Banking (client management, loan syndications and portfolio investments; high yield finance, venture capital; mergers and acquisitions and other advisory services); Global Markets (foreign exchange dealing; derivatives trading and structuring, risk management and sales; securities structuring, underwriting, trading and sales; and management of Chemical's funding and securities investment activities); and Other International (all wholesale banking; investment banking; markets and other activities outside of the United States and the major cross-border financial centers). Also included were Chemical's "terminal businesses" which represented discontinued portfolios, especially refinancing country debt.

     Regional Bank. At June 30, 1995, the Regional Bank included Metropolitan Banking (consumer banking and commercial and professional banking); Retail Card Services; Mortgage Bank; National Consumer Finance (home secured lending, student lending, and other consumer lending); Middle Market (regional commercial banking); Private Banking; Chemical New Jersey Holdings, Inc.; and Geoserve (cash management, funds transfer, trade, corporate trust and securities services worldwide).

     Texas Commerce Bank. Texas Commerce Bank is the primary bank for more large corporations and middle market companies than any other bank in Texas. As of June 30, 1995, Texas Commerce Bank had $21 billion in total assets with 120 locations statewide.

     The principal executive offices of Chemical are located at 270 Park Avenue, New York, New York 10017, and its telephone number is (212) 270-6000.

THE CHASE MANHATTAN CORPORATION

     General. Chase is a bank holding company organized under the laws of Delaware and registered under the BHCA. At June 30, 1995, Chase was the sixth largest bank holding company in the United States in terms of total assets, with total assets on a consolidated basis of approximately $118.8 billion, total deposits on a consolidated basis of approximately $68.3 billion and total stockholders' equity on a consolidated basis of approximately $8.6 billion.

     Chase's principal bank subsidiary is Chase Bank, a national banking association headquartered in New York, New York. At June 30, 1995, Chase Bank was the fifth largest commercial bank in the United States in terms of deposits.

     Business. Chase is a global financial services company that serves customers through two core franchises: global financial services and U.S. retail financial services.

     Global Financial Services. Global Financial Services ("GFS") serves the needs of Chase's wholesale clients as they raise, invest, move and manage their financial resources around the world. GFS clients are diverse in geographic location, capital markets access and scope of international business. Chase maintains a presence in key financial centers, including New York, London, Tokyo, Hong Kong and other major markets in North America, Asia, Europe, the Middle East and Latin America. Its banking network, spanning 50 countries, enables Chase to identify users and sources of capital on a global basis, and to serve the cross-border requirements of customers through integrated delivery across all its businesses.

     Retail Businesses. Chase's U.S. retail businesses provide branch banking with a focus on the New York tri-state area, as well as consumer credit products and other financial services to retail customers nationwide. Tri-state regional banking provides a full range of commercial and consumer banking products to consumers, small businesses and middle market companies located in the New York, New Jersey and Connecticut marketplace. Consumer credit products include credit cards, mortgages, auto finance, home equity loans, insurance and investment products.

     The principal executive offices of Chase are located at 1 Chase Manhattan Plaza, New York, New York 10081, and its telephone number is (212) 552-2222.

                                   THE MERGER

GENERAL

     The Boards of Directors of Chemical and Chase have approved the Merger Agreement, which provides for the Merger at the Effective Time, with Chemical as the Surviving Corporation. This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including the principal terms of the Merger Agreement and the Stock Option Agreements. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex I and is incorporated herein by reference. The description set forth below of the terms of the Merger Agreement is qualified in its entirety by reference thereto. All stockholders of Chemical and Chase are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     The past decade has been a period of rapid change in the banking industry, characterized by accelerating consolidation, intensifying competition from domestic and foreign banks and from nonbank financial services organizations, and increasing requirements for investments in technology in order to meet customer needs on an efficient, competitive basis. During this period, the managements of both Chemical and Chase have carefully reviewed their strategic alternatives and taken various steps to maintain and enhance their long-term profitability in the face of changing industry conditions.

     Chemical's principal strategic objectives have been to enhance earnings by increasing scale and market position, achieve cost savings and eliminate redundancies in primary lines of business, build and maintain capital strength and strengthen global trading and banking capabilities. As a key step toward achieving these objectives, in December 1991 Chemical merged with MHC in a strategic business combination that provided substantial cost savings and the opportunity to raise significant amounts of new capital while at the same time greatly enhancing Chemical's market position both globally and in the greater New York metropolitan area.

     Over the next several years Chemical focused on the process of integrating the operations of the two companies and achieving the planned synergies and cost savings of the merger. Upon the successful completion of this process, Chemical undertook a business-by-business evaluation of its principal franchises and designed a new series of initiatives intended to build on the benefits obtained from the MHC merger by further improving efficiencies and producing significantly higher earnings per share. These initiatives served as the basis of Chemical's "actions to improve earnings per share" program, announced in December 1994. This program included steps to reduce Chemical's cost base, to focus investment spending in products and franchises with attractive opportunities for higher revenue growth, and to divest or close various operations and businesses that were not producing adequate returns or were no longer central to its focused strategy, while maintaining Chemical's commitment to a disciplined and strategic use of its capital.

     Chemical's management and Board have recognized for some time, however, that Chemical's efforts to achieve and maintain market leadership positions in key business lines, benefit from the increased economies of scale that are becoming critical in many product lines (such as credit cards and mortgage servicing), and achieve further significant reductions in operating cost levels, could be substantially enhanced by another strategic business combination with a major bank holding company having a similar strategic focus and corresponding or complementary product lines. Accordingly, Chemical's management has, since the successful integration of Chemical and MHC's operations, periodically reviewed the possibility of strategic combinations with other large domestic and foreign banking institutions, including Chase, and discussed the results of these analyses with Chemical's Board of Directors on a regular basis. Prior to the commencement of discussions with Chase in July 1995, however, none of the available opportunities for a business combination with another major banking institution met the strategic and financial criteria set by Chemical's management and Board, including the key criterion that any major business combination should avoid significant dilution to Chemical's stockholders.

     Chase's major initiatives in recent years have included a thorough review of its basic strategies, building capital and reserves, improving earnings and credit quality, enhancing its systems to measure and control the various risks inherent in its businesses and focusing on its competitive strengths by allocating its resources to businesses in which it is a leader. In implementing those initiatives, Chase, among other things, completed a major public offering of equity securities in 1993, made acquisitions in businesses in which it had strong capabilities and where it believed economies of scale could be realized (such as its acquisitions of mortgage companies and the securities processing businesses of U.S. Trust Corporation) and disposed of selected businesses and assets (including commercial banking units in Ohio and Arizona, most of its commercial real estate loan portfolio and retail products in developed non-U.S. markets).

     In early 1995 Chase management undertook a series of actions that were intended to increase revenues, make better use of capital and improve productivity through expense reductions. These efforts were reflected in the integration of several business units in order to seamlessly meet the multiple financial needs of customers, increased securitization activities and the FOCUS expense-reduction program that Chase announced on May 5, 1995.

     At the same time, Chase continued to review, as it had for several years, alternatives for achieving significantly improved levels of performance. This review included an analysis of the benefits and feasibility of several alternatives including continuing on an accelerated basis its existing strategies, a series of acquisitions of small and medium-sized banking institutions, strategic alliances with other financial services companies in anticipation of changes in the laws governing the powers of bank holding companies, and a merger with another large bank holding company with similar strategies. As part of this process Chase reviewed each of its core businesses and confirmed its basic strategies. Management also reached the conclusion, which was endorsed by the Chase Board of Directors over the course of several meetings, that the possibility of a merger with another large bank holding company having a similar strategic vision and management culture should be pursued in order to benefit Chase stockholders by creating a world class financial institution with a broad customer base which would enjoy strong market positions and economies of scale in important lines of business. The effect that the accelerating pace of consolidation within the banking industry might have on the availability of suitable merger partners for Chase was a factor that was considered in determining the time frame for such a transaction.

     At the regular Chase Board of Directors meeting of June 21, 1995, Chase's Chairman reviewed various strategic options and possible business combinations with Chase's Board of Directors. Mr. Labrecque also reported on separate discussions he had had recently with the representatives of several companies (including Chemical) regarding evolving conditions in the financial services industry and the companies' strategic objectives. Following this meeting, Chase had preliminary discussions with another major bank holding company about a possible merger, but these discussions were terminated when it was determined that their strategies differed in significant ways and that a merger between them would therefore not present sufficient opportunities to maximize synergies and achieve the strategic objectives for Chase referred to above.

     On July 14 and again on July 17, 1995, Mr. Shipley and Mr. Labrecque met and discussed various developments in the financial services industry as well as developments affecting their respective companies. During the course of these meetings, they also discussed the possibility of a strategic business combination between the companies and concluded that further discussions would be appropriate in light of the unique potential benefits of such a transaction to both companies and their respective stockholders.

     On July 18, 1995, at the regular Chemical Board of Directors meeting, Mr. Shipley reported the results of his discussions with Mr. Labrecque to the Board and recommended that further discussions relating to a possible strategic combination of the two companies be pursued, which the Chemical Board then authorized. The next day, at the regular Chase Board of Directors meeting, Mr. Labrecque made a similar report to the Chase Board, which then authorized Chase's management to undertake such discussions with Chemical.

     Over the next five weeks, there were a number of meetings between the two Chairmen and among other senior officers of the two companies and counsel for both parties. Chase retained Wolfensohn and Goldman Sachs and Chemical retained Morgan Stanley, in each case to provide financial advice and assistance in connection with the proposed merger, including performing valuation and financial analyses of the combination. During this period, the terms of the Merger, including the Exchange Ratio, were determined through arm's-length negotiations between Chemical and Chase. Also during this period both Mr. Shipley and

Mr. Labrecque stayed in contact with individual members of their respective boards to brief them on the status and progress of discussions and to obtain the directors' views on various matters.

     At a special meeting of Chase's Board of Directors held on August 25, 1995, and at separate special meetings of the Chase and Chemical Boards of Directors convened on August 27, 1995, the Boards of Directors of Chemical and Chase received detailed descriptions and analyses of the Merger by their respective managements and financial and legal advisors. At the August 27 board meetings, after consideration of the various factors and for the reasons described below, the Boards of Directors of Chemical and Chase each approved, in each case by the unanimous vote of all directors present at the meetings, the Merger Agreement and related transactions.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Boards of Directors of Chemical and Chase believe that the Merger will create a premier global financial services company with the financial and managerial resources to compete effectively in the rapidly changing and consolidating marketplace for banking and financial services.

     Each Board of Directors determined that the Merger represents a unique strategic fit between two financially sound institutions with similar business strategies and complementary product capabilities and market coverage. The Boards of Directors of Chemical and Chase believe that the combined company will be a stronger financial services company than either is individually with product and geographic diversity and market leadership positions in most of its major business lines, including corporate banking, global finance, foreign exchange trading, various national consumer businesses and retail and middle-market wholesale banking in the highly competitive banking market in the tri-state region of New York, New Jersey and Connecticut. The Boards of Directors of Chemical and Chase believe that the combined entity will have greater financial strength, operational efficiencies and earnings power than either Chemical or Chase would have on its own.

     In addition, the Boards of Directors of both Chemical and Chase concluded that because of the high degree of geographic and operational overlap between the two companies and the similarity of their strategic focus, the Merger presented significant opportunities for synergies and cost savings. Although no assurances can be given that any specific level of cost savings will be achieved or as to the timing thereof, the managements of Chemical and Chase have identified potential annual pre-tax cost savings of $1.5 billion (or approximately 16% of projected combined 1995 operating expenses) expected to be achieved within three years following the Merger by consolidating certain operations and eliminating redundant costs. The managements of the two companies have also set performance goals for the Surviving Corporation for the three years following the Merger, in light of the projected synergies and cost savings anticipated to be realized as a result of the Merger. There can, however, be no assurance that the Surviving Corporation will be able to achieve these performance goals within the time periods contemplated or otherwise. See "Management and Operations After the Merger -- Consolidation of Operations; Anticipated Cost Savings" and "Pro Forma Combined Financial Data".

     In reaching its conclusions, each Board of Directors considered, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of each of Chemical and Chase and their projected future results and prospects as separate entities and on a combined basis, (ii) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the banking and financial services industries (and corresponding decrease in the number of suitable merger partners for either Chemical or Chase), the growing importance of financial resources and market position and economies of scale to a banking institution's ability to compete successfully in this changing environment, and the increasing costs of technology, (iii) the structure of the transaction, (iv) the possibility of achieving significant cost savings, operating efficiencies and synergies as a result of the Merger that would not be available to either company on its own,
(v) the terms of the Merger Agreement, the Stock Option Agreements and other documents executed in connection with the Merger, (vi) the opinions of its financial advisors described below as to the fairness from a financial point of view of the Exchange Ratio (which was determined through arm's-length

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

negotiations between Chemical and Chase), (vii) the likelihood of obtaining required regulatory approval, (viii) the changing legal environment for banking and financial services and (ix) the impact of the Merger on the depositors, employees, customers and communities served by each company. In reaching their respective decisions to approve the Merger Agreement and recommend the Merger to stockholders, neither the Chemical Board of Directors nor the Chase Board of Directors assigned any relative or specific weights to the various factors considered and individual directors may have given differing weights to different factors.

     THE BOARDS OF DIRECTORS OF CHEMICAL AND CHASE BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THEIR RESPECTIVE STOCKHOLDERS. THE CHEMICAL BOARD OF DIRECTORS AND THE CHASE BOARD OF DIRECTORS HAVE EACH, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

     Chemical. Morgan Stanley has delivered its written opinions to the Board of Directors of Chemical that, as of August 27, 1995 and the date of this Proxy Statement/Prospectus, the Exchange Ratio was fair from a financial point of view to the holders of Chemical Common Stock (other than Chase and its affiliates). No limitations were imposed by the Chemical Board of Directors upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its opinions.

     THE FULL TEXT OF THE OPINION OF MORGAN STANLEY DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX IV TO THIS PROXY STATEMENT/PROSPECTUS. CHEMICAL STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CHEMICAL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CHEMICAL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinion dated August 27, 1995, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Chase and Chemical, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning Chase prepared by the management of Chase; (iii) analyzed certain financial projections prepared by the management of Chase; (iv) discussed the past and current operations and financial condition and the prospects of Chase with senior executives of Chase; (v) analyzed certain internal financial statements and other financial operating data concerning Chemical prepared by the management of Chemical; (vi) analyzed certain financial projections prepared by the management of Chemical; (vii) discussed the past and current operations and financial condition and the prospects of Chemical with senior executives of Chemical, and analyzed the pro forma impact of the Merger on Chemical's earnings per share, consolidated capitalization and financial ratios; (viii) reviewed the reported prices and trading activity for the Chase Common Stock and the Chemical Common Stock; (ix) compared the financial performance of Chase and Chemical and the prices and trading activity of the Chase Common Stock and the Chemical Common Stock with that of certain other comparable publicly traded companies and their securities; (x) discussed with independent auditors of Chase their review of the financial and accounting affairs of Chase and with the independent auditors of Chemical their review of the financial and accounting affairs of Chemical; (xi) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of Chemical and Chase; (xii) analyzed certain pro forma financial projections for the combined company prepared by Chemical and Chase; (xiii) reviewed and discussed with senior managements of Chemical and Chase certain estimates of the cost savings projected by Chemical and Chase for the combined company and compared such amounts to those estimated in certain precedent transactions; (xiv) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (xv) participated in discussions and negotiations among representatives of Chemical and Chase and their financial and legal advisors; (xvi) reviewed the draft Merger Agreement and certain related documents; and (xvii) performed such other analyses as it deemed appropriate.

     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Chemical and Chase. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Chase or Chemical, nor was it furnished with any such appraisals. In addition, Morgan Stanley did not examine any individual loan credit files of Chase or Chemical. Morgan Stanley's opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The projections furnished to Morgan Stanley for each of Chemical and Chase were prepared by the respective managements of each company. As a matter of policy, neither Chemical nor Chase publicly discloses internal management projections of the type provided to Morgan Stanley in connection with its analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the report presented by Morgan Stanley to the Chemical Board of Directors on August 27, 1995 in connection with its August 27, 1995 opinion:

          Pro Forma Merger Analysis. The effects of the Merger on Chemical and Chase were analyzed both qualitatively and quantitatively. Qualitative attributes of the Merger included achieving scale in major business lines, complementary and overlapping franchises in terms of geographic location, products and customers, and efficiency gains and revenue enhancements that would have a positive impact on earnings per share and return on equity.

          Morgan Stanley analyzed the financial impact of the Merger on the holders of Chemical Common Stock, using for these purposes financial projections prepared by management of Chemical for Chemical and by management of Chase for Chase for each fiscal year in the three-year period ending December 31, 1998 and using projections prepared by the managements of Chemical and Chase as to the timing and amount of cost savings (see "Management and Operations After the Merger -- Consolidation of Operations; Anticipated Cost Savings"). This analysis showed that, after giving effect to the Merger, before the impact of one-time Merger-related charges and any share repurchases of either Chemical Common Stock or Chase Common Stock, current holders of Chemical Common Stock would realize increases in fully diluted earnings per share of approximately 1% in 1996, more than 10% in 1997 and more than 20% in 1998, in each case as compared to Chemical on a stand-alone basis. Morgan Stanley also analyzed the changes in return on equity from Chemical on a stand-alone basis, noting that such return on equity would increase by more than 20% in the three years following the Merger.

          Morgan Stanley also performed a dividend discount analysis to determine a range of present values per share of Chemical Common Stock both on a stand-alone basis and after giving effect to the Merger and the projected cost savings from the Merger. Using projections prepared by Chemical's and Chase's management for the combined companies after the Merger and the methodology and assumptions described below under "Stand-Alone Valuation of Chase -- Dividend Discount Analysis", Morgan Stanley calculated that the Merger would result in an 18% increase in the net present value of the Chemical Common Stock compared to Chemical on a stand-alone basis.

          The potential value from realization of future cost savings from the Merger was estimated by Morgan Stanley using a present value calculation. For purposes of the analysis, Morgan Stanley assumed, based on estimates provided by Chemical's and Chase's management (see "Management and Operations After the Merger -- Consolidation of Operations; Anticipated Cost Savings"), that the Surviving Corporation would realize net cost savings of $600 million in the first year following the Merger, $1.05 billion in the second year following the Merger and $1.5 billion in the third year following the Merger and each year thereafter, representing approximately 34% of Chase's estimated 1995 pre-tax noninterest expense and 16% of the Surviving Corporation's projected pre-tax noninterest expense. Based on a discount rate of 15.5%, a restructuring charge incurred in the first year following the Merger equal to the fully phased-in annual cost savings and a 9.5x price/earnings terminal multiple in the year 2000, Morgan Stanley calculated that the net present value for the projected cost savings was $5.3 billion in the aggregate.

          Morgan Stanley analyzed the projected cost savings in certain previously announced or consummated combinations involving large, publicly traded bank holding companies. Morgan Stanley observed that in these transactions, announced projections of fully phased-in cost savings ranged from approximately 31% to 43% (with an average of 36%) of the noninterest expense base of the bank holding company with the lower noninterest expense base, in the case of transactions considered to be "in-market" transactions by Morgan Stanley, and from 11% to 20% (with an average of 15%) in the case of transactions considered to be "contiguous market" transactions by Morgan Stanley. For this analysis, Morgan Stanley analyzed the following in-market transactions: PNC Financial Corp./Midlantic Corporation, Fleet Financial Group, Inc./Shawmut National Corporation, Comerica, Inc./Manufacturers National Corporation, Chemical Banking Corporation/Manufacturers Hanover Corporation, CoreStates Financial Corp./First Pennsylvania Corp., MNC Financial, Inc./Equitable Bancorporation, Bank of New York/Irving Bank Corp., Hartford National Corporation/Shawmut National Corporation and Wells Fargo & Company/Crocker National Corp. Contiguous market transactions analyzed by Morgan Stanley were the following: First Chicago Corporation/NBD Bancorp, Inc., First Union Corporation/First Fidelity Bancorporation, KeyCorp/Society Corporation and NCNB/C&S/Sovran Corporation. Projected cost savings rather than actual cost savings were used by Morgan Stanley for purposes of this analysis because information regarding projected cost savings is the only information publicly available regarding such savings.

          Summary Contribution Analysis. Morgan Stanley computed the contribution to the combined entity's pro forma financial results attributable to each of Chemical and Chase. The computation showed, among other things, that Chemical and Chase would contribute to the combined entity approximately 59% and 41%, respectively, of book value as of June 30, 1995, 62% and 38%, respectively, of earnings for the six months ended June 30, 1995, and 59% and 41%, respectively, of projected 1996 earnings using managements' earnings estimates. Morgan Stanley calculated that the Exchange Ratio would result in an allocation between the holders of Chemical Common Stock and Chase Common Stock of pro forma ownership of the combined entity equal to 57% and 43%, respectively.

          Stand-Alone Valuation of Chase. As part of its financial analysis, Morgan Stanley evaluated Chase on a stand-alone basis, as described below:

          Comparable Company Analysis. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of Chase relative to (i) a group of five publicly traded bank holding companies:
     Citicorp, BankAmerica Corporation, J.P. Morgan & Co. Inc., Bankers Trust New York Corporation, and NationsBank Corporation (the "Peer Group"); and
     (ii) 35 regional bank holding companies whose results are regularly analyzed and published by Morgan Stanley (the "Morgan Stanley Bank Index" and together with the Peer Group, the "Comparables"). Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of June 30, 1995.

          Morgan Stanley analyzed the relative performance and value of Chase by comparing certain market trading statistics for Chase with the Comparables. Market trading information used in the ratios provided below is as of August 25, 1995. The market trading information used in the valuation analysis was market price to book value (which was 1.3x in the case of Chase, 1.4x in the case of the median of the Peer Group, 1.8x and 1.2x in the case of the high and low, respectively, of the Peer Group, and 1.7x in the case of the mean average of the Morgan Stanley Bank Index); market price to estimated earnings per share for 1995 (which was 9.7x in the case of Chase, 10.3x in the case of the median of the Peer Group, 29.9x and

     9.0x in the case of the high and low, respectively, of the Peer Group, and 10.5x in the case of the mean average of the Morgan Stanley Bank Index); market price to estimated earnings per share for 1996 (which was 8.2x, in the case of Chase, 9.1x in the case of the median of the Peer Group, 10.4x and 8.0x in the case of the high and low, respectively, of the Peer Group, and 9.5x in the case of the mean average of the Morgan Stanley Bank Index). Earnings per share estimates for Chase and the Peer Group were based on First Call estimates as of August 25, 1995. Earnings per share estimates for the Morgan Stanley Bank Index were based on the most recent available Institutional Brokers Estimate System ("IBES") estimates. IBES and First Call are data services that monitor and publish compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. The implied range of values for Chase Common Stock derived from the analysis of the Comparables' market price to book value and market price to 1995 and 1996 earnings per share estimates ranged from approximately $46 to $52.

          No company used in the comparable company analysis is identical to Chase. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Chase and other factors that could affect the public trading value of the companies to which it is being compared. Mathematical analysis (such as determining the median or the mean average) is not in and of itself a meaningful method of using comparable company data.

          Dividend Discount Analysis. Morgan Stanley performed dividend discount analyses to determine two ranges of present values per share of Chase Common Stock: first, assuming Chase were to continue to operate as a stand-alone entity but without giving effect to projected expense reductions from Chase's "FOCUS" expense reduction program and, second, assuming Chase were to continue to operate as a stand-alone entity and also giving effect to projected annual pre-tax expense reductions of $400 million as a result of Chase's "FOCUS" program. The ranges were determined by adding (i) the present value of the estimated future dividend stream that Chase could generate over the five-year period beginning in 1995 and ending in 2000 and (ii) the present value of the "terminal value" of Chase Common Stock at the end of 2000. To determine a projected dividend stream, Morgan Stanley assumed a dividend payout ratio of 35% of Chase's projected net income. The earnings projections which formed the basis for the dividends were adapted from Chase's management's projections for 1995 through 2000, both before and after giving effect to projected expense reductions as a result of the FOCUS program. The terminal value of Chase Common Stock at the end of the five-year period was determined by applying two price-to-earnings multiples (9x and 10x) to year 2000 earnings (both before and after giving effect to expense reductions from the FOCUS program) using discount rates of 15% and 16%, which Morgan Stanley viewed as the appropriate discount rate range for a company with Chase's risk characteristics. Without giving effect to projected expense reductions from the FOCUS program, for the 9.0x case, the fully diluted stand-alone value of Chase Common Stock ranged from approximately $43 per share to approximately $45 per share, and for the 10.0x case, the fully diluted stand-alone value of Chase Common Stock ranged from approximately $47 per share to approximately $49 per share. After giving effect to projected expense reductions from the FOCUS program, for the 9.0x case, the fully diluted stand-alone value of Chase Common Stock ranged from approximately $50 per share to approximately $52 per share, and for the 10.0x case, the fully diluted stand-alone value of Chase Common Stock ranged from approximately $54 per share to $57 per share.

          Historical Exchange Ratio and Stock Price Study. Morgan Stanley compared the historical price-to-earnings ratios of Chemical and Chase during the period from January 19, 1994 through August 22, 1995 and the historical price-to-book value ratios of Chemical and Chase during the period from January 1, 1994 through August 14, 1995. In addition, Morgan Stanley reviewed the historical market price movement of Chemical Common Stock and Chase Common Stock from January 1, 1994 to August 25, 1995 and the relationship between movements of such stocks and movements in a composite index comprised of the following six bank holding companies which Morgan Stanley judged to be comparable: Citicorp, BankAmerica Corporation, J.P. Morgan & Co., Inc., Bankers Trust New York Corporation, First Chicago Corporation and NationsBank Corporation. Morgan Stanley also analyzed the ratio of closing prices per share of Chemical Common Stock and Chase Common Stock during the period from August 1, 1994 through August 25, 1995. Morgan Stanley observed that such exchange ratio had averaged approximately .97 during such period (with a high of 1.07 and a low of approximately .84) and had averaged 1.00 over the prior six months and .94 during the period from August 1, 1994 to the announcement on April 5, 1995 of the purchase by Heine Securities Corporation of 6.1% of the outstanding Chase Common Stock.

     In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its August 27, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinions. In addition, Morgan Stanley considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Chemical, Chase or the combined entity.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Chemical or Chase. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's August 27, 1995 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

     The Chemical Board of Directors retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and may buy and sell, securities of Chemical and Chase. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Chemical and to Chase and have received customary fees for the rendering of these services.

     Chemical agreed to pay Morgan Stanley a fee of $3 million, which was payable upon delivery of its August 27, 1995 opinion. In addition, Chemical has agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley and to indemnify and hold harmless Morgan Stanley and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

     Chase. Chase has retained Wolfensohn and Goldman Sachs to act as its financial advisors in connection with the Merger. On August 27, 1995 and on the date hereof, Wolfensohn and Goldman Sachs delivered written opinions to the Chase Board of Directors. The opinions of Wolfensohn, as investment bankers, state that, as of the dates of such opinions, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Chase Common Stock. The opinions of Goldman Sachs state that, as of the date of such opinions, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Chase Common Stock.

     THE FULL TEXTS OF THE WRITTEN OPINIONS OF GOLDMAN SACHS AND WOLFENSOHN TO THE CHASE BOARD OF DIRECTORS DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINIONS, ARE ATTACHED HERETO AS ANNEXES V AND VI, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF CHASE

COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINIONS IN THEIR ENTIRETY. THE OPINIONS OF GOLDMAN SACHS AND WOLFENSOHN DO NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CHASE COMMON STOCK AS TO HOW TO VOTE AT THE CHASE SPECIAL MEETING. THE SUMMARY OF THE OPINIONS OF GOLDMAN SACHS AND WOLFENSOHN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXTS OF THE OPINIONS ATTACHED AS ANNEXES V AND VI HERETO.

     In connection with rendering their opinions dated August 27, 1995, Wolfensohn and Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to stockholders and Annual Reports on Form 10-K of Chase and Chemical for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Chase and Chemical; certain other communications from Chase and Chemical to their respective stockholders; and certain internal financial analyses and forecasts for Chase and Chemical prepared by their respective managements, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies (collectively, the "Synergies") expected by Chase and Chemical to be achieved as a result of the Merger. Wolfensohn and Goldman Sachs have also reviewed and considered in their analyses information prepared by members of senior managements of Chase and Chemical relating to the relative contributions of Chase and Chemical to the Surviving Corporation and the estimated pro forma impact of the Merger on earnings per share, consolidated capitalization and certain other financial ratios for the Surviving Corporation as compared to Chase and Chemical. Wolfensohn and Goldman Sachs also held discussions with members of the senior managements of Chase and Chemical regarding the past and current business operations, regulatory relationships, financial conditions and future prospects of their respective companies, senior managements' assessment of the strategic fit and implications of the Merger, and the Synergies. In addition, Wolfensohn and Goldman Sachs reviewed the reported price and trading activity for the Chase Common Stock and the Chemical Common Stock, compared certain financial and stock market information for Chase and Chemical with similar information for certain other companies having certain similar characteristics or operating in similar lines of business to Chase and Chemical, the securities of which are publicly traded, reviewed the financial terms, to the extent publicly available, of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as Wolfensohn and Goldman Sachs, respectively, considered appropriate.

     Goldman Sachs and Wolfensohn each relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them or conveyed to them in discussions with senior managements of Chase and Chemical for purposes of their opinions. In that regard, Goldman Sachs and Wolfensohn have assumed that the financial forecasts (and the assumptions and bases therefor), including the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Chase and Chemical and that such Synergies will be realized in the amounts and at the times contemplated thereby, and in rendering their opinion they express no view as to the reasonableness of such forecasts or the assumptions on which they are based. Goldman Sachs and Wolfensohn are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for each of Chase and Chemical are in the aggregate adequate to cover all such losses. Goldman Sachs and Wolfensohn also assumed without independent analysis that the obligations of Chase and Chemical pursuant to derivatives, swaps, foreign exchange financial instruments and off-balance-sheet lending-related financial instruments will not have an adverse effect which would be relevant to their analysis. In addition, Goldman Sachs and Wolfensohn have not reviewed individual credit files or conducted a physical inspection of any properties or assets and have not made an independent evaluation or appraisal of the assets and liabilities of Chase or Chemical or any of their subsidiaries and Goldman Sachs and Wolfensohn have not been furnished with any such evaluation or appraisal. Goldman Sachs and Wolfensohn have further assumed that obtaining any necessary regulatory approvals or third party consents for the Merger or otherwise will not have a materially adverse effect on the Surviving Corporation. The opinions of Goldman Sachs and Wolfensohn as to the fairness of the Exchange Ratio address the ownership position in the Surviving Corporation to be received by the holders of Chase Common Stock pursuant to the Exchange Ratio on the terms set forth in the Merger Agreement and do not address the future trading or acquisition value for the stock of the Surviving Corporation. In addition, their opinions do not address the relative merits of the Merger and alternative business strategies. In that regard, Goldman Sachs and Wolfensohn were not requested to, and did not, solicit third party indications of interest in acquiring all or part of Chase or in engaging in a business combination or any other strategic transaction with Chase. Goldman Sachs and Wolfensohn have assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the holders of shares of Chase Common Stock will not recognize gain or loss for tax purposes as a result of the Merger.

     In connection with their opinions, Goldman Sachs and Wolfensohn performed certain financial analyses, which were reviewed with the Chase Board of Directors on August 25, 1995 and August 27, 1995. The following is a summary of these analyses.

          Historical Exchange Ratio Analysis. Goldman Sachs and Wolfensohn reviewed the ratio of the Chase Common Stock weekly closing trading prices to the Chemical Common Stock weekly closing trading prices from August 27, 1993 through August 23, 1995. This ratio ranged from approximately 0.82x to 1.06x. A review of the ratio of the Chase Common Stock monthly closing trading prices to the Chemical Common Stock monthly closing trading prices for the months ending August 31, 1990 through August 23, 1995 indicated a range from approximately 0.69x to 1.06x. (The ratio of the closing market prices of Chase Common Stock to Chemical Common Stock on August 25, 1995 of $53.00 and $54.375, respectively, was approximately 0.97x.)

          Selected Companies Analysis. Wolfensohn and Goldman Sachs reviewed and compared certain financial and stock market information of Chase and Chemical with that of a group of large commercial banks comprised of Citicorp, BankAmerica Corp., J.P. Morgan & Co. Inc., First Chicago Corporation, NBD Bancorp, Inc., Bankers Trust New York Corporation, NationsBank Corporation, and Bank of New York Company, Inc. (the "Bank Companies"). This analysis indicated that (i) the price earnings multiples, based on latest twelve months earnings per share, were approximately 9.8x for Chase and 8.7x for Chemical as compared to a mean of 13.9x and a median of 9.7x for the Bank Companies (with a range from 9.4x to 31.7x), (ii) the price earnings multiples, based on estimates by the Institutional Brokers Estimate System, a data service that compiles estimates of securities research analysts ("IBES"), of 1995 earnings per share were approximately 9.4x for Chase and 8.6x for Chemical as compared to a mean of 11.9x and a median of 9.7x for the Bank Companies (with a range from 8.6x to 24.2x),
     (iii) the price earnings multiples, based on IBES estimates of 1996 earnings per share, were approximately 8.0x for Chase and 7.6x for Chemical as compared to a mean of 8.9x and a median of 8.8x for the Bank Companies (with a range from 7.9x to 10.5x), (iv) the multiples of market price to book value per share were approximately 1.3x for both Chase and Chemical as compared to a mean and median of 1.4x for the Bank Companies (with a range from 1.1x to 1.8x), (v) the multiples of market price to tangible book value per share were 1.5x for Chase and 1.6x for Chemical as compared to a mean and median of 1.6x for the Bank Companies (with a range from 1.1x to 1.9x), and (vi) dividend yields were 2.9% for Chase and 3.2% for Chemical as compared to a mean of 3.6% and a median 3.2% for the Bank Companies (with a range from 1.1% to 5.9%). (Unless otherwise indicated, the financial data employed in the foregoing analysis were at or for the twelve months ended June 30, 1995.)

          Contribution Analysis. Goldman Sachs and Wolfensohn analyzed and compared the respective contribution of each of Chase and Chemical to the Surviving Corporation based on a comparison of certain stock market and financial information for each company as a separate entity on a stand-alone basis. This analysis did not take into account any Synergies. This analysis indicated that Chase would contribute to the Surviving Corporation approximately (i) 34.4% based upon net income for 1993, 44.7% based upon net income for 1994, and 38.9% based upon latest twelve months' net income, (ii) as of June 30, 1995, 39.9% based upon total assets, 42.6% based upon risk-adjusted assets, 43.1% based upon total loans, 41.8% based upon total deposits, 41.4% based upon common equity, 43.0% based upon total stockholders' equity, 41.4% based upon tangible common equity, 43.2% based upon tangible total equity, and 43.3% based upon Tier 1 capital, and (iii) 41.5% based upon fully diluted market capitalization as of August 25, 1995. The relative contributions of Chase and Chemical based upon projected earnings also were analyzed. The Exchange Ratio would result in holders of Chase Common Stock owning approximately 43% of the common stock of the Surviving Corporation immediately after consummation of the Merger.

          Selected Transactions Analysis. Wolfensohn and Goldman Sachs reviewed and analyzed certain financial, operating and stock market information relating to six selected merger transactions involving large commercial banking organizations. These transactions were the mergers of NBD Bancorp, Inc. and First Chicago Corporation (first announced on July 12, 1995), BB&T Financial Corporation and Southern National Corporation (first announced on August 1, 1994), KeyCorp and Society Corporation (first announced on October 4, 1993), Comerica, Inc. and Manufacturers National Corporation (first announced on October 28, 1991), Chemical Banking Corporation and Manufacturers Hanover Corporation (first announced on July 15, 1991) and Sovran Financial Corporation and Citizens and Southern Corporation (first announced on September 26, 1989). This analysis indicated that the exchange ratio received by stockholders of the smaller company represented (i) a percentage above market value ranging from approximately negative 3% to positive 17% based on closing stock prices one day prior to the public announcement of the transaction (with no percentage above market value being paid in three of the six transactions), (ii) a multiple of latest twelve months earnings per share ranging from approximately 9.1x to 19.1x (with only one transaction with a multiple in excess of 10.7x), and (iii) a multiple of tangible book value ranging from .8x to 2.3x. Based upon currently outstanding shares and the August 25, 1995 market prices for Chase Common Stock and Chemical Common Stock, the Exchange Ratio represents
     (i) a percentage above the market value of Chase Common Stock of approximately 7%, (ii) a multiple to the latest twelve months earnings per share of Chase of approximately 10.7x, and (iii) a multiple to Chase's tangible book value of approximately 1.7x.

          Pro Forma Combination Analysis. Goldman Sachs and Wolfensohn analyzed the pro forma impact of the Merger on the earnings per share of Chase Common Stock. Based upon IBES estimates, assuming the Merger will be accounted for as a pooling of interests for 1996, and taking into account the realization of the Synergies at the times projected by the managements of Chase and Chemical, the Merger will be accretive to holders of Chase Common Stock by 11.2% (before restructuring charges). The pro forma impact on earnings per share based upon projected earnings were also analyzed and were found to be accretive.

          Pro Forma Dividend Analysis. Based upon the current annual dividends per share of $1.80 and $2.00 on Chase Common Stock and Chemical Common Stock, respectively, and assuming the current dividend rate on Chemical Common Stock will be maintained following the Merger (see "-- Dividends"), holders of Chase Common Stock will realize a 15.6% increase in dividends (from $1.80 to $2.08 for each share of Chase Common Stock owned immediately prior to the Merger).

          Anticipated Cost Savings. Cost savings estimated by managements of Chase and Chemical to result from the Merger, which when fully phased-in would approximate 16% of projected combined 1995 noninterest expenses (see "Management and Operations After the Merger; Consolidation of Operations; Anticipated Cost Savings"), were compared to cost savings projected in selected in-market transactions (which when fully phased-in, as announced, ranged from 5% to 19% of the combined noninterest expense base of the merging bank holding companies). These transactions consisted of the pending mergers of PNC Bank Corp. and Midlantic Corp., and Fleet Financial Group Inc. and Shawmut National Corp., and the completed mergers of BB&T Financial Corp. and Southern National Corp., Marshall & Ilsley Corp. and Valley Bancorp., Bank of Boston Corp. and Multibank Financial Corp., Bank of Boston Corp. and Society for Savings Bancorp., Integra Financial Corp. and Equimark Corp., Barnett Banks Inc. and First Florida Banks Inc., Banc One Corp. and Team Bancshares Inc., KeyCorp and Puget Sound Bancorp., Comerica, Inc. and Manufacturers National Corp., Society Corp. and Ameritrust Corp., First of America Bank Corp. and Security Bancorp. Inc., BankAmerica Corp. and Security Pacific Corp., Chemical Banking Corp. and Manufacturers Hanover Corp., CoreStates Financial Corp. and First Pennsylvania Corp., MNC Financial Corp. and Equitable Bancorp, Boatmen's Bancshares Inc. and Centerre Bancorp., Bank of New York Company Inc. and Irving Bank Corp., and Wells Fargo & Co. and Crocker National Corp. Projected cost savings rather than actual cost savings were used by Goldman, Sachs and Wolfensohn for purposes of this analysis because information regarding projected cost savings is the only information publicly available regarding such savings.

     In connection with their opinions dated as of the date of this Proxy Statement/Prospectus, Wolfensohn and Goldman Sachs reviewed the analyses used to render their August 27, 1995 opinions to the Chase Board of Directors by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Goldman Sachs and Wolfensohn. In arriving at their fairness determination, Goldman Sachs and Wolfensohn considered the results of all such analyses and did not assign relative weights to any of the analyses.

     The analyses were prepared solely for the purpose of Wolfensohn and Goldman Sachs providing their opinions to the Chase Board of Directors as to the fairness of the Exchange Ratio to holders of Chase Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. Any estimates incorporated in the analyses performed by Wolfensohn and Goldman Sachs are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than any such estimates. No public company utilized as a comparison is identical to Chase, Chemical or the business segment for which a comparison is being made, and none of the comparable acquisition transactions or other business combinations utilized as a comparison is identical to the transactions contemplated by the Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared. In connection with the analyses, Wolfensohn and Goldman Sachs made, and were provided estimates and forecasts by Chase and Chemical management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Chase and Chemical. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Chase and Chemical or their respective advisors, none of Chase, Chemical, Goldman Sachs, Wolfensohn or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The opinions of Wolfensohn and Goldman Sachs necessarily were based on the economic, market and other conditions as in effect on, and the information made available to them as of, the dates of their opinions. The foregoing summary is qualified by reference to the written opinions of Wolfensohn and Goldman Sachs set forth in Annexes V and VI to this Proxy Statement/Prospectus.

     As described above, the opinions and presentation of Goldman Sachs and Wolfensohn to the Chase Board of Directors were only one of a number of factors taken into consideration by the Chase Board of Directors in making its determination to approve the Merger Agreement. In addition, the terms of the Merger were determined through negotiations between Chase and Chemical and were approved by the Chase Board of Directors. Although Wolfensohn and Goldman Sachs provided advice to Chase during the course of these negotiations, the decision to enter into the Merger Agreement and to accept the Exchange Ratio was solely that of the Chase Board of Directors.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Chase, having provided financial advisory and investment banking services to Chase for a number of years, including having acted as underwriter of offerings by Chase of its common stock, preferred stock and debt securities, having acted as financial advisor to Chase and as principal in connection with asset dispositions and having acted as financial advisor to Chase regarding a review of its strategic alternatives, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

Goldman Sachs also has provided certain investment banking services to Chemical from time to time, including having acted as financial advisor to Chemical in its merger with Manufacturers Hanover Corporation in 1991 and currently acting as financial advisor to Chemical with regard to Chemical's ownership interest in The CIT Group Holdings, Inc., and may provide investment banking services to Chemical in the future. In addition, Goldman Sachs is a full service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold long or short positions in securities or options on securities of Chase and Chemical.

     Wolfensohn is experienced in providing advice in connection with mergers and acquisitions and related transactions. Wolfensohn is familiar with Chase, having provided financial advisory and investment banking services to Chase for a number of years, including having acted as financial advisor to Chase regarding a review of its strategic alternatives, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Wolfensohn receives fees for the rendering of these financial advisory and investment banking services.

     Chase selected Wolfensohn and Goldman Sachs as its financial advisors because each is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and has familiarity with Chase and the industry in which it operates.

     Pursuant to letter agreements (the "Engagement Letters"), Chase engaged Wolfensohn and Goldman Sachs to act as its financial advisors with respect to a possible business combination with Chemical. Pursuant to the terms of the Engagement Letters, Chase has agreed to pay Wolfensohn a total of $4,000,000 consisting of (i) $1,000,000 upon execution of the Merger Agreement or delivery of an opinion and (ii) an additional $3,000,000 upon consummation of the Merger, and to pay Goldman Sachs $4,000,000 upon consummation of the Merger. In addition, Chase has agreed to reimburse each of Wolfensohn and Goldman Sachs for their reasonable out-of-pocket expenses, including the fees and disbursements of their attorneys, plus any sales, use or similar taxes arising in connection with their engagement and to indemnify each of them and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

STRUCTURE OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Chase will merge with and into Chemical. Chemical will be the Surviving Corporation in the Merger, and will continue its corporate existence under Delaware law under the name "The Chase Manhattan Corporation". At the Effective Time, the separate corporate existence of Chase will terminate. The Chemical Charter, as in effect immediately prior to the Effective Time (and as amended and restated as described herein), will be the Certificate of Incorporation of the Surviving Corporation, and the By-laws of Chemical, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

MERGER CONSIDERATION

     Upon consummation of the Merger, except as described below, (a) each outstanding share of Chase Common Stock, other than shares held in Chase's treasury or held by Chemical or any wholly-owned subsidiary of Chemical or Chase (except in both cases for shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which a subsidiary of Chemical or Chase acts as investment advisor that, in any such case, are beneficially owned by third parties ("Trust Account Shares") and shares acquired in respect of debts previously contracted ("DPC Shares")), will be automatically converted (except that cash will be paid in lieu of fractional shares as described under "-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" below) into 1.04 fully paid and nonassessable shares of Chemical Common Stock, together with the appropriate number of Chemical Rights attached thereto, and (b) with the exception of shares held in Chase's treasury or held by Chemical or any wholly-owned subsidiary of Chemical or Chase (other than Trust Account Shares and DPC Shares), each outstanding share of Chase Preferred Stock (which currently consists of (i) Chase Preferred Stock, 10-1/2% Series G (the "Chase 10-1/2% Preferred Stock"), (ii) Chase Preferred Stock, 9.76% Series H (the "Chase 9.76% Preferred Stock"),

(iii) Chase Preferred Stock, 10.84% Series I (the "Chase 10.84% Preferred Stock"), (iv) Chase Preferred Stock, 9.08% Series J (the "Chase 9.08% Preferred Stock"), (v) Chase Preferred Stock, 8 1/2% Series K (the "Chase 8 1/2% Preferred Stock"), (vi) Chase Preferred Stock, 8.32% Series L (the "Chase 8.32% Preferred Stock"), (vii) Chase Preferred Stock, 8.40% Series M (the "Chase 8.40% Preferred Stock"), and (viii) Chase Preferred Stock, Adjustable Rate Series N (the "Chase Adjustable Rate Preferred Stock")) shall be converted into one share of a newly established series of Chemical Merger Preferred Stock having substantially the same terms as the share of Chase Preferred Stock being so converted. See "Description of Capital Stock -- Description of Chemical Merger Preferred Stock".

     Any shares of Chase Common Stock or Chase Preferred Stock owned immediately prior to the Effective Time by Chemical, Chase or their wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) will be cancelled. All shares of Chemical Common Stock and Chemical Preferred Stock owned immediately prior to the Effective Time by Chase (other than Trust Account Shares and DPC Shares) will become treasury stock.

     The terms of the Chemical Merger Preferred Stock are more fully described under "Description of Chemical Capital Stock" below.

     The Exchange Ratio was determined through arm's-length negotiations between Chemical and Chase.

EFFECTIVE TIME

     The Effective Time will be the time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is specified in such Certificate of Merger. The filing of the Certificate of Merger will occur on the first day which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver (subject to applicable law) of the conditions to consummation of the Merger set forth in the Merger Agreement (excluding conditions that, by their terms, cannot be satisfied until the date of closing) unless another date is agreed to in writing by Chase and Chemical. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before September 30, 1996. See "-- Conditions to the Consummation of the Merger" and
"-- Termination" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Chase Common Stock into Chemical Common Stock and Chase Preferred Stock into Chemical Merger Preferred Stock will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, Chemical Bank or another affiliate of Chemical, or another bank or trust company mutually designated by Chemical and Chase, in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal form to each former Chase stockholder. The transmittal form will contain instructions with respect to the surrender of certificates previously representing Chase Common Stock or Chase Preferred Stock to be exchanged for Chemical Common Stock (together with the attached Chemical Rights) or Chemical Merger Preferred Stock, as the case may be.

     CHASE STOCKHOLDERS SHOULD NOT FORWARD CHASE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. CHASE STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the Effective Time, each certificate that previously represented shares of Chase Common Stock or Chase Preferred Stock will represent only the Chemical Common Stock (together with the attached Chemical Rights) or Chemical Merger Preferred Stock into which such shares were converted in the Merger and the right to receive cash in lieu of fractional shares of Chemical Common Stock as described below.

     Holders of certificates previously representing Chase Common Stock or Chase Preferred Stock will not be paid dividends or distributions declared or made after the 30th day following the Effective Time on the Chemical Common Stock or the Chemical Merger Preferred Stock into which such shares have been converted, and will not be paid cash in lieu of fractional shares of Chemical Common Stock, until such certificates are surrendered to the Exchange Agent for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Chemical Common Stock payable as described below will be paid without interest.

     Former holders of record immediately prior to the Effective Time of shares of Chase Common Stock and Chase Preferred Stock will be entitled, at and after the Effective Time, to vote the number of shares of Chemical Common Stock and Chemical Merger Preferred Stock into which their shares of Chase Common Stock and Chase Preferred Stock were converted in the Merger, regardless of whether the certificates formerly representing such shares of Chase Common Stock or Chase Preferred Stock shall have been surrendered in exchange for certificates evidencing Chemical Common Stock (together with the attached Chemical Rights) or Chemical Merger Preferred Stock, as the case may be.

     All shares of Chemical Common Stock or Chemical Merger Preferred Stock issued upon conversion of shares of Chase Common Stock or Chase Preferred Stock, as the case may be (including any cash issued in lieu of any fractional shares of Chemical Common Stock), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Chase Common Stock or Chase Preferred Stock, subject, however, to Chemical's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Chase on such shares of Chase Common Stock or Chase Preferred Stock in accordance with the Merger Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     No fractional shares of Chemical Common Stock will be issued to any Chase stockholder upon surrender of certificates previously representing Chase Common Stock. For each fractional share that would otherwise be issued, Chemical will pay by check an amount equal to either (as elected by Chemical prior to the Effective Time) (i) a pro rata portion of the proceeds of the sale by the Exchange Agent of shares of Chemical Common Stock representing the aggregate of all such fractional shares, such sale to be executed by the Exchange Agent as soon as practicable after the Effective Time as, in the Exchange Agent's reasonable judgment, is consistent with obtaining the best execution of such sale at then prevailing prices on the NYSE or (ii) the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Chemical Common Stock on the NYSE Composite Transactions Tape on the business day immediately preceding the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary mutual representations and warranties relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of Chase and Chemical; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) documents filed by each of Chemical and Chase with the Commission and the accuracy of information contained therein; (e) the accuracy of information supplied by each of Chemical and Chase in connection with the Registration Statement and this Proxy Statement/Prospectus; (f) compliance with applicable laws; (g) the absence of material litigation; (h) filing of tax returns and payment of taxes; (i) certain contracts relating to certain employment, consulting and benefits matters; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) subsidiaries; (l) certain bank regulatory matters; (m) absence of certain material changes or events since June 30, 1995; (n) the inapplicability of Section 203 of the DGCL and of Section 8.01 of Chase's Certificate of Incorporation, as amended (the "Chase Charter"), relating to business combinations with interested stockholders, to the Merger Agreement and related agreements and transactions;
(o) required stockholder votes; (p) the absence of actions that would prevent using the "pooling of interests" method to account for the Merger; (q) the inapplicability of certain provisions of the Chemical Rights Agreement and the Chase Rights Agreement (each as defined in "Comparison of Stockholder Rights -- Rights Plans") to the Merger Agreement and certain related agreements and transactions; (r) title to properties; (s) ownership by Chase of Chemical Common Stock, and by Chemical of Chase Common Stock; and (t) brokers' and finders' fees.

CONDUCT OF BUSINESS PENDING MERGER

     Pursuant to the Merger Agreement, Chemical and Chase have each agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. In addition, Chemical and Chase have each agreed that, among other things, neither it nor any of its subsidiaries may, without the written consent of the other:

          (i) enter into any new material line of business;

          (ii) change its lending, investment, liability management and other material banking policies in any material respect (except as required by law or by policies imposed by a bank regulator);

          (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, except in the ordinary course of business consistent with past practice;

          (iv) declare or pay any dividends on shares of capital stock (other than regular quarterly cash dividends not in excess of $0.45 per share of Chase Common Stock, $0.50 per share of Chemical Common Stock, regular quarterly cash dividends as provided by and in accordance with the present terms of the Chase Preferred Stock and the Chemical Preferred Stock and dividends by a wholly owned subsidiary), or split, combine or reclassify any of its capital stock or issue any securities in lieu of shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock or redeem the Chase Rights or the Chemical Rights;

          (v) issue any shares of capital stock, other than issuances upon the exercise of Chase Warrants (as defined under "Effect on Chase Warrants"), pursuant to Chemical's dividend reinvestment plan or Chemical or Chase stock-based employee benefit plans in effect on August 27, 1995, by a wholly owned subsidiary to its parent, upon the exercise of Chase Rights or Chemical Rights, pursuant to Chase's agreement to acquire U.S. Trust Corporation and pursuant to the reinvestment of dividends payable August 15, 1995 pursuant to Chase's dividend reinvestment plan (which plan has been terminated);

          (vi) amend its Certificate of Incorporation or By-laws (except pursuant to the proposed amendment and restatement of the Chemical Charter as described herein or to file certificates of designations for each series of Chemical Merger Preferred Stock);

          (vii) amend the Chase Rights Agreement or the Chemical Rights Agreement (other than amendments contemplated by the Merger Agreement) in a manner adverse to the other party;

          (viii) make any acquisition or enter into any merger, except as disclosed prior to the date of the Merger Agreement, pursuant to the Stock Option Agreements, or pursuant to certain other limited exceptions;

          (ix) dispose of any material assets, except through internal reorganizations involving existing subsidiaries other than Chemical Bank or Chase Bank, as disclosed prior to the date of the Merger Agreement, as required by law to consummate the transactions contemplated by the Merger Agreement, or in the ordinary course of business;

          (x) incur any long term indebtedness other than in connection with the refinancing of existing debt or intercompany indebtedness or in the ordinary course of business;

          (xi) take any intentional action reasonably expected to have a material adverse effect on such party or the Surviving Corporation or to result in any of the conditions to the Merger not being satisfied or to adversely affect the parties' ability to obtain any required regulatory approvals without imposition of a burdensome condition;

          (xii) except as disclosed in documents filed with the Commission, change its method of accounting or its fiscal year;

          (xiii) without limiting each of Chemical's and Chase's rights under the Stock Option Agreements, intentionally take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a tax-free "reorganization" for tax purposes;

          (xiv) with certain limited exceptions, enter into, amend or terminate any employee benefit plan or employment agreement unless contemplated by the Employee Benefits Agreement (as defined under "Effect on Employee Benefit and Stock Plans" below); or

          (xv) solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "takeover proposal" (as defined in the Merger Agreement).

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following:

          (i) the Merger Agreement shall have been approved and adopted, and the amendment and restatement of the Chemical Charter described herein shall have been approved, by the holders of Chemical Common Stock, and the Merger Agreement shall have been approved and adopted by the holders of Chase Common Stock;

          (ii) the shares of Chemical Common Stock and of each series of Chemical Merger Preferred Stock issuable to Chase stockholders in connection with the Merger and such other shares of Chemical Common Stock required to be reserved for issuance in connection with the Merger shall be authorized for listing on the NYSE upon official notice of issuance;

          (iii) all necessary governmental approvals for the Merger shall have been obtained, including that of the Federal Reserve Board and the banking authorities of the State of New York, and any waiting periods imposed by any governmental entity with respect to the Merger shall have expired;

          (iv) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect, nor shall the Merger be illegal under any applicable law;

          (v) Chemical and Chase shall each have received letters dated the closing date specified in the Merger Agreement (the "Closing Date") from Price Waterhouse LLP (the independent auditors of each of Chemical and Chase) to the effect that the Merger qualifies for "pooling of interests" accounting treatment, and such letters shall not have been withdrawn; and

          (vi) in approving the Merger, no governmental authority shall have imposed a burdensome condition or restriction upon the Surviving Corporation or its subsidiaries which would reasonably be expected to either (i) have a material adverse effect on the Surviving Corporation after the Effective Time or (ii) prevent the parties from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby (including the contemplated merger of Chemical Bank and Chase Bank) that they anticipated receiving at the time of the execution of the Merger Agreement.

     In addition, each party's obligation to effect the Merger is subject to the following additional conditions (any of which may be waived by such party):

          (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have a material adverse effect on such party or the Surviving Corporation following the Effective Time; the other party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement and the Employee Benefits Agreement (as defined below under "-- Effect on Employee Benefit and Stock Plans"), and such party shall have obtained all necessary consents to the Merger (other than consents from governmental entities and other than those which, if not obtained, would not have a material adverse effect on the Surviving Corporation following the Effective Time);

          (ii) no triggering event under the Chemical Rights Agreement or the Chase Rights Agreement shall have occurred nor shall the Chemical Rights or the Chase Rights have become nonredeemable for any reason nor shall the Chase Rights become exercisable for shares of Chemical Common Stock upon consummation of the Merger; and

          (iii) such party shall have received an opinion of its counsel dated the Closing Date that (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Chemical and Chase will each be a party to that reorganization within the meaning of
     Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for federal income tax purposes by either party as a result of the consummation of the Merger and (iv) no income, gain or loss will be recognized for federal income tax purposes by stockholders of Chase upon the exchange in the Merger of shares of Chase for shares of Chemical (except to the extent of any cash received in lieu of fractional shares) (see "-- Certain Federal Income Tax Consequences").

Chase's obligation to effect the Merger is also subject to the satisfaction or waiver of the condition that Chemical has taken all corporate action, subject only to the filing of the Certificate of Merger and the certificates of designations with respect to each series of Chemical Merger Preferred Stock, in accordance with the DGCL, so that, when issued, the shares of Chemical Common Stock and Chemical Merger Preferred Stock to be issued pursuant to the Merger Agreement shall have been duly authorized, validly issued, fully paid and nonassessable.

STOCK EXCHANGE LISTINGS

     It is a condition to the Merger that the shares of Chemical Common Stock and the shares of each series of Chemical Merger Preferred Stock to be issued in the Merger be authorized for listing on the NYSE upon official notice of issuance. It is anticipated that an application will also be filed to list the shares of Chemical Common Stock to be issued in the Merger on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "ISE"), but such listing is not a condition to the Merger. The Chase Common Stock is currently listed on the Dusseldorf, Paris and Frankfurt stock exchanges in addition to the NYSE and the ISE; however, the Chemical Common Stock is not listed on such exchanges and Chemical does not intend to apply for a listing on such exchanges in connection with the Merger.

DIVIDENDS

     Each of Chemical and Chase expects to continue to declare until the Effective Time their respective regularly scheduled dividends. The Merger Agreement requires each of Chemical and Chase to coordinate with the other the payment of dividends, and the designation of record and payment dates, relating to Chemical Common Stock and Chase Common Stock with the intent that holders of Chemical Common Stock and Chase Common Stock shall not receive two dividends, or fail to receive one dividend, for any calendar quarter.

     Chemical and Chase currently expect that the Board of Directors of the Surviving Corporation will continue to declare Chemical's regular quarterly cash dividends on the Chemical Common Stock following the Merger. Currently, the dividends on the Chemical Common Stock are $0.50 per share per quarter, or $2.00 per share per year. Stockholders should note that future dividends will be determined by the Board of Directors of the Surviving Corporation in light of the earnings and financial condition of the Surviving Corporation and its subsidiaries and other factors, including applicable governmental regulations and policies.

REGULATORY APPROVALS REQUIRED

     The Merger and the contemplated merger of Chemical Bank and Chase Bank (the "Bank Merger") are subject to the prior approval of the Federal Reserve Board and the banking authorities of the State of New York. Aspects of the Merger will require notifications to, and/or approvals from, certain other federal authorities and banking authorities in certain other states as well as in certain of the foreign jurisdictions where Chemical and Chase currently operate.

     The Merger is subject to approval by the Federal Reserve Board under Sections 3 and 4 of the BHCA, and the Bank Merger is subject to approval by the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"). Under Section 3 of the BHCA and under the Bank Merger Act, the Federal Reserve Board must withhold approval of the Merger or the Bank Merger, as the case may be, if it finds that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve Board may not approve the Merger or the Bank Merger, as the case may be, if it finds that the effect thereof may be substantially to lessen competition or to tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that any such anti-competitive effects of the Merger or the Bank Merger are clearly outweighed in the public interest by the probable effects of the Merger or the Bank Merger in meeting the convenience and needs of the communities to be served. In each case, the Federal Reserve Board will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transactions. The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has sufficient capitalization, taking into account, among other things, asset quality.

     In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Chemical and Chase in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As part of the review process, the Federal Reserve Board frequently receives, in merger transactions, protests from community groups and others. All of the banking subsidiaries of Chemical and Chase have received either an "outstanding" or a "satisfactory" CRA rating in their most recent CRA examinations by their respective federal regulators.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), certain sections of which became effective September 29, 1995, the Federal Reserve Board generally may not approve an application if the applicant (including all insured depository institutions which are affiliates of the applicant), upon consummation of the acquisition, would control more than 10% of the total deposits of all insured depository institutions in the United States or 30% or more of the total amount of deposits of all insured depository institutions in a particular state. Chemical does not believe that after the Merger it would control deposits in excess of either limitation.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC") and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Chemical for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any such hearing, meeting or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

     Under Section 3 of the BHCA, the Merger and the Bank Merger may not be consummated for 30 days from the date of approval by the Federal Reserve Board, during which time the Merger could be challenged by the Department of Justice on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, however, this waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Justice Department would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically ordered otherwise. In reviewing the Merger, the Justice Department could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Justice Department could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects.

     Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of Chemical's and Chase's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of Chemical and Chase and the effect of the proposed transaction on those resources.

     The Merger and Bank Merger will be subject to the prior approval of the Superintendent of Banks and the Banking Board of the State of New York. The factors that the Superintendent of Banks and the Banking Board will consider in determining whether to grant their approval include the competitive effects of the Merger and the Bank Merger, the principles of sound banking and the public interest and the needs of the communities served by Chemical Bank and Chase Bank.

     In addition, the Merger will require certain approvals in Delaware, Maryland and certain of the other states and foreign jurisdictions where Chemical and Chase are engaged in business. Chemical and Chase do not currently anticipate any significant difficulties in obtaining such approvals or any material impact on the operations of the combined entity if any such approvals are not obtained.

     Chemical's and Chase's rights to exercise their respective options under the Stock Option Agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of such respective options would result in Chemical or Chase, as the case may be, owning more than 5% of the outstanding shares of Chase Common Stock or Chemical Common Stock, respectively. In considering whether to approve Chemical's or Chase's right to exercise its option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

     Chemical and Chase have filed applications for approval of the Merger with the Federal Reserve Board, the banking authorities of New York State and certain other banking authorities prior to the date hereof and intend to file any remaining applications as soon as practicable following the date of this Proxy Statement/ Prospectus.

     There can be no assurance as to whether or when any of the above-described regulatory approvals required for consummation of the Merger will be obtained or as to any conditions that may be imposed in connection with the granting of such approvals. See "-- Conditions to the Consummation of the Merger".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following describes the principal federal income tax consequences of the Merger under the Code, assuming that the Merger is consummated as contemplated herein. This discussion is based on current laws and interpretations thereof, which are subject to change. The discussion assumes that the Chase stock exchanged by each holder in the Merger is held as a capital asset and does not take account of rules that may apply to holders of Chase stock ("Chase Stockholders") that are subject to special treatment under the Code (including, without limitation, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, stockholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation or foreign persons). Also, the discussion does not address state, local or foreign tax consequences. Consequently each Chase Stockholder should consult its own tax advisor as to the specific tax consequences of the Merger to that stockholder.

     Tax Opinions. The obligations of Chemical and of Chase to consummate the Merger are subject to the receipt of the opinions of tax counsel outlined below, unless waived. Neither Chemical nor Chase has requested or will request an advance ruling from the Internal Revenue Service (the "IRS") as to the tax consequences of the Merger.

     As of the date of this Proxy Statement/Prospectus, Simpson Thacher & Bartlett, counsel to Chemical, and Sullivan & Cromwell, special counsel to Chase, have advised Chemical and Chase, respectively, that in their opinion, based on certain customary representations and assumptions referred to in such opinions, (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of

Section 368(a) of the Code, (ii) Chemical and Chase will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for federal income tax purposes by either Chase or Chemical as a result of the consummation of the Merger and (iv) no income, gain or loss will be recognized for federal income tax purposes by Chase Stockholders upon the exchange in the Merger of shares of Chase for shares of Chemical (except to the extent of any cash received in lieu of fractional shares). In addition, consummation of the Merger is conditioned upon the receipt by Chemical and Chase of the opinions described above dated as of the Closing Date. In connection with clause (iv) of the foregoing, counsel have not opined and are not required to opine as to the federal income tax treatment of any real property transfer or gains taxes paid by Chemical pursuant to Section 5.9 of the Merger Agreement. See "--Other Tax Considerations" below.

     Cash Received in Lieu of Fractional Shares. A Chase Stockholder who receives cash in the Merger in lieu of a fractional share interest in Chemical Common Stock will be treated for federal income tax purposes as receiving such fractional share interest and then redeeming it for cash. Such a Chase Stockholder will recognize gain or loss as of the Effective Time in an amount equal to the difference between the amount of cash received and the portion of the stockholder's adjusted tax basis in the shares of Chase Common Stock allocable to the fractional share interest. Any gain or loss will be capital gain or loss if the stockholder holds the Chase Common Stock as a capital asset at the Effective Time and will be long-term capital gain or loss if the holding period for the fractional share interest deemed to be received and then redeemed is more than one year.

     Tax Basis and Holding Period of Chemical Stock. The tax basis of the shares of Chemical stock received by the Chase Stockholders will be the same as the tax basis of their Chase stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received). The holding period of the Chemical stock in the hands of the Chase Stockholders will include the holding period of their Chase stock exchanged therefor, provided such Chase stock is held as a capital asset at the Effective Time.

     Other Tax Considerations. As a result of the Merger, New York State Real Property Transfer Gains Tax and Real Estate Transfer Tax and New York City Real Property Transfer Tax will be due in respect of real property and leasehold interests currently owned by Chase. It is possible that the IRS may take the position that payment of such taxes by Chemical pursuant to Section 5.9 of the Merger Agreement is on behalf of the Chase Stockholders, in which case the Chase Stockholders would be required to recognize gain with respect to such payment. Chemical intends to take the position that its payment of the real property transfer or gains taxes will not require the Chase Stockholders to recognize gain. Chase Stockholders should consult their own tax advisors as to the consequences of the payment of such taxes by Chemical.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Chemical and Chase will be carried forward to the Surviving Corporation at their recorded amounts after addressing any conformity issues; income of the Surviving Corporation will include income of Chemical and Chase for the entire fiscal year in which the combination occurs after addressing any conformity issues; and the reported income of the separate companies for prior periods will be combined and restated as income of the Surviving Corporation after addressing any conformity issues.

     The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of letters from Price Waterhouse LLP (the independent auditors of each of Chemical and Chase) to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval and adoption of the Merger Agreement by the stockholders of Chase or Chemical: (a) by mutual consent of Chemical and Chase in a written instrument; (b) by either Chemical or Chase upon written notice to the other party if the Federal Reserve Board shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by the Merger Agreement (including, without limitation, the Bank Merger) or if any governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement or imposing a burdensome condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted; (c) by either Chemical or Chase if the Merger shall not have been consummated on or before September 30, 1996; or (d) by either Chemical or Chase if any approval of the stockholders of Chase or of Chemical required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

     In the event of termination of the Merger Agreement by either Chase or Chemical, the Merger Agreement will become void and there will be no liability or obligation on the part of Chemical or Chase or their respective officers or directors other than under certain specified provisions of the Merger Agreement dealing with broker's and finder's fees and indemnification therefor, confidentiality agreements and expenses, and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

AMENDMENT AND WAIVER

     Subject to applicable law, (a) the Merger Agreement may be amended by an instrument in writing signed on behalf of each party at any time by action taken or authorized by the respective Boards of Directors of Chemical and Chase (except that after the Merger Agreement shall have been approved and adopted by the stockholders of either Chemical or Chase, no amendment may be entered into which requires further approval by such stockholders unless such further approval is obtained) and (b) at any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors and by written instrument signed on behalf of each party, (i) extend the time for performance of the obligations of the other party to the Merger Agreement, (ii) waive inaccuracies in representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement.

     Pursuant to Section 251(d) of the DGCL, no amendment to the Merger Agreement made subsequent to the approval and adoption of the Merger Agreement by the stockholders of Chemical or Chase may alter or change the amount or kind of shares, securities, cash, property and/or rights to be received by such stockholders in the Merger, alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger or alter or change any terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of stock of Chemical or Chase, respectively.

EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby shall be paid by the party incurring such expense, except as otherwise provided in the Stock Option Agreements and except that (a) if the Merger is consummated, Chemical shall pay, or cause to be paid, any and all property or transfer taxes imposed on Chase or its subsidiaries and any real property transfer or gains tax imposed on any holder of shares of capital stock of Chase resulting from the Merger and (b) Chemical and Chase shall share equally the expenses incurred in connection with filing, printing and mailing this Proxy Statement/Prospectus.

EFFECT ON EMPLOYEE BENEFIT AND STOCK PLANS

     In connection with entering into the Merger Agreement, Chemical and Chase have entered into an Employee Benefits Agreement, dated as of August 27, 1995 (the "Employee Benefits Agreement"), pursuant to which the parties have agreed to take certain actions to harmonize the change in control or merger-related provisions of their respective employee benefits arrangements. The intent of the Employee Benefits Agreement is, where appropriate, to treat Chemical and Chase employees in a consistent manner and, as contemplated by Chase's existing plans, to avoid immediate vesting and payment of awards or benefits upon stockholder approval of the Merger. The following summary of the Employee Benefits Agreement is qualified in its entirety by reference to the Employee Benefits Agreement, which is an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. Chemical and Chase are continuing to discuss the transition from separate employee benefit plans to common plans and have not finally determined the manner in which the goal of creating common plans will be accomplished.

     Pursuant to the Merger Agreement, Chemical and Chase have agreed that, except as set forth below and unless otherwise agreed, the retirement and certain other employee benefit plans of Chemical and Chase will remain in effect after the Effective Time with respect to employees covered by such plans at such time, except that interests under any Chase benefit plan that are based on Chase Common Stock would be based on Chemical Common Stock. Chemical and Chase have also agreed to negotiate in good faith to formulate benefit plans for the Surviving Corporation after the Effective Time that, to the extent permitted by applicable law, provide benefits for services after the Effective Time on a basis that does not discriminate between employees who were covered by the benefit plans of Chemical and employees who were covered by the benefit plans of Chase.

     Summary of the Employee Benefits Agreement. As contemplated by the Employee Benefits Agreement, approximately 30 executive officers of Chase and Chase Bank who are parties to individual termination agreements have agreed to amend those agreements. In addition, Chase's Chairman and Chief Executive Officer, Thomas G. Labrecque, has agreed that his termination agreement will not apply in respect of the Merger and that it will terminate at the Effective Time. Prior to the contemplated amendments, the agreements provided that in the event of a termination of employment by the employer without "cause" or by the executive for "good reason" (each as defined therein) following a "change in control" (which would include the transactions contemplated by the Merger Agreement), the officers would receive a cash payment equal to a multiple of two (or, in the case of the Chief Executive Officer and the three Vice Chairmen of the Board, three) times the sum of the officer's (i) current annual rate of salary plus (ii) bonus based on the officer's average bonus for the past five years (expressed as a percentage of salary, multiplied by the officer's current annual rate of salary) as well as continued coverage under Chase welfare benefit plans for the period of years equal to the specified multiple. Under the amended agreements, for purposes of any change of control arising out of the Merger, the definition of "good reason" has been revised to exclude certain changes in the employment relationship. Accordingly, fewer events will permit an executive to terminate his or her employment for "good reason" and receive severance pay. After the amendments, "good reason" includes those instances in which (i) the officer suffers a substantial diminution in the overall importance of the officer's role with the combined entity, (ii) the officer's salary is reduced or the officer does not receive current or deferred compensation when due, (iii) the officer is not included in compensation and benefit plans on a basis reasonably comparable to those afforded to the officer's peers, (iv) the officer does not receive a bonus that properly reflects the officer's performance, or
(v) the officer is relocated (other than to New York or, for an officer working outside the U.S., to another non-U.S. location) more than 50 miles from the officer's current location. Chemical had no termination arrangements comparable to those provided to the Chase executives. However, approximately 40 Chemical executives at the level of Executive Vice-President and above (with the exception of Chemical's Chairman and Chief Executive Officer, Walter V. Shipley) have been or will be offered individual agreements which are substantially equivalent to the agreements covering Chase executives (as amended) except that
(i) these Chemical agreements only apply in the case of the Merger, and not to any other transaction, and (ii) they differ from the Chase agreements where necessary to reflect Chemical's existing compensation and benefits programs. Mr. Shipley will not have a termination agreement with Chemical.

     As required by the Employee Benefits Agreement, Chase has amended its Special Severance Plan for certain executive officers (i) to provide that the Plan will apply to terminations occurring after the signing of the Merger Agreement; and (ii) to provide for a narrowing of the circumstances under which severance and other benefits will be paid in the case of a termination for "good reason." Generally the definition of "good reason" as amended is similar to that described above, except that a substantial diminution in the overall importance of the executive's role with the combined entity will not constitute "good reason" in the event of a voluntary termination of employment and there is no protection in the event of a change in location of employment. Prior to the amendment, the Plan, which covers approximately 120 Senior Vice Presidents and officers of equivalent grade, provided that up to two years of severance payments and benefit continuation would be provided in the event a Plan participant was terminated by the employer without "cause" or resigned for "good reason" (as defined in the Plan) following a change in control. Under the amendment the amount of severance payable under the Plan has been adjusted to simplify the schedule of payments thereunder which will generally result in higher severance payments for those employees with less than 25 years of service. Chemical will adopt a special severance plan, substantially in the same form as the Chase Special Severance Plan, for approximately 385 key management personnel holding comparable positions to those held by Chase Senior Vice Presidents.

     Both Chemical and Chase Bank maintain general severance programs for employees who are not covered by individual termination agreements or by any special severance plan. Under the Employee Benefits Agreement, these general severance programs have been amended to provide the same formula for severance payments to all employees whose positions are eliminated during the period commencing with the signing of the Merger Agreement and ending two years after the Effective Time.

     As required by the Employee Benefits Agreement, Chase has amended its 1982/1987 and 1994 Long-Term Incentive Plans so that all options and other equity rights granted under such plans will be treated as follows: (i) the Merger will not accelerate the exercisability of options or the vesting of any such equity grants, as provided under the pre-amendment plans, but (ii) such exercisability or vesting will, however, accelerate in the event of an involuntary termination of the employee, unless such termination is by the employer for "cause" or by the employee without "good reason" (both as defined in the Plans), after stockholder approval of the Merger, and any such option and related equity rights will remain exercisable for 24 months after any such termination of employment unless they otherwise expire within such 24-month period. The definitions of "cause" and "good reason" for purposes of these Plans are taken from the applicable individual termination agreement, in the case of executive officers having such agreements, or from the Special Severance Plan, in the case of Senior Vice Presidents and officers of equivalent grade participating in such Plan. For all other Plan participants, the definition of "good reason" has been amended to delete any reference to the participant's job status or responsibilities, in conformity with the changes described above.

     In addition, Chase will administer its Stock Option Program for Employees to limit the number of shares that can be sold upon the exercise of options to 200,000 shares per day. All options under the Program will become exercisable upon stockholder approval of the Merger Agreement. Chemical's comparable plan has a limit of 300,000 shares per day.

     As required by the Employee Benefits Agreement, Chase Bank has eliminated the immediate vesting and payout features in its supplemental benefit plans that would otherwise have been triggered by the Merger, but will vest the benefits of an employee who would otherwise be eligible for such benefits upon the termination of the employee's employment for any reason after stockholder approval of the Merger Agreement, unless such termination is for "cause" or by the employee other than for "good reason". The definition of "good reason" has been conformed to the definition of good reason described above for purposes of the long-term incentive plans. Chemical employees participating in its supplemental plan, which currently has no change in control provisions, will be treated in a similar manner, consistent with Chemical's past practice under these plans.

     As required by the Employee Benefits Agreement, Chase Bank has amended its qualified retirement plans to provide that accelerated vesting of accrued benefits thereunder due to stockholder approval of the Merger Agreement will be limited to those employees who have completed at least three years of service as of August 31, 1995. Chemical will amend its qualified retirement plans to provide a similar result. Prior to the amendments, the Chase qualified retirement plans provided that all unvested accrued benefits would vest upon a change in control (including stockholder approval of the Merger Agreement) occurring on or before December 31, 1995. The Chemical plans had no similar provisions.

     Chase's Three-Year Incentive Arrangement for Certain Executive Officers creates an incentive pool that provides additional compensation if the price of Chase Common Stock reached certain levels (which targets have been reached). Prior to the amendment discussed below, upon a change in control (including stockholder approval of the Merger) participants were entitled to immediate payout of the maximum amounts payable under the arrangement. As contemplated by the Employee Benefits Agreement, Chase has amended the arrangement so that the Chase Compensation Committee will have the discretion to lower any award amount under the arrangement (if such adjustment is warranted) payable upon stockholder approval of the Merger.

     Under the Chase Bank Special Management Incentive Plan for 1994-1996 (which is generally intended to parallel the Three-Year Incentive Arrangement for Certain Executive Officers), 50% of the pool thereunder was to be paid if a target price of $52 per share of Chase Common Stock was reached and the remaining 50% was to be paid if a $60 target price was reached, with payments made at the end of the applicable three-year period. In accordance with the Employee Benefits Agreement, Chase Bank has paid out half of the maximum award pool as a result of the Chase Common Stock having reached the $52 target. The Chase Bank Compensation Committee has determined the amounts payable with respect to the achievement of the $60 target, which also has been reached. Such amounts will be paid to participants in January 1997. If a covered executive is terminated without "cause" or resigns for "good reason" before January 1997, the participant will be entitled to a payout in January 1997 of the amount payable for the $60 target. The definitions of "cause" and "good reason" will be taken from the executive's individual termination agreement. Chemical has no comparable plan. However, Chemical employees who hold performance accelerated restricted stock will be treated in the same manner.

     Pursuant to the Employee Benefits Agreement, Chase Bank has amended its annual Management Incentive Plan so that stockholder approval of the Merger Agreement has no effect on awards thereunder that have been deferred. The effect of stockholder approval prior to such amendment would have been that any deferred awards under the plan would be paid out.

     Other Chase and Chase Bank incentive plans have been similarly amended to state that the Merger will not result in immediate payment of awards deferred thereunder. All such deferred awards will be paid out upon the employee's termination of employment thereunder.

     Conversion of Certain Stock-Based Awards. At the Effective Time, each outstanding option to purchase shares of Chase Common Stock (a "Chase Stock Option") and each outstanding stock appreciation right (a "Chase SAR") or restricted stock unit (a "Chase Unit") issued pursuant to any incentive or stock option program of Chase (the "Chase Plan"), whether vested or unvested, will be assumed by Chemical. Each Chase Stock Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Chase Stock Option, the same number of shares of Chemical Common Stock as the holder of such Chase Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, rounded, if necessary, up or down, to the nearest whole share, at a price per share equal to (i) the aggregate exercise price of the shares of Chase Common Stock otherwise purchasable pursuant to such Chase Stock Option divided by (ii) the number of full shares of Chemical Common Stock deemed purchasable pursuant to such Chase Stock Option; provided, however, that in the case of any such option that qualifies as an "incentive stock option" under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in order to comply with Section 424(a) of the Code. Each holder of a Chase SAR will be entitled to that number of stock appreciation rights of Chemical determined in the same manner as set forth above with respect to Chase Stock Options assumed by Chemical. Each holder of a Chase Unit will be entitled to that number of restricted stock units of Chemical determined by multiplying the number of Chase Units held by such holder immediately prior to the Effective Time by 1.04.

EFFECT ON CHASE WARRANTS

     At and after the Effective Time, each holder of a warrant to purchase Chase Common Stock issued pursuant to the Warrant Agreement, dated as of July 24, 1992 (the "Chase Warrant Agreement"), between Chase and Mellon Securities Trust Company, as Warrant Agent (a "Chase Warrant"), will be entitled to exercise such Chase Warrant for the number of shares of Chemical Common Stock that would have been issuable to such holder had such holder exercised such Chase Warrant immediately prior to the Effective Time. Accordingly, at and after the Effective Time, each such Chase Warrant will represent the right to acquire upon exercise thereof 1.04 fully paid and nonassessable shares of Chemical Common Stock at an exercise price of $34.6125 per Chase Warrant, subject to certain antidilution adjustments described in the Chase Warrant Agreement. Chemical has agreed to execute and deliver such instruments as may be required pursuant to the Chase Warrant Agreement for the due assumption by the Surviving Corporation of the Chase Warrants.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Boards of Directors and management of Chemical and Chase may be deemed to have certain interests in the Merger in addition to their interests generally as stockholders of Chemical or Chase, as the case may be. All of such additional interests are described below, to the extent material, and except as described below such persons have, to the best knowledge of Chemical and Chase, no material interests in the Merger apart from those of stockholders generally. The Chemical Board of Directors and the Chase Board of Directors were each aware of these interests of their respective directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Indemnification and Board Membership. The Merger Agreement provides that the Surviving Corporation will maintain all rights of indemnification existing in favor of the directors, officers and employees of Chase to the full extent that Chase would have been permitted under Delaware law and the Chase Charter and By-laws to indemnify such persons and will cause to be maintained for six years after the Effective Time directors' and officers' liability insurance on terms no less advantageous than those contained in policies maintained by Chase; provided that if the annual premium payments for such insurance exceed 250% of the annual premiums paid as of the date of the Merger Agreement by Chase the Surviving Corporation is required to maintain the maximum coverage available at an annual premium equal to 250% of Chase's annual premium.

     The Board of Directors of the Surviving Corporation as of the Effective Time is expected to consist of persons currently serving as outside directors of Chemical and Chase (subject, in each case, to normal scheduled retirements) and the five members of the Office of the Chairman of the Surviving Corporation, and certain officers of Chemical and Chase will become officers of the Surviving Corporation as of the Effective Time. See "Management and Operations After the Merger".

     Termination Agreements. Prior to the execution of the Merger Agreement, approximately 30 executive officers of Chase and Chase Bank, including Chase's Chief Executive Officer and the four other most highly paid executives, were parties to termination agreements. As described in the section above entitled "--Summary of the Employee Benefits Agreement," such executives have amended their termination agreements as contemplated by the Employee Benefits Agreement. In addition, Chase's Chairman and Chief Executive Officer, Thomas G. Labrecque, has agreed that his termination agreement will not apply in respect of the Merger and that it will terminate at the Effective Time.

     Prior to the contemplated amendments these agreements provided that the officer agreed to remain in the employ of Chase and its subsidiaries after a potential change in control until the earliest of (i) a date which is 12 months from the potential change in control, (ii) the date of a change in control,
(iii) termination by the executive for "good reason" (as defined therein) or due to death, disability or retirement or (iv) termination of the executive's employment by Chase for any reason. They also provided generally that if the officer's employment were terminated under certain limited circumstances before a change in control or within 24 months after a change in control by the employer without "cause" (as defined therein) or by the executive for "good reason", the officer (a) would receive a single sum payment equal to two or three times, depending on the officer's position, the sum of (i) such officer's current annual base salary and (ii) an amount equal to such current annual base salary multiplied by such officer's average percentage annual bonus paid or payable over the preceding five years (expressed as a percentage of annual base salary) and (b) subject to certain limitations would continue to participate in Chase's life, disability, accident and health insurance plans for up to 24 or 36 months, depending on the officer's position, after such officer's termination. The agreements were generally to continue in effect until December 31, 1995, and were to be automatically renewed thereafter for additional one year periods unless at least three months prior notice of termination was given. The agreements also provided that if an officer's change-in-control benefits, less the 20% excise tax imposed under
Section 4999 of the Code, would exceed the maximum amount which could be paid to the officer without such excise tax being imposed, Chase would pay the officer an additional amount so that the net amount retained by the officer would equal the full amount of the officer's change in control benefits. In all other situations, the officer's change in control benefits were to be limited to the amount which could be paid without incurring such excise tax.

     As described in the section entitled " -- Effect on Employee Benefit and Stock Plans -- Summary of the Employee Benefits Agreement" above, the amended agreements provide that, upon the occurrence of stockholder approval of the Merger, the circumstances under which an executive will receive severance pay and other benefits in the event of a termination of employment for "good reason" exclude certain changes in the employment relationship. See " -- Effect on Employee Benefit and Stock Plans -- Summary of the Employee Benefits Agreement" for a description of the five events constituting "good reason" under the amended agreements.

     Chemical had no comparable termination arrangements. However, approximately 40 Chemical executives at the level of Executive Vice-President and above (with the exception of Chemical's Chairman and Chief Executive Officer, Walter V. Shipley) have been or will be offered individual agreements which are substantially equivalent to the agreements covering Chase executives (as modified) except that (i) these agreements only apply in the case of the Merger, and not to any other transaction, and (ii) they differ from the Chase agreements where necessary to reflect Chemical's existing compensation and benefits programs. Mr. Shipley will not have a termination agreement with Chemical.

     Prior to the execution of the Merger Agreement, Chase's retirement plan and fee deferral plan for its Board of Directors provided that in the event of a change in control, all benefits became vested (to the extent not already vested) and immediately payable. These change of control provisions have been amended so that the Merger has no effect on either the amount or timing of benefits payable under the retirement plan or the deferred balances paid under the fee deferral plan. Certain directors of Chase who are also executive officers participate in the Chase Bank supplemental retirement plans in their capacities as executive officers. If certain of such executive officers leave the employ of Chase upon or after the Merger, amounts payable to such executive officers under such plans will be calculated as if such executive officers had achieved retirement or early retirement age, as applicable.

     For a discussion of other rights which senior executives of Chase or Chemical may have which would be triggered by the Merger or by a termination within some period of time before or after the Merger, see the section entitled " -- Effect on Employee Benefit and Stock Plans" above.

RECIPROCAL STOCK OPTION AGREEMENTS

     General. Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement thereto, Chemical and Chase entered into (i) the Chemical Stock Option Agreement pursuant to which Chemical granted Chase an option to purchase up to 50,170,882 shares of the outstanding Chemical Common Stock (or such greater number of shares of Chemical Common Stock as shall represent 19.9% of the then outstanding Chemical Common Stock) at a price per share of $53.50 and (ii) the Chase Stock Option Agreement pursuant to which Chase granted Chemical an option to purchase up to 34,551,183 shares of the outstanding Chase Common Stock (or such greater number of shares of Chase Common Stock as shall represent 19.9% of the then outstanding Chase Common Stock) at a price per share of $51.875.

     The following is a summary of certain provisions of the Chemical Stock Option Agreement and the Chase Stock Option Agreement, which are attached as Annexes II and III, respectively, to this Proxy Statement/Prospectus and are incorporated herein by reference. The following summary is qualified in its entirety by reference to the Stock Option Agreements. The terms of the Stock Option Agreements are identical in all material respects other than with respect to the shares which may be purchased pursuant thereto and the exercise prices.

     Exercise of the Options. The options are exercisable only upon the occurrence of one of the following events (each a "Purchase Event"):

          (a) any person (other than the grantee of the relevant option (as the case may be, the "grantee") or any of its subsidiaries) shall have commenced or filed a registration statement under the Securities Act with respect to a tender offer or exchange offer for shares of the common stock of the issuer of the relevant option (as the case may be, the "issuer") such that, upon consummation of such offer, such person would have beneficial ownership (as defined under the Exchange Act) of 15% or more of the outstanding common stock of the issuer;

          (b) the issuer or any of its subsidiaries shall have proposed or entered into an agreement with any person (other than the grantee or any of its subsidiaries), to (i) effect a merger, consolidation or similar transaction involving the issuer or any of its significant subsidiaries,
     (ii) sell, lease or otherwise dispose of 20% or more of the consolidated assets of the issuer and its subsidiaries, or (iii) issue, sell or otherwise dispose of (including by merger, consolidation, share exchange or similar transaction) securities representing 15% or more of the voting power of the issuer or any of its significant subsidiaries (any of the foregoing an "Acquisition Transaction");

          (c) any person (other than the grantee or its subsidiaries) or "group" (as defined under the Exchange Act) shall have acquired beneficial ownership (as defined in the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the outstanding common stock of the issuer; or

          (d) the holders of common stock of the issuer shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or the Board of Directors of the issuer shall have withdrawn or modified in a manner adverse to the grantee the recommendation of such Board of Directors with respect to the Merger Agreement, in each case after any person (other than the grantee or any subsidiary of the grantee) shall have (A) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

The right to purchase shares under each Stock Option Agreement will expire upon the earliest to occur of (x) the Effective Time, (y) 18 months after the first occurrence of a Purchase Event, and (z) termination of the Merger Agreement prior to the occurrence of a Purchase Event.

     The consummation of a purchase or a repurchase pursuant to the Stock Option Agreements may be subject to, among other things, obtaining any required regulatory approvals. The prior approval of the Federal Reserve Board is required for the acquisition by the grantee of control of more than 5% (or, in the case of a transferee grantee that is not a bank holding company, 10%) of the issuer's outstanding common stock. Following occurrence of a Purchase Event, the grantee will have the ability to assign its rights under the Stock Option Agreement with respect to which it is grantee.

     Adjustment of Number of Shares. The number and type of securities subject to the options and the purchase price of the shares will be adjusted for any change in the issuer's common stock by reason of a stock dividend, stock split, recapitalization, combination, exchange of shares or similar transaction, such that the grantee will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of common stock subject to each option will also be adjusted in the event the issuer issues additional shares of common stock, such that the number of shares of common stock subject to the option represents 19.9% of the issuer's common stock then outstanding, without giving effect to shares subject to or issued pursuant to the option.

     Substitute Option.  In the event the issuer enters into any agreement to
(A) merge or consolidate with any person other than the grantee or one of its subsidiaries such that the issuer is not the surviving corporation, the issuer's common stock is exchanged for any other securities or other property or the outstanding shares of the issuer's common stock prior to such merger or consolidation represent less than 50% of the issuer's common stock following such merger or consolidation, or (B) sell or otherwise transfer all or substantially all of its assets to a person other than the grantee or one of its subsidiaries, the option will be converted into an option (the "Substitute Option") to purchase securities of either the acquiring person, a person that controls the acquiring person or the issuer (if the issuer is the surviving entity), in all cases at the option of the grantee. The Substitute Option would be subject to immediate exercise by the grantee and repurchase by the issuer at the request of the grantee, at prices, and subject to conditions, specified in the respective Stock Option Agreements.

     Repurchase at the Option of the Grantee. The grantee has the right to require the issuer to repurchase the option and any shares acquired by exercise of the option during the 18-month period following the occurrence of a Purchase Event of a type specified in clause (b) or (c) under " -- Exercise of the Options" above (each a "Repurchase Event"), or during the 30 business days following the failure to obtain necessary regulatory approval of the purchase of shares pursuant to the option. Such repurchase will be at an aggregate price (the "Repurchase Price") equal to the sum of (i) the aggregate exercise price paid by the grantee for any shares of the issuer's common stock acquired pursuant to the option with respect to which grantee then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of the issuer's common stock over (y) the purchase price (subject to adjustment), multiplied by the number of shares of the issuer's common stock with respect to which the option has not been exercised; (iii) the excess, if any, of the Applicable Price over the purchase price paid by the grantee for each share of the issuer's common stock with respect to which the option has been exercised and with respect to which the grantee then has beneficial ownership, multiplied by the number of such shares; and (iv) the amount of the documented reasonable out-of-pocket expenses incurred by the grantee in connection with the Merger Agreement and the Stock Option Agreements and the transactions contemplated thereby, including reasonable accounting, investment banking and legal fees. For purposes of the Stock Option Agreements, "Applicable Price" means the highest of (x) the highest price per share at which a tender offer or exchange offer has been made for shares of the issuer's common stock, (y) the price per share paid by a third party for shares of the issuer's common stock in connection with a merger or other business combination and (z) the highest closing sale price per share quoted on the NYSE during the 60 days prior to the grantee's exercise of its right to require the issuer to repurchase the option or the shares acquired by exercise thereof.

     Mandatory Repurchase. If any third party which caused a Purchase Event to occur under the option enters into an agreement or understanding with the grantee with respect to the grantee's exercise or nonexercise of the option or its repurchase rights described above, the grantee is required to sell and the issuer is required to repurchase the option and all shares of common stock (other than any shares sold by the grantee in accordance with the procedures described under "-- Right of First Refusal" below) for a price equal to the Repurchase Price; provided that the parties shall not be obligated to effect the mandatory repurchase if the issuer's Board of Directors determines, after consultation with counsel, that the mandatory repurchase would cause the members of the Board of Directors to breach their fiduciary duties. If within the 18-month period following a mandatory repurchase an event occurs which would have permitted the grantee to exercise its optional repurchase rights in the absence of such mandatory repurchase, the issuer is required to make an additional payment equal to the excess of the higher amount that the grantee would have been entitled to receive had it exercised its optional repurchase rights at the time of such later event over the amount previously paid to grantee.

     Registration Rights. The grantee has certain rights to require registration of any shares purchased pursuant to the option under the securities laws if necessary for the grantee to be able to sell such shares.

     Right of First Refusal. In the event the grantee proposes to sell to a third party any shares acquired by exercise of the option, the issuer has the right, at any time prior to the later of 24 months after the first exercise of the option and the termination of the option, to purchase such shares at the price and on the terms at which the grantee proposed to sell such shares to such third party.

     Effect of Stock Option Agreements. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in either Chemical or Chase from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Chase Common Stock than that implicit in the Exchange Ratio or a higher price per share for Chemical Common Stock than the market price.

AMENDMENTS TO RIGHTS AGREEMENTS

     Chemical has amended the Chemical Rights Agreement (as defined under "Comparison of Stockholder Rights -- Rights Plans") to provide that neither the approval, execution or delivery of the Merger Agreement or the Chemical Stock Option Agreement nor the consummation of the transactions contemplated by the Merger Agreement or the Chemical Stock Option Agreement will cause the rights issued thereunder to become exercisable. See "Comparison of Stockholder
Rights -- Rights Plans".

     Chase has amended the Chase Rights Agreement (as defined under "Comparison of Stockholder Rights -- Rights Plans") to provide that neither the approval, execution or delivery of the Merger Agreement or the Chase Stock Option Agreement nor the consummation of the transactions contemplated by the Merger Agreement or the Chase Stock Option Agreement will cause the rights issued thereunder to become exercisable. See "Comparison of Stockholder
Rights -- Rights Plans".

RESALE OF CHEMICAL COMMON STOCK AND CHEMICAL MERGER PREFERRED STOCK

     The Chemical Common Stock (together with the attached Chemical Rights) and Chemical Merger Preferred Stock issued pursuant to the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Chase stockholder (including any director or executive officer of Chemical who may be a Chase stockholder) who may be deemed to be an "affiliate" of Chemical or Chase for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will enter into an agreement with Chemical providing that such affiliate will not transfer any Chemical Common Stock or Chemical Merger Preferred Stock received in the Merger except in compliance with the Securities Act and will make no disposition of any Chemical or Chase stock (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of Chemical and Chase after the Merger have been published. This Proxy Statement/Prospectus does not cover resales of Chemical Common Stock or Chemical Merger Preferred Stock received by any person who may be deemed to be such an affiliate of Chemical or Chase.

NO APPRAISAL RIGHTS

     No holder of Chemical Common Stock or Chemical Preferred Stock or of Chase Common Stock or Chase Preferred Stock will be entitled to appraisal rights under the DGCL in connection with, or as a result of, the matters to be acted upon at the Special Meetings.

                     AMENDMENT AND RESTATEMENT OF CHEMICAL
                     RESTATED CERTIFICATE OF INCORPORATION

     At the Chemical Special Meeting, the Board of Directors of Chemical will submit for consideration by the Chemical stockholders a proposal to amend and restate the Chemical Charter to increase the number of authorized shares of Chemical Common Stock from 400,000,000 to 750,000,000 shares and to make certain other technical amendments, as described below. The approval of the Merger Agreement and the amendment and restatement of the Chemical Charter are each contingent upon approval of both such proposals by stockholders. Therefore, a vote against the proposal to amend and restate the Chemical Charter will have the same effect as a vote against the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Chemical Common Stock is required to approve the amendment and restatement of the Chemical Charter.

     The Chemical Charter currently provides for authorized capital stock of Chemical consisting of 400,000,000 shares of Chemical Common Stock, 34,700,000 shares of Chemical Class B Common Stock and 200,000,000 shares of Chemical Preferred Stock. On the Record Date, the number of shares of Chemical Common Stock either issued and outstanding or reserved for issuance totaled approximately 315,752,593 shares. Chemical expects to issue approximately 195,484,714 shares of Chemical Common Stock to holders of Chase Common Stock in the Merger and an additional 15,167,691 shares to holders of Chase Options, Chase Units and Chase Warrants upon exercise of those instruments. Accordingly, the 400,000,000 shares of Chemical Common Stock authorized by the Chemical Charter is not sufficient to consummate the Merger. Therefore, the Board of Directors deems it advisable that the authorized shares of Chemical Common Stock be increased to 750,000,000 shares in order to have a sufficient number of shares to consummate the Merger and for issuance from time to time after the Merger.

     The Board of Directors of Chemical believes that the continued availability of shares of Chemical Common Stock is advisable not only to effect the Merger but to provide Chemical with the flexibility to take advantage of opportunities to issue Chemical Common Stock to obtain capital, as consideration for possible acquisitions or for other corporate purposes.

     Chemical currently has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Chemical Common Stock, except for the shares to be issued in the Merger and shares reserved or to be reserved for issuance by Chemical as described herein. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of Chemical's capital stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of the NYSE and the judgment of Chemical's Board of Directors regarding the submission thereof to Chemical's stockholders.

     It is not presently contemplated that such additional shares of Chemical Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in Chemical more difficult, time-consuming or costly. However, it should be noted that shares of Chemical Common Stock could be issued for that purpose and to that effect, and the Board of Directors reserves its right (if consistent with its fiduciary responsibilities) to issue Chemical Common Stock for such purposes. For a description of certain antitakeover effects of the Chemical Rights which are attached to the existing Chemical Common Stock and will be attached to any additional shares of Chemical Common Stock when issued, see "Comparison of Stockholder Rights -- Rights Plans -- Chemical Rights".

     The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation will be the Chemical Charter and that the name of the Surviving Corporation will be "The Chase Manhattan Corporation". Accordingly, the Chemical Charter must be amended to change the name of the corporation appearing therein to "The Chase Manhattan Corporation" as provided in the Merger Agreement.

     The Chemical Charter currently provides for 34,700,000 shares of Class B Common Stock. Certain shares of Class B Common Stock were issued in connection with the acquisition by Chemical of Texas Commerce Bank in 1987 and all the shares of Class B Common Stock so issued have since been converted to Chemical Common Stock in accordance with their terms. Pursuant to Article Fourth, Part II, clause (e)(5) of the Chemical Charter, the Class B Common Stock may not be reissued. Therefore, the proposed Amended and Restated Chemical Charter reflects the elimination of all provisions with respect to the Class B Common Stock.

     THE CHEMICAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE CHEMICAL CHARTER AS DESCRIBED ABOVE.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

DIRECTORS AFTER THE MERGER

     As of the Effective Time, the Board of Directors of the Surviving Corporation is expected to consist of 35 directors, including all of the current outside directors of both Chemical and Chase (subject, in each case, to normal scheduled retirements) and the five members of the Office of the Chairman of the Surviving Corporation. The directors of the Surviving Corporation will be elected annually. The Merger Agreement provides that if, prior to the Effective Time, any of the persons named by either Chemical or Chase to serve on the Board of Directors of the Surviving Corporation as of the Effective Time declines or is unable to serve as a director, Chemical or Chase, as the case may be, may name a replacement to become a director, which replacement must be reasonably acceptable to the other party.

     Set forth below is certain information about each person who currently is expected to be a member of the Board of Directors of the Surviving Corporation as of the Effective Time (subject to regularly scheduled retirements).

                                                         YEAR BECAME A DIRECTOR
                                                           OF CHEMICAL(1) OR
                              NAME                        CHASE, AS APPLICABLE
            -----------------------------------------  --------------------------
            Frank A. Bennack, Jr.....................  1981 (Chemical)
            Michel C. Bergerac.......................  1978 (Chemical)
            Susan V. Berresford(2)...................  1995 (Chase)
            Randolph W. Bromery......................  1988 (Chemical)
            M. Anthony Burns.........................  1990 (Chase)
            Charles W. Duncan, Jr....................  1987 (Chemical)
            James L. Ferguson........................  1975 (Chase)
            H. Laurance Fuller.......................  1985 (Chase)
            Melvin R. Goodes.........................  1986 (Chemical)
            William H. Gray, III.....................  1992 (Chase)
            George V. Grune..........................  1986 (Chemical)
            William B. Harrison, Jr..................  1991 (Chemical)
            Harold S. Hook...........................  1987 (Chemical)
            Helene L. Kaplan.........................  1987 (Chemical)
            David T. Kearns..........................  1982-1991, 1993 (Chase)
            E. Michel Kruse..........................  1995 (Chase)
            Thomas G. Labrecque......................  1980 (Chase)
            Delano E. Lewis..........................  1993 (Chase)
            J. Bruce Llewellyn.......................  1989 (Chemical)
            Paul W. MacAvoy..........................  1992 (Chase)
            John P. Mascotte.........................  1983 (Chemical)
            John H. McArthur.........................  1980 (Chase)
            John F. McGillicuddy.....................  1970 (Chemical)
            David T. McLaughlin......................  1980 (Chase)
            Edward D. Miller.........................  1988 (Chemical)
            Edmund T. Pratt, Jr......................  1974 (Chase)
            Henry B. Schacht.........................  1982 (Chase)
            Walter V. Shipley........................  1982 (Chemical)
            Andrew C. Sigler.........................  1979 (Chemical)
            Michael I. Sovern........................  1981 (Chemical)
            John R. Stafford.........................  1982 (Chemical)
            W. Bruce Thomas..........................  1977 (Chemical)
            Donald H. Trautlein......................  1981 (Chase)
            Marina v.N. Whitman......................  1973 (Chemical)
            Richard D. Wood..........................  1974 (Chemical)

---------------

(1) For each person who was a director of MHC prior to its merger with Chemical in 1991, the year indicated is the year in which each such person became a director of MHC.

(2) Ms. Berresford was appointed as a director of Chase in May, 1995. She is currently an Executive Vice President and Chief Operating Officer of the Ford Foundation. She has been designated the Ford Foundation's next President and will assume those responsibilities in March 1996. Ms. Berresford has held a variety of positions since joining the Ford Foundation in 1970.

MANAGEMENT AFTER THE MERGER

     The Board of Directors of Chemical has agreed in the Merger Agreement to take appropriate action so that as of the Effective Time, Mr. Shipley will be Chairman and Chief Executive Officer of the Surviving Corporation and Mr. Labrecque will become President and Chief Operating Officer of the Surviving Corporation.

     In addition, the Board of Directors of Chemical has agreed in the Merger Agreement to take appropriate action so that as of the Effective Time the following persons will hold the offices of the Surviving Corporation having the functions set forth below:

        Edward D. Miller: Senior Vice Chairman, with responsibility for regional banking, nationwide consumer services and technology.

        William B. Harrison, Jr.: Vice Chairman, with responsibility for global wholesale banking, including private banking.

        E. Michel Kruse: Vice Chairman, with responsibility for market and credit risk management, finance, and information and transaction services.

     The Office of the Chairman of the Surviving Corporation will consist of Messrs. Shipley, Labrecque, Miller, Harrison and Kruse. All members of the Office of the Chairman will also be directors of the Surviving Corporation.

     In addition, the Board of Directors of Chemical has, pursuant to the Merger Agreement, agreed to take appropriate action such that, as of the Effective Time, the following persons will hold senior positions in the Surviving Corporation and/or subsidiaries thereof with the responsibilities set forth below:

                       NAME                                RESPONSIBILITIES
        -----------------------------------  --------------------------------------------
        Donald L. Boudreau.................  Retail credit products
        A. Wright Elliott..................  Marketing resources and corporate communications
        John J. Farrell....................  Human resources
        Michael Hegarty....................  Deposit and investment products
        Donald H. Layton...................  Global capital markets and trading
        James B. Lee, Jr...................  Global investment banking
        Arjun K. Mathrani..................  Global client management
        Richard J. Matteis.................  Information and transaction services
        William H. McDavid.................  General counsel
        William J. Moran...................  General auditor
        Denis J. O'Leary...................  Chief information officer
        Marc J. Shapiro....................  Texas Commerce Bank
        Joseph G. Sponholz.................  Chief administrative officer
        Peter J. Tobin.....................  Chief financial officer
        William H. Turner..................  Middle market banking and community development
        Michael Urkowitz...................  Consumer product integration
        James W. Zeigon....................  Global asset management and private banking

     As of the date hereof, neither Chemical nor Chase is aware of any material relationship between Chemical or its directors or executive officers and Chase or its directors or executive officers, except as contemplated by the Merger Agreement or as described herein or in the documents incorporated by reference herein. In the ordinary course of business and from time to time, Chemical may do business with Chase, Chemical may enter into banking transactions with certain of Chase's directors, executive officers and their affiliates, Chase may do business with Chemical, and Chase may enter into banking transactions with certain of Chemical's directors, officers and their affiliates.

CONSOLIDATION OF OPERATIONS; ANTICIPATED COST SAVINGS

     Although no assurance can be given either that any specific level of cost savings will be achieved or as to the timing thereof, Chemical and Chase currently expect to achieve substantial savings in the base of operating costs by consolidating certain operations and eliminating redundant expenses. Such savings are expected to be realized over time as such consolidation is completed. Annual savings are expected to amount to approximately $600 million in the first year following consummation of the Merger, approximately $1.05 billion in the second year, and approximately $1.5 billion in each year thereafter. Such savings are expected to be realized primarily through reductions in staff, the consolidation and elimination of certain branches and office facilities and the consolidation of certain data processing and other back office operations. It is expected that a one-time, pre-tax restructuring charge of $1.5 billion will be incurred upon consummation of the Merger, principally as a result of severance expenses to be incurred in connection with anticipated staff reductions (approximately $550 million), costs in connection with planned office eliminations (approximately $550 million) and other Merger-related expenses, including costs to eliminate redundant back office and other operations of Chemical and Chase (including equipment write-offs) and other expenses related directly to the Merger (approximately $400 million). See "Pro Forma Combined Financial Data".

     Chemical and Chase expect to reduce their combined work force, which is currently comprised of approximately 75,000 employees located in 39 states and 51 countries, by 12,000 employees. Chemical and Chase also expect that the combined entity will realize savings through consolidation of offices and operations centers and the elimination of approximately 100 existing branches in New York State located near other existing Chemical or Chase branches and through the consolidation of various businesses and operations of the banking and non-banking subsidiaries of Chemical and Chase.

     Of the projected annual expense savings of $1.5 billion expected to be realized from the Merger, approximately $775 million is expected to be derived from the consolidation of the global wholesale banking businesses of Chemical and Chase, approximately $550 million is expected to be derived from the consolidation of regional and nationwide consumer services businesses of Chemical and Chase and approximately $175 million is expected to be derived from the consolidation of Chemical and Chase's corporate operations.

     For the year ended December 31, 1994 and the six months ended June 30, 1995, the pro forma combined efficiency ratio of Chemical and Chase was 64% and 65%, respectively. The computation of the efficiency ratio (noninterest expense as a percentage of the total of net interest income and noninterest revenue) excludes restructuring charges, foreclosed property expense and net gains on emerging markets-related bond sales and the gain related to the sale of Chemical's investment in Far East Bank. The pro forma combined return on average common stockholders' equity of Chemical and Chase was 13.70% for the year ended December 31, 1994 and 15.44% for the six months ended June 30, 1995. See "Summary -- Pro Forma Condensed Combined Financial Data of Chemical Banking Corporation and The Chase Manhattan Corporation". As a result of the projected synergies and cost savings anticipated to be realized as a result of the Merger, the managements of the two companies have outlined the following performance goals for the Surviving Corporation: increases in annual earnings per share of the Surviving Corporation of more than 10% per year over the three-year period, and an efficiency ratio in the low 50% range and a return on average common stockholders' equity of the Surviving Corporation of 18% or better by the end of the third year following the Merger. There can be no assurance, however, that such performance goals can be achieved within such three-year period or otherwise.

                       PRO FORMA COMBINED FINANCIAL DATA

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION
            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME SUMMARY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma combined statement of income summary combines the historical consolidated statements of income of Chemical and Chase giving effect to the Merger, which will be accounted for as a pooling of interests, as if the Merger had occurred on the dates indicated herein, after giving effect to the pro forma adjustments described in the notes to the pro forma combined financial statements. For a description of the pooling of interests accounting with respect to the Merger, see "The Merger -- Anticipated Accounting Treatment". The information set forth below should be read in conjunction with the historical consolidated financial statements of Chemical and Chase, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus (see "Incorporation of Certain Documents by Reference"), and in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/ Prospectus. The effect of the estimated $1.5 billion restructuring charge ($925 million net of tax) expected to be taken in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statements of income. The pro forma financial data do not give effect to the anticipated cost savings in connection with the Merger. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                                                         FOR THE
                                                       SIX MONTHS             FOR THE YEAR
                                                     ENDED JUNE 30,        ENDED DECEMBER 31,
                                                     ---------------   ---------------------------
                                                      1995     1994     1994      1993      1992
                                                     ------   ------   -------   -------   -------
INTEREST INCOME
Loans..............................................  $6,340   $5,386   $11,055   $11,252   $12,633
Securities.........................................   1,234    1,247     2,329     2,412     2,332
Trading Assets.....................................     616      575     1,142       691       735
Federal Funds Sold and Securities Purchased Under
  Resale Agreements................................     950    1,036     1,827     1,368     1,120
Deposits With Banks................................     443      451       869       985     1,033
                                                     ------   ------   -------   -------   -------
  Total Interest Income............................   9,583    8,695    17,222    16,708    17,853
                                                     ------   ------   -------   -------   -------
INTEREST EXPENSE
Deposits...........................................   3,096    2,241     4,704     4,255     5,803
Short-Term and Other Borrowings....................   1,930    1,837     3,307     3,092     2,805
Long-Term Debt.....................................     472      420       848     1,025     1,083
                                                     ------   ------   -------   -------   -------
  Total Interest Expense...........................   5,498    4,498     8,859     8,372     9,691
                                                     ------   ------   -------   -------   -------
NET INTEREST INCOME................................   4,085    4,197     8,363     8,336     8,162
Provision for Credit Losses........................     380      675     1,050     2,254     2,585
Provision for Loans Held for Accelerated
  Disposition......................................      --       --        --       566        --
                                                     ------   ------   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES AND PROVISION FOR LOANS HELD FOR
  ACCELERATED DISPOSITION..........................   3,705    3,522     7,313     5,516     5,577

                       PRO FORMA COMBINED FINANCIAL DATA

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION
    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME SUMMARY -- (CONTINUED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                         FOR THE
                                                       SIX MONTHS              FOR THE YEAR
                                                     ENDED JUNE 30,         ENDED DECEMBER 31,
                                                     ---------------     -------------------------
                                                      1995     1994       1994      1993     1992
                                                     ------   ------     -------   ------   ------
NONINTEREST REVENUE
Trust and Investment Management Fees...............     450      500         988      871      768
Corporate Finance and Syndication Fees.............     393      290         638      532      465
Service Charges on Deposit Accounts................     211      198         408      397      366
Fees for Other Financial Services..................   1,068    1,044       2,116    2,008    1,954
Trading Revenue....................................     406      719       1,196    1,789    1,321
Securities Gains...................................      54       60          65      189       66
Other Revenue......................................     671      642       1,239    1,350      435
                                                     ------   ------     -------   ------   ------
  Total Noninterest Revenue........................   3,253    3,453       6,650    7,136    5,375
                                                     ------   ------     -------   ------   ------
NONINTEREST EXPENSE
Salaries...........................................   2,004    1,893       3,978    3,660    3,482
Employee Benefits..................................     508      461         929      869      783
Occupancy Expense..................................     446      485         968      991      949
Equipment Expense..................................     391      333         724      664      604
Foreclosed Property Expense........................     (53)      97          50      509      413
Provision for Other Real Estate Held for
  Accelerated Disposition..........................      --       --          --      318       --
Restructuring Charge...............................      15       48         465      203       --
Other Expense......................................   1,383    1,425       2,888    2,614    2,570
                                                     ------   ------     -------   ------   ------
  Total Noninterest Expense........................   4,694    4,742      10,002    9,828    8,801
                                                     ------   ------     -------   ------   ------
Income Before Income Tax Expense and Effect of
  Accounting Changes...............................   2,264    2,233       3,961    2,824    2,151
Income Tax Expense.................................     885      890       1,475      798      428
                                                     ------   ------     -------   ------   ------
INCOME BEFORE EFFECT OF ACCOUNTING CHANGES.........  $1,379   $1,343     $ 2,486   $2,026   $1,723
                                                     ------   ------     -------   ------   ------
Income Applicable to Common Stock..................  $1,262   $1,213     $ 2,221   $1,731   $1,449
                                                     ------   ------     -------   ------   ------
Income Per Share (Before Accounting Changes):
  Primary..........................................  $ 2.91   $ 2.71     $  5.02   $ 4.00   $ 3.65
  Assuming Full Dilution...........................  $ 2.85   $ 2.67     $  4.97   $ 3.96   $ 3.61
Average Common Shares Outstanding:
  Primary..........................................   433.5    448.2       442.2    433.1    397.5
  Assuming Full Dilution...........................   444.7    457.8       450.9    441.7    408.2

 See the additional Unaudited Pro Forma Combined Financial Statements and Notes
                                 thereto below

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN MILLIONS)

     The following unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Chemical and Chase giving effect to the Merger, which will be accounted for as a pooling of interests, as if the Merger had been effective on June 30, 1995. For a description of the pooling of interests accounting with respect to the Merger, see "The Merger -- Anticipated Accounting Treatment". The information set forth below should be read in conjunction with the historical consolidated financial statements of Chemical and Chase, including their respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus (see "Incorporation of Certain Documents by Reference"), and in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The effect of the estimated $1.5 billion restructuring charge ($925 million net of tax) expected to be taken in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statement of income. The pro forma financial data do not give effect to the anticipated cost savings in connection with the Merger. The pro forma financial data are not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on June 30, 1995 or that may be obtained in the future.

                                                                    AT JUNE 30, 1995
                                                  -----------------------------------------------------
                                                  CHEMICAL        CHASE         PRO FORMA      PRO FORMA
                                                 HISTORICAL     HISTORICAL     ADJUSTMENTS     COMBINED
                                                 ----------     ----------     -----------     ---------
                                                                               (a, p)
ASSETS
Cash and Due from Banks........................   $   7,756      $   4,309       $    --       $  12,065
Deposits with Banks............................       2,903          6,623            --           9,526
Federal Funds Sold and Securities Purchased
  Under Resale Agreements......................      12,883          8,722            --          21,605
Trading Assets:
  Debt and Equity Instruments..................      12,059          7,257            --          19,316
  Risk Management Instruments..................      18,412          9,442            --          27,854
Securities: (b)
  Held-to-Maturity.............................       8,287          2,004            --          10,291
  Available-for-Sale...........................      19,965          5,106          (416)(c)      24,655
Loans..........................................      84,675         64,239           416(c)      149,503
                                                                                     173(d)
Allowance for Credit Losses....................      (2,430)        (1,416)           --          (3,846)
Premises and Equipment.........................       2,138          1,940          (104)(q)       3,974
Due from Customers on Acceptances..............       1,156            960            --           2,116
Accrued Interest Receivable....................       1,197          1,195            --           2,392
Assets Acquired as Loan Satisfactions..........          54             --            93(d)          147
Assets Held for Accelerated Disposition........         240             --            --             240
Other Assets...................................       9,236          8,375          (266)(d)      17,709
                                                                                     364(j)
                                                   --------       --------      --------        --------
  TOTAL ASSETS.................................   $ 178,531      $ 118,756       $   260       $ 297,547
                                                   ========       ========      ========        ========

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

           UNAUDITED PRO FORMA COMBINED BALANCE SHEET -- (CONTINUED)
                                 (IN MILLIONS)

                                                                    AT JUNE 30, 1995
                                                  -----------------------------------------------------
                                                  CHEMICAL        CHASE         PRO FORMA      PRO FORMA
                                                 HISTORICAL     HISTORICAL     ADJUSTMENTS     COMBINED
                                                 ----------     ----------     -----------     ---------
                                                                               (a, p)
LIABILITIES
Deposits:
  Domestic Noninterest-Bearing.................   $  21,387      $  11,293       $    --       $  32,680
  Domestic Interest-Bearing....................      45,860         20,897            --          66,757
  Foreign......................................      27,642         36,092            --          63,734
                                                   --------       --------      --------        --------
     Total Deposits............................      94,889         68,282            --         163,171
Federal Funds Purchased and Securities Sold
  Under Repurchase Agreements..................      23,557         12,519            --          36,076
Other Borrowed Funds...........................      15,780          4,060        (6,930)(e)      12,910
Acceptances Outstanding........................       1,162            967            --           2,129
Trading Liabilities............................      20,353         11,787         6,930(e)       39,070
Accounts Payable, Accrued Expenses and Other
  Liabilities..................................       4,208          7,004           146(f)       12,243
                                                                                     925(g)
                                                                                     (40)(q)
Long-Term Debt.................................       7,202          5,568            --          12,770
                                                   --------       --------      --------        --------
  TOTAL LIABILITIES............................     167,151        110,187         1,031         278,369
STOCKHOLDERS' EQUITY
Preferred Stock................................       1,250          1,400            --           2,650
Common Stock...................................         255            374          (199)(h)         443
                                                                                      13(j)
Capital Surplus................................       6,476          3,982          (111)(h)      10,698
                                                                                     351(j)
Retained Earnings..............................       3,826          3,309          (146)(f)       5,821
                                                                                    (925)(g)
                                                                                    (179)(h)
                                                                                     (64)(q)
Net Unrealized Loss on Securities
  Available-for-Sale, Net of Taxes.............        (216)            (7)           --            (223)
Treasury Stock, at Cost........................        (211)          (489)          489(h)         (211)
                                                   --------       --------      --------        --------
  TOTAL STOCKHOLDERS' EQUITY...................      11,380          8,569          (771)         19,178
                                                   --------       --------      --------        --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...   $ 178,531      $ 118,756       $   260       $ 297,547
                                                   ========       ========      ========        ========

         See Notes to Unaudited Pro Forma Combined Financial Statements

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma combined statements of income combine the consolidated statements of income of Chemical and Chase giving effect to the Merger, which will be accounted for as a pooling of interests, as if the Merger had been effective as of the beginning of the periods indicated after giving effect to the pro forma adjustments described in the notes to the pro forma combined financial statements. For a description of the pooling of interests accounting with respect to the Merger, see "The Merger -- Anticipated Accounting Treatment". The information set forth below should be read in conjunction with the historical consolidated financial statements of Chemical and Chase, including their respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus (see "Incorporation of Certain Documents by Reference"), and in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The effect of the estimated $1.5 billion restructuring charge ($925 million net of tax) expected to be taken in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statement of income. The pro forma financial data do not give effect to the anticipated cost savings in connection with the Merger. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                                                          FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                                  -------------------------------------------------------
                                                   CHEMICAL        CHASE        PRO FORMA      PRO FORMA
                                                  HISTORICAL     HISTORICAL     ADJUSTMENTS     COMBINED
                                                  ----------     ----------     ----------     ----------
                                                                                (a, p)
INTEREST INCOME
Loans...........................................    $3,431         $2,883          $ 26(c)       $6,340
Securities......................................     1,018            242           (26)(c)       1,234
Trading Assets..................................       404            212            --             616
Federal Funds Sold and Securities
  Purchased Under Resale Agreements.............       431            519            --             950
Deposits With Banks.............................       149            294            --             443
                                                    ------         ------           ---          ------
  Total Interest Income.........................     5,433          4,150            --           9,583
                                                    ------         ------           ---          ------
INTEREST EXPENSE
Deposits........................................     1,782          1,314            --           3,096
Short-term and Other Borrowings.................     1,055            875            --           1,930
Long-Term Debt..................................       278            194            --             472
                                                    ------         ------           ---          ------
  Total Interest Expense........................     3,115          2,383            --           5,498
                                                    ------         ------           ---          ------
NET INTEREST INCOME.............................     2,318          1,767            --           4,085
Provision for Credit Losses.....................       240            140            --             380
                                                    ------         ------           ---          ------
NET INTEREST INCOME AFTER PROVISION FOR
  CREDIT LOSSES.................................     2,078          1,627            --           3,705

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

        UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME -- (CONTINUED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                                  -------------------------------------------------------
                                                   CHEMICAL        CHASE        PRO FORMA      PRO FORMA
                                                  HISTORICAL     HISTORICAL     ADJUSTMENTS     COMBINED
                                                  ----------     ----------     ----------     ----------
                                                                                (a, p)

NONINTEREST REVENUE
Trust and Investment Management Fees............       188            262            --             450
Corporate Finance and Syndication Fees..........       248            145            --             393
Service Charges on Deposit Accounts.............       150             --            61(k)          211
Fees for Other Financial Services...............       584            545           (61)(k)       1,068
Trading Revenue.................................       227            179            --             406
Securities Gains................................        51             26           (23)(c)          54
Other Revenue...................................       383            265            23(c)          671
                                                    ------         ------           ---          ------
  Total Noninterest Revenue.....................     1,831          1,422            --           3,253
                                                    ------         ------           ---          ------
NONINTEREST EXPENSE
Salaries........................................     1,103            904            (3)(1)       2,004
Employee Benefits...............................       224            291            (7)(f)         508
Occupancy Expense...............................       264            182            --             446
Equipment Expense...............................       198            168            25(q)          391
Foreclosed Property Expense.....................       (21)            --           (32)(m)         (53)
Restructuring Charge............................        --             --            15(l)           15
Other Expense...................................       726            637           (12)(1)       1,383
                                                                                     32(m)
                                                    ------         ------           ---          ------
  Total Noninterest Expense.....................     2,494          2,182            18           4,694
                                                    ------         ------           ---          ------
Income Before Income Tax Expense and
  Effect of Accounting Changes..................     1,415            867           (18)          2,264
Income Tax Expense..............................       566            326            (7)            885
                                                    ------         ------           ---          ------
INCOME BEFORE EFFECT OF ACCOUNTING CHANGES......    $  849         $  541          $(11)         $1,379
                                                    ------         ------           ---          ------
Income Applicable to Common Stock...............    $  793         $  480          $(11)         $1,262
                                                    ------         ------           ---          ------
Income Per Share (Before Accounting Changes):
  Primary.......................................    $ 3.21         $ 2.67                        $ 2.91
  Assuming Full Dilution........................    $ 3.12         $ 2.64                        $ 2.85
Average Common Shares Outstanding:
  Primary.......................................     246.8          179.5                         433.5(h)
  Assuming Full Dilution........................     255.8          181.6                         444.7(h)

         See Notes to Unaudited Pro Forma Combined Financial Statements

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

        UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME -- (CONTINUED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                                        -------------------------------------------------
                                                         CHEMICAL      CHASE       PRO FORMA    PRO FORMA
                                                        HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED
                                                        ----------   ----------   -----------   ---------
                                                                                  (a, p)
INTEREST INCOME
Loans.................................................    $2,682       $2,677        $  27(c)    $ 5,386
Securities............................................       848          426          (27)(c)     1,247
Trading Assets........................................       364          211           --           575
Federal Funds Sold and Securities Purchased Under
  Resale Agreements...................................       221          815           --         1,036
Deposits With Banks...................................       194          257           --           451
                                                          ------       ------         ----        ------
  Total Interest Income...............................     4,309        4,386           --         8,695
                                                          ------       ------         ----        ------
INTEREST EXPENSE
Deposits..............................................     1,063        1,178           --         2,241
Short-Term and Other Borrowings.......................       651        1,186           --         1,837
Long-Term Debt........................................       267          153           --           420
                                                          ------       ------         ----        ------
  Total Interest Expense..............................     1,981        2,517           --         4,498
                                                          ------       ------         ----        ------
NET INTEREST INCOME...................................     2,328        1,869           --         4,197
Provision for Credit Losses...........................       365          310           --           675
                                                          ------       ------         ----        ------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES..............................................     1,963        1,559           --         3,522
NONINTEREST REVENUE
Trust and Investment Management Fees..................       218          282           --           500
Corporate Finance and Syndication Fees................       175          115           --           290
Service Charges on Deposit Accounts...................       144           --           54(k)        198
Fees for Other Financial Services.....................       569          529          (54)(k)     1,044
Trading Revenue.......................................       388          331           --           719
Securities Gains......................................        59           80          (79)(c)        60
Other Revenue.........................................       245          318           79(c)        642
                                                          ------       ------         ----        ------
  Total Noninterest Revenue...........................     1,798        1,655           --         3,453
                                                          ------       ------         ----        ------
NONINTEREST EXPENSE
Salaries..............................................     1,060          833           --         1,893
Employee Benefits.....................................       221          247           (7)(f)       461
Occupancy Expense.....................................       286          199           --           485
Equipment Expense.....................................       175          145           13(q)        333
Foreclosed Property Expense...........................        37           --           60(m)         97
Restructuring Charge..................................        48           --           --            48
Other Expense.........................................       778          707          (60)(m)     1,425
                                                          ------       ------         ----        ------
  Total Noninterest Expense...........................     2,605        2,131            6         4,742
                                                          ------       ------         ----        ------
Income Before Income Tax Expense......................     1,156        1,083           (6)        2,233
Income Tax Expense....................................       480          412           (2)          890
                                                          ------       ------         ----        ------
NET INCOME............................................    $  676       $  671        $  (4)      $ 1,343
                                                          ------       ------         ----        ------
Income Applicable to Common Stock.....................    $  611       $  606        $  (4)      $ 1,213
                                                          ------       ------         ----        ------
Income Per Share:
  Primary.............................................    $ 2.39       $ 3.27                    $  2.71
  Assuming Full Dilution..............................    $ 2.36       $ 3.24                    $  2.67
Average Common Shares Outstanding:
  Primary.............................................     255.2        185.6                      448.2(h)
  Assuming Full Dilution..............................     263.0        187.3                      457.8(h)

         See Notes to Unaudited Pro Forma Combined Financial Statements

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

        UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME -- (CONTINUED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             FOR THE YEAR ENDED DECEMBER 31, 1994
                                                      ---------------------------------------------------
                                                       CHEMICAL      CHASE       PRO FORMA      PRO FORMA
                                                      HISTORICAL   HISTORICAL   ADJUSTMENTS     COMBINED
                                                      ----------   ----------   -----------     ---------
                                                                                (a, p)

INTEREST INCOME
Loans...............................................    $5,730       $5,270        $  55(c)      $11,055
Securities..........................................     1,715          669          (55)(c)       2,329
Trading Assets......................................       722          420           --           1,142
Federal Funds Sold and Securities Purchased Under
  Resale Agreements.................................       550        1,277           --           1,827
Deposits With Banks.................................       371          498           --             869
                                                         -----        -----         ----          ------
  Total Interest Income.............................     9,088        8,134           --          17,222
                                                         -----        -----         ----          ------
INTEREST EXPENSE
Deposits............................................     2,378        2,326           --           4,704
Short-Term and Other Borrowings.....................     1,500        1,807           --           3,307
Long-Term Debt......................................       536          312           --             848
                                                         -----        -----         ----          ------
  Total Interest Expense............................     4,414        4,445           --           8,859
                                                         -----        -----         ----          ------
NET INTEREST INCOME.................................     4,674        3,689           --           8,363
Provision for Credit Losses.........................       550          500           --           1,050
                                                         -----        -----         ----          ------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES............................................     4,124        3,189           --           7,313
NONINTEREST REVENUE
Trust and Investment Management Fees................       421          567           --             988
Corporate Finance and Syndication Fees..............       405          233           --             638
Service Charges on Deposit Accounts.................       300           --          108(k)          408
Fees for Other Financial Services...................     1,148        1,076         (108)(k)       2,116
Trading Revenue.....................................       645          551           --           1,196
Securities Gains....................................        66          105         (106)(c)          65
Other Revenue.......................................       612          521          106(c)        1,239
                                                         -----        -----         ----          ------
  Total Noninterest Revenue.........................     3,597        3,053           --           6,650
                                                         -----        -----         ----          ------
NONINTEREST EXPENSE
Salaries............................................     2,205        1,773           --           3,978
Employee Benefits...................................       439          649         (145)(l)         929
                                                                                     (14)(f)
Occupancy Expense...................................       573          395           --             968
Equipment Expense...................................       382          307           35(q)          724
Foreclosed Property Expense.........................        41           --            9(m)           50
Restructuring Charge................................       308           --          157(l)          465
Other Expense.......................................     1,561        1,348          (12)(l)       2,888
                                                                                      (9)(m)
                                                         -----        -----         ----          ------
  Total Noninterest Expense.........................     5,509        4,472           21          10,002
                                                         -----        -----         ----          ------
Income Before Income Tax Expense....................     2,212        1,770          (21)          3,961
Income Tax Expense..................................       918          565           (8)          1,475
                                                         -----        -----         ----          ------
NET INCOME..........................................    $1,294       $1,205        $ (13)        $ 2,486
                                                         -----        -----         ----          ------
Income Applicable to Common Stock...................    $1,156       $1,078        $ (13)        $ 2,221
                                                         -----        -----         ----          ------
Income Per Share:
  Primary...........................................    $ 4.60       $ 5.87                      $  5.02
  Assuming Full Dilution............................    $ 4.54       $ 5.84                      $  4.97
Average Common Shares Outstanding:
  Primary...........................................     251.3        183.6                        442.2(h)
  Assuming Full Dilution............................     258.9        184.6                        450.9(h)

         See Notes to Unaudited Pro Forma Combined Financial Statements

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

        UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME -- (CONTINUED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   FOR THE YEAR ENDED DECEMBER 31, 1993
                                                           -----------------------------------------------------
                                                            CHEMICAL      CHASE       PRO FORMA       PRO FORMA
                                                           HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                                           ----------   ----------   -----------      ----------
                                                                                     (a, p)
INTEREST INCOME
Loans.....................................................   $5,620       $5,795        $(163)(n)      $ 11,252
Securities................................................    1,727          685           --             2,412
Trading Assets............................................      449          242           --               691
Federal Funds Sold and Securities Purchased Under Resale
  Agreements..............................................      339        1,029           --             1,368
Deposits With Banks.......................................      268          717           --               985
                                                           ----------   ----------   -----------      ----------
  Total Interest Income...................................    8,403        8,468         (163)           16,708
                                                           ----------   ----------   -----------      ----------
INTEREST EXPENSE
Deposits..................................................    2,241        2,014           --             4,255
Short-Term and Other Borrowings...........................      992        2,100           --             3,092
Long-Term Debt............................................      534          491           --             1,025
                                                           ----------   ----------   -----------      ----------
  Total Interest Expense..................................    3,767        4,605           --             8,372
                                                           ----------   ----------   -----------      ----------
NET INTEREST INCOME.......................................    4,636        3,863         (163)            8,336
Provision for Credit Losses...............................    1,259          995           --             2,254
Provision for Loans Held for Accelerated Disposition......       --          566           --               566
                                                           ----------   ----------   -----------      ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES AND
  PROVISION FOR LOANS HELD FOR ACCELERATED DEPOSITION.....    3,377        2,302         (163)            5,516
NONINTEREST REVENUE
Trust and Investment Management Fees......................      406          465           --               871
Corporate Finance and Syndication Fees....................      338          194           --               532
Service Charges on Deposit Accounts.......................      288           --          109(k)            397
Fees for Other Financial Services.........................    1,067          903         (109)(k)         2,008
                                                                                          147(o)
Trading Revenue...........................................    1,073          716           --             1,789
Securities Gains..........................................      142           47           --               189
Other Revenue.............................................      710          624          163(n)          1,350
                                                                                         (147)(o)
                                                           ----------   ----------   -----------      ----------
  Total Noninterest Revenue...............................    4,024        2,949          163             7,136
                                                           ----------   ----------   -----------      ----------
NONINTEREST EXPENSE
Salaries..................................................    2,070        1,590           --             3,660
Employee Benefits.........................................      396          487          (14)(f)           869
Occupancy Expense.........................................      587          404           --               991
Equipment Expense.........................................      337          298           29(q)            664
Foreclosed Property Expense...............................      287           --          222(m)            509
Provision for Other Real Estate Held for Accelerated
  Disposition.............................................       --          318           --               318
Restructuring Charge......................................      158           --           45(l)            203
Other Expense.............................................    1,458        1,423          (45)(l)         2,614
                                                                                         (222)(m)
                                                           ----------   ----------   -----------      ----------
  Total Noninterest Expense...............................    5,293        4,520           15             9,828
                                                           ----------   ----------   -----------      ----------
Income Before Income Tax Expense and Effect of Accounting
  Changes.................................................    2,108          731          (15)            2,824
Income Tax Expense........................................      539          265           (6)              798
                                                           ----------   ----------   -----------      ----------
INCOME BEFORE EFFECT OF ACCOUNTING CHANGES................   $1,569       $  466        $  (9)         $  2,026
                                                           ----------   ----------   -----------      ----------
Income Applicable to Common Stock.........................   $1,414       $  326        $  (9)         $  1,731
                                                           ----------   ----------   -----------      ----------
Income Per Share (Before Accounting Changes):
  Primary.................................................   $ 5.57       $ 1.89                       $   4.00
  Assuming Full Dilution..................................   $ 5.48       $ 1.88                       $   3.96
Average Common Shares Outstanding:
  Primary.................................................    253.9        172.3                          433.1(h)
  Assuming Full Dilution..................................    261.6        173.2                          441.7(h)

         See Notes to Unaudited Pro Forma Combined Financial Statements

                          CHEMICAL BANKING CORPORATION
                      AND THE CHASE MANHATTAN CORPORATION

        UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME -- (CONTINUED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          FOR THE YEAR ENDED DECEMBER 31, 1992
                                                  -----------------------------------------------------
                                                   CHEMICAL      CHASE       PRO FORMA        PRO FORMA
                                                  HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                                  ----------   ----------   -----------       ---------
                                                                               (a, p)
INTEREST INCOME
Loans...........................................    $6,353       $6,280        $  --           $12,633
Securities......................................     1,753          579           --             2,332
Trading Assets..................................       419          316           --               735
Federal Funds Sold and Securities Purchased
  Under Resale Agreements.......................       349          771           --             1,120
Deposits With Banks.............................       274          759           --             1,033
                                                    ------       ------        -----           -------
  Total Interest Income.........................     9,148        8,705           --            17,853
                                                    ------       ------        -----           -------
INTEREST EXPENSE
Deposits........................................     2,868        2,935           --             5,803
Short-Term and Other Borrowings.................     1,228        1,577           --             2,805
Long-Term Debt..................................       454          629           --             1,083
                                                    ------       ------        -----           -------
  Total Interest Expense........................     4,550        5,141           --             9,691
                                                    ------       ------        -----           -------
NET INTEREST INCOME.............................     4,598        3,564           --             8,162
Provision for Credit Losses.....................     1,365        1,220           --             2,585
                                                    ------       ------        -----           -------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES........................................     3,233        2,344           --             5,577
NONINTEREST REVENUE
Trust and Investment Management Fees............       361          407           --               768
Corporate Finance and Syndication Fees..........       265          200           --               465
Service Charges on Deposit Accounts.............       264           --          102(k)            366
Fees for Other Financial Services...............     1,040          975         (102)(k)         1,954
                                                                                  41(o)
Trading Revenue.................................       853          468           --             1,321
Securities Gains................................        53           13           --                66
Other Revenue...................................       190          286          (41)(o)           435
                                                    ------       ------        -----           -------
  Total Noninterest Revenue.....................     3,026        2,349           --             5,375
                                                    ------       ------        -----           -------
NONINTEREST EXPENSE
Salaries........................................     1,977        1,505           --             3,482
Employee Benefits...............................       372          411           --               783
Occupancy Expense...............................       566          383           --               949
Equipment Expense...............................       316          285            3(q)            604
Foreclosed Property Expense.....................       283           --          130(m)            413
Other Expense...................................     1,416        1,284     (130)(m)             2,570
                                                    ------       ------        -----           -------
  Total Noninterest Expense.....................     4,930        3,868            3             8,801
                                                    ------       ------        -----           -------
Income Before Income Tax Expense................     1,329          825           (3)            2,151
Income Tax Expense..............................       243          186           (1)              428
                                                    ------       ------        -----           -------
NET INCOME......................................    $1,086       $  639        $  (2)          $ 1,723
                                                    ------       ------        -----           -------
Income Applicable to Common Stock...............    $  936       $  515        $  (2)          $ 1,449
                                                    ------       ------        -----           -------
Income Per Share:
  Primary.......................................    $ 3.85       $ 3.46                        $  3.65
  Assuming Full Dilution........................    $ 3.81       $ 3.41                        $  3.61
Average Common Shares Outstanding:
  Primary.......................................     242.9        148.7                          397.5(h)
  Assuming Full Dilution........................     251.6        150.6                          408.2(h)

         See Notes to Unaudited Pro Forma Combined Financial Statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) Chemical and Chase are in the process of reviewing their accounting policies and as a result of this review, it may be necessary to restate either Chemical's or Chase's financial statements to conform to those accounting policies that are determined to be most appropriate by the Surviving Corporation. While some restatements of prior periods have been included in the pro forma combined financial statements included in this Proxy Statement/Prospectus, further restatements may be necessary upon the completion of this review process.

(b) Chemical and Chase intend to review their combined securities portfolio to determine the classification of such securities as either available-for-sale or held-to-maturity in connection with the combined company's anticipated interest rate risk position. As a result of this review, certain reclassifications of the combined company's securities might take place. No such adjustments have been made to existing securities classifications in the pro forma condensed combined balance sheet. Any such reclassifications will be accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(c) Chase's historical financial data includes within available-for-sale securities certain securities issued by foreign governments (such as Mexico) to financial institutions as part of a debt renegotiation (i.e., "Brady Bonds"). To conform to Chemical's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect such securities as a component of loans. Both Chemical and Chase have accounted for Brady Bonds in accordance with the provisions of SFAS 115.

    Chase's historical financial data reflect sales of Brady Bonds as a component of securities gains and interest income from Brady Bonds as a component of interest income from securities. To conform to Chemical's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect sales of Brady Bonds as a component of other revenue and interest income from Brady Bonds as a component of interest income from loans.

(d) Chase's historical financial data reflect assets acquired as loan satisfactions as a component of other assets. Effective January 1, 1995, Chase adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan," and prospectively classified in substance foreclosures (ISFs) as nonperforming loans (the ISF balance as of the January 1, 1995 adoption remained in other assets). To conform to Chemical's classification, Chase's June 30, 1995 historical financial data have been reclassified on a pro forma basis to reflect the remaining $173 million balance of ISFs as nonperforming loans. To conform to Chemical's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect assets acquired as loan satisfactions (excluding ISFs) as a separate balance sheet caption.

(e) Chemical's historical financial data reflect securities sold but not yet purchased as a component of other borrowed funds. To conform to Chase's classification, Chemical's historical financial data have been reclassified on a pro forma basis to reflect its securities sold but not yet purchased as a component of trading liabilities.

(f) Chase elected at the time of its adoption of SFAS No. 106 (effective January 1, 1993) to amortize the transition liability for accumulated postretirement benefits over 20 years, while Chemical upon its adoption of SFAS No. 106 (effective January 1, 1993) elected to expense its entire transition liability. To conform with Chemical's adoption of SFAS No. 106, Chase's historical financial data have been adjusted on a pro forma basis to reverse the amortization of Chase's transition liability reflected as a component of OPEB expense under SFAS 106. Chase's transition liability of approximately $270 million ($167 million after-tax), net of the $35 million ($21 million after-tax) reversal of amortization expense, has been reflected in retained earnings on the pro forma consolidated balance sheet. Both the pre-tax and tax effect are included in the caption "Accounts Payable, Accrued Expenses and Other Liabilities" on the pro forma balance sheet.

(g) In connection with the Merger, it is expected that a one-time restructuring charge of approximately $1.5 billion ($925 million after-tax) will be incurred at the time of the consummation of the Merger. The restructuring charge is the result of severance expenses to be incurred in connection with anticipated staff reductions, costs incurred in connection with planned office eliminations and other merger-related expenses, including costs to eliminate redundant back office and other operations of Chemical and Chase. The restructuring charge is assumed to have the following components for the purpose of the pro forma financial statements:

                                                                   (IN MILLIONS)
                Severance........................................     $   550
                Real Estate Costs................................         550
                Other............................................         400
                                                                       ------
                                                                      $ 1,500
                                                                       ------

    The effect of the proposed restructuring charge has been reflected in the pro forma combined balance sheet; however, since the proposed restructuring charge is nonrecurring, it has not been reflected in the pro forma combined statement of income. Both the pre-tax and tax effect are included in the caption "Accounts Payable, Accrued Expenses and Other Liabilities" on the pro forma balance sheet.

(h) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments to the common stock, capital surplus and retained earnings accounts at June 30, 1995 reflect (i) an exchange of 188.4 million shares of Chemical Common Stock (using the Exchange Ratio of 1.04) for the 174.5 million outstanding shares of Chase Common Stock at June 30, 1995 plus 6.6 million shares of Chase Common Stock issued to acquire the securities processing businesses of U.S. Trust Corporation (as discussed further in note (j) below); (ii) the exchange of each outstanding share of Chase Preferred Stock into one share of Chemical Merger Preferred Stock; and
     (iii) the cancellation and retirement of all remaining shares of Chase Common Stock held in Chase's treasury.

     For the income per share calculations, the pro forma combined average common shares outstanding (primary and assuming full dilution) reflects the exchange of Chemical Common Stock (using the Exchange Ratio of 1.04) for the outstanding shares of Chase Common Stock.

(i) The pro forma financial information presented does not give effect to the planned net repurchase of up to a maximum of 9 million shares in the aggregate of Chemical Common Stock and Chase Common Stock (after giving effect to the issuance of shares by both Chemical and Chase subsequent to June 30, 1995, under various employee benefit plans) prior to the consummation of the Merger pursuant to their respective previously announced buyback programs.

(j) On September 2, 1995, Chase acquired the securities processing businesses of U.S. Trust Corporation which will be merged into Chase and accounted for under the purchase method. Although when compared with Chase's historical financial statements, the securities processing businesses of U.S. Trust Corporation do not qualify as a "significant subsidiary", a pro forma adjustment has been made since Chase's investment in the securities processing businesses of U.S. Trust Corporation involved the issuance of
     6.6 million shares of Chase Common Stock (which had a fair value on the date of issuance of $364 million). The net assets acquired (which are largely intangible assets) are disclosed net in other assets on the pro forma combined balance sheet.

     Chemical's disposition of approximately 60% of Chemical Bank New Jersey, National Association in the 1995 fourth quarter is not considered significant to the pro forma combined financial statements and, therefore, its impact is not included in these statements.

(k) Chase's historical financial data reflect service charges on deposit accounts as a component of fees for other financial services. To conform to Chemical's classification, such charges have been reclassified under a separate caption.

(l) Chase's historical financial statements reflect the components of restructuring charges within various noninterest expense categories. To conform to Chemical's classification, all such charges have been reclassified to restructuring charge. The following costs have been reclassified:

                                                         SIX MONTHS      FULL YEAR   FULL YEAR
                                                       ENDED JUNE 1995     1994        1993
                                                       ---------------   ---------   ---------
                                                                    (IN MILLIONS)
        Salaries.....................................        $ 3           $  --        $--
        Employee Benefits............................         --             145         --
        Other Expense................................         12              12         45
                                                             ---            ----        ---
        Costs reclassified to Restructuring Charge...        $15           $ 157        $45
                                                             ===            ====        ===

(m) Chase's historical financial data reflect foreclosed property expense as a component of other expense. To conform to Chemical's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect foreclosed property expense as a separate income statement caption.

(n) Chase's historical financial data reflect the sale of Brazilian and Argentine past due interest (PDI) bonds as a component of net interest income. To conform to Chemical's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect these bond sales as a component of other revenue.

(o) Chase's historical financial data reflect accelerated mortgage servicing writedowns as a component of fees for other financial services. To conform to Chemical's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect such writedowns as a component of other revenue.

(p) Transactions between Chemical and Chase are not material in relation to the pro forma combined financial statements and therefore intercompany balances have not been eliminated from the pro forma combined amounts.

(q) Chase's historical financial data reflect the capitalization of computer software costs. To conform to Chemical's accounting policy, Chase's historical financial data have been adjusted on a pro forma basis to immediately recognize as expense those computer software costs that are capitalized.

     The pro forma adjustment to the balance sheet reflects the unamortized capitalized computer software costs of $104 million ($64 million net of tax) as of June 30, 1995. The pro forma adjustment to the statement of income for each period reflects the net impact of (i) charging to expense computer software costs that were capitalized during each respective period less (ii) the elimination of the previously recorded amortization of capitalized computer software costs.

                       LITIGATION RELATING TO THE MERGER

     On August 28, 1995, three complaints were filed in the Court of Chancery for New Castle County, Delaware, in actions entitled Simon v. Chase Manhattan Corporation, et al., Civil Action No. 14505, Rampel & Rampel, P.A. Profit Sharing Plan v. Chase Manhattan Corp., et. al., Civil Action No. 14506 and Goldstein v. Chase Manhattan Corp., et al., Civil Action No. 14508. The complaints, each of which purports to initiate a class action on behalf of all Chase stockholders, name Chase, Chemical and certain current and former directors of Chase as defendants. The complaints allege that the Merger will entail breaches of fiduciary duties owed by the director defendants to Chase stockholders, alleging among other things that the consideration provided in the Merger by Chemical is inadequate and that the Merger is unfair to Chase stockholders and a product of Chase directors' acting out of self-interest. The complaints also allege that Chemical aided and abetted the Chase directors' alleged breach of fiduciary duties. The complaints seek, among other relief, an injunction preventing consummation of the Merger and damages in unspecified amounts. Chemical and Chase believe the actions to be without merit and intend to contest them vigorously.

     On October 16, 1995, a complaint was filed in the United States District Court for the Southern District of New York in an action entitled Lambert v. Tobin and Chemical Banking Corporation. The complaint, which seeks to initiate a class action on behalf of persons who sold shares of Chemical Common Stock during the period from July 18, 1995 through August 25, 1995, names Chemical and its Chief Financial Officer as defendants and alleges, among other things, that during such period, defendants had a duty to disclose the existence of merger negotiations and that the defendants made materially false and misleading statements regarding the possibility of a merger with Chase. Chemical believes the action to be without merit and intends to contest it vigorously.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL, the Chemical Charter, including the certificates of designations pursuant to which each series of preferred stock outstanding as of the date of this Proxy Statement/Prospectus (the "Chemical Existing Preferred Stock") were issued and the terms of the Chemical Rights Agreement (as defined below under "Comparison of Stockholder Rights -- Rights Plans -- Chemical Rights"). The Chemical Charter is included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

     THE FOLLOWING DESCRIPTIONS OF THE CHEMICAL CAPITAL SECURITIES SHOULD BE READ CAREFULLY BY CHASE STOCKHOLDERS SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF CHASE COMMON STOCK WILL BE CONVERTED INTO 1.04 FULLY PAID AND NONASSESSABLE SHARES OF CHEMICAL COMMON STOCK (INCLUDING THE APPROPRIATE NUMBER OF ATTACHED CHEMICAL RIGHTS).

DESCRIPTION OF CHEMICAL COMMON STOCK

     General. Chemical is currently authorized to issue up to 400,000,000 shares of Chemical Common Stock. Prior to the consummation of the Merger, and subject to receipt of the approval of holders of record of Chemical Common Stock sought herein, the Chemical Charter will be amended to, among other things, increase the number of authorized shares of Chemical Common Stock to 750,000,000. See "Amendment and Restatement of Chemical Restated Certificate of Incorporation". As of the Record Date, Chemical had outstanding 249,904,977 shares of Chemical Common Stock and 5,025,927 shares held in its treasury. As of the Record Date, approximately 15,676,734 shares of Chemical Common Stock were reserved for issuance upon exercise of outstanding stock options, under various employee or non-employee director incentive, compensation and stock purchase plans and under Chemical's Dividend Reinvestment Plan, and 50,170,882 shares were reserved for issuance upon exercise of the option granted under the Chase Stock Option Agreement.

     Dividend Rights. Holders of Chemical Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of Chemical, out of funds legally available therefor, provided that, so long as any shares of Chemical Preferred Stock are outstanding, no dividends (other than dividends payable in Chemical Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Chemical Common Stock unless full cumulative dividends on the shares of Chemical Preferred Stock have been paid.

     Voting Rights. Subject to the rights, if any, of the holders of any series of Chemical Preferred Stock, all voting rights are vested in the holders of shares of Chemical Common Stock, each share being entitled to one vote on each matter presented for a vote, including the election of directors. Holders of shares of Chemical Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of Chemical, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Chemical Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Chemical Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

     Miscellaneous. The issued and outstanding shares of Chemical Common Stock are fully paid and nonassessable. Holders of shares of Chemical Common Stock are not entitled to preemptive rights. Shares of Chemical Common Stock are not convertible into shares of any other class of capital stock. Chemical Bank is the transfer agent, registrar and dividend disbursement agent for the Chemical Common Stock.

     Chemical Rights. For a description of the Chemical Rights which are attached to each outstanding share of Chemical Common Stock, see "Comparison of Stockholder Rights -- Rights Plans -- Chemical Rights".

DESCRIPTION OF CHEMICAL EXISTING PREFERRED STOCK

     The following description of the terms of the Chemical Existing Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designations relating to the Chemical Existing Preferred Stock which are annexed to the Chemical Charter included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

     General. Under the Chemical Charter, the Board of Directors of Chemical is authorized, without further stockholder action, to provide for the issuance of up to 200,000,000 shares of Chemical Preferred Stock, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by Chemical's Board of Directors or a duly authorized committee thereof. Chemical may amend from time to time the Chemical Charter to increase the number of authorized shares of Chemical Preferred Stock in the manner provided in the Chemical Charter and the DGCL.

     As of the Record Date, Chemical had outstanding six series of Chemical Existing Preferred Stock as follows: (i) 4,000,000 shares of 10.96% Preferred Stock (the "10.96% Preferred"); (ii) 14,000,000 shares of 8 3/8% Preferred Stock (the "8 3/8% Preferred"); (iii) 2,000,000 shares of 7.92% Cumulative Preferred Stock (the "7.92% Preferred"); (iv) 2,000,000 shares of 7.58% Cumulative Preferred Stock (the "7.58% Preferred"), (v) 2,000,000 shares of 7 1/2% Cumulative Preferred Stock (the "7 1/2% Preferred") and (vi) 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series L (the "Series L Preferred"). In addition, as of the Record Date, 4,000,000 shares of Chemical Preferred Stock, designated as Junior Participating Preferred Stock, were reserved for issuance pursuant to the Chemical Rights Agreement described below under "Comparison of Stockholder Rights -- Rights Plans -- Chemical Rights".

     Each outstanding share of Chemical Existing Preferred Stock is fully paid and nonassessable. Each series of the Chemical Existing Preferred Stock ranks on a parity as to dividends and distributions in the event of a liquidation with each other series of the Chemical Existing Preferred Stock and all such series have a preference over the Chemical Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Chemical.

     Dividend Rights. Holders of the Chemical Existing Preferred Stock of each series are entitled to receive, when, as and if declared by the Chemical Board of Directors, out of assets of Chemical legally available therefor, cumulative cash dividends. The amounts of the cumulative dividends on the Series L Preferred vary with the interest rates on certain U.S. Government obligations. Dividends on the 10.96% Preferred, 8 3/8% Preferred, 7.92% Preferred, 7.58% Preferred and 7 1/2% Preferred are fixed at their respective rates. Each such dividend is payable to the holders of record as they appear on the stock books of Chemical (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as are fixed by the Board of Directors or a duly authorized committee thereof.

     No full dividends will be declared or paid or set apart for payment on the Chemical Existing Preferred Stock of any series for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on each other series of Chemical Existing Preferred Stock for the then-current dividend payment period and all other dividend payment periods terminating on or before the date of payment of such full dividends. When dividends are not paid in full upon the Chemical Existing Preferred Stock, all dividends will be declared pro rata so that the amount of dividends declared per share on each series of the Chemical Existing Preferred Stock bears the same ratio that accrued dividends per share on each such series bear to each other. Except as provided in the preceding sentence, unless full, cumulative dividends on all outstanding shares of any series of the Chemical Existing Preferred Stock have been paid, no dividends (other than in shares of Chemical Common Stock or another stock ranking junior to the Chemical Existing Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distributions made upon the Chemical Common Stock or any other stock of Chemical ranking junior to or on a parity with the Chemical Existing Preferred Stock as to dividends or upon liquidation, nor will any Chemical Common Stock or any other stock of Chemical ranking junior to or on a parity with the Chemical Existing Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Chemical (except by conversion into or exchange for stock of Chemical ranking junior to such series of Chemical Existing Preferred Stock as to dividends and upon liquidation). No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period is computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period is computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Chemical, the holders of each series of Chemical Existing Preferred Stock will be entitled to receive out of assets of Chemical available for distribution to stockholders, before any distribution of assets is made to holders of Chemical Common Stock or any other class of stock ranking junior to such series of Chemical Existing Preferred Stock upon liquidation, liquidating distributions as follows: (i) the holders of 7.92% Preferred, 7.58% Preferred, 7 1/2% Preferred and Series L Preferred are each entitled to receive a distribution of $100 per share plus, in each case, accrued and unpaid dividends, if any; and (ii) the holders of 10.96% Preferred and 8 3/8% Preferred are each entitled to receive a distribution of $25 per share plus, in each case, accrued and unpaid dividends, if any.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of Chemical, the amounts payable with respect to Chemical Existing Preferred Stock of any series and any other shares of stock of Chemical ranking as to any such distribution on a parity with such series of Chemical Existing Preferred Stock are not paid in full, the holders of Chemical Existing Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of Chemical in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Chemical Existing Preferred Stock will have no right or claim to any of the remaining assets of Chemical. Neither the sale of all or substantially all the property or business of Chemical nor the merger or consolidation of Chemical into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of Chemical entitling any holders of any series of Chemical Existing Preferred Stock to any of the liquidation rights described above.

     Redemption. The series of Chemical Existing Preferred Stock are redeemable at the option of Chemical in each case at a redemption price equal to their respective liquidation values, plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption, as follows:

                             SERIES OF CHEMICAL                          REDEEMABLE
                          EXISTING PREFERRED STOCK                      ON OR AFTER
        ------------------------------------------------------------  ----------------
        10.96% Preferred............................................  June 30, 2000
        8 3/8% Preferred............................................  June 1, 1997
        7.92% Preferred.............................................  October 1, 1997
        7.58% Preferred.............................................  April 1, 1998
        7 1/2% Preferred............................................  June 1, 1998
        Series L Preferred..........................................  June 30, 1999

     If fewer than all the outstanding shares of any series of Chemical Existing Preferred Stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of Chemical or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by Chemical in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Chemical Existing Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     In the event that full dividends, including accumulations on any series of Chemical Existing Preferred Stock, have not been paid, such series of Chemical Existing Preferred Stock may not be redeemed in part and Chemical may not purchase or acquire any shares of such series of Chemical Existing Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of Chemical Existing Preferred Stock.

     Conversion Rights; Preemptive Rights. No series of Chemical Existing Preferred Stock is convertible into shares of Chemical Common Stock or another series of Chemical Existing Preferred Stock. No series of Chemical Existing Preferred Stock is subject to preemptive rights.

     Voting Rights. Except as indicated below or except as expressly required by applicable law, the holders of the Chemical Existing Preferred Stock are not entitled to vote. The 10.96% Preferred, 8 3/8% Preferred and Series L Preferred are not represented by Depositary Shares and are thus entitled to one vote per share on matters on which holders of such series of Chemical Existing Preferred Stock are entitled to vote. The shares of 7.92% Preferred, 7.58% Preferred and 7.50% Preferred are each represented by Depositary Shares representing .25 of a share; such Depositary Shares are entitled to .25 votes per Depositary Share rather than one vote. Since each full share of any series of Chemical Existing Preferred Stock is entitled to one vote, the voting power of the 7.92% Preferred, the 7.58% Preferred and the 7.50% Preferred, on matters on which holders of such series and holders of other series of Chemical Existing Preferred Stock are entitled to vote as a single class, depends on the number of shares of the 7.92% Preferred, the 7.58% Preferred and the 7.50% Preferred, not the aggregate liquidation preference or initial offering price of the shares of such series of Chemical Existing Preferred Stock.

     If at the time of any annual meeting of Chemical's stockholders the equivalent of six quarterly dividends payable on any series of Chemical Existing Preferred Stock are in default, the number of directors of Chemical will be increased by two and the holders of all outstanding series of Chemical Existing Preferred Stock, voting as a single class without regard to series, will be entitled to elect those additional two directors at each such annual meeting. Each director elected by the holders of shares of Chemical Existing Preferred Stock shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of Chemical Existing Preferred Stock, voting as a separate class, is required for any amendment of the Chemical Charter (or any certificate amendatory thereof or supplemental thereto relating to any series of Chemical Existing Preferred Stock) which would adversely affect the powers, preferences, privileges or rights of such series of Chemical Existing Preferred Stock. The affirmative vote or consent of the holders of shares representing at least two-thirds of the voting power of the outstanding shares of any series of Chemical Existing Preferred Stock and any other series of Chemical Preferred Stock ranking on a parity with such series of Chemical Existing Preferred Stock as to dividends or upon liquidation, voting as a single class without regard to series, is required to authorize, effect or validate (i) the creation, authorization or issuance of, (ii) the reclassification of any authorized stock of Chemical into, or (iii) the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to such series of Chemical Existing Preferred Stock as to dividends or upon liquidation.

     Transfer Agent and Registrar. Chemical Bank is the transfer agent, registrar and dividend disbursement agent for the Chemical Existing Preferred Stock and any Depositary Shares representing an interest therein.

The registrar for shares of Chemical Existing Preferred Stock will send notices to stockholders of any meetings at which holders of Chemical Existing Preferred Stock have the right to elect directors of Chemical or to vote on any other matter.

DESCRIPTION OF DEPOSITARY SHARES

     General. Chemical has issued receipts for Depositary Shares for the 7.92% Preferred, 7.58% Preferred and 7 1/2% Preferred, each of which represents 0.25 of a share of such series of Chemical Existing Preferred Stock as described below. The shares of each series represented by Depositary Shares are deposited under Deposit Agreements, dated as of September 17, 1992, March 23, 1993 and May 24, 1993, respectively (with respect to each series, the "Deposit Agreement"), between Chemical and Morgan Guaranty Trust Company of New York (the "Depositary"). Subject to the terms of each Deposit Agreement, each owner of a Depositary Share is entitled, in proportion to the applicable fraction of a share of Chemical Existing Preferred Stock represented by such Depositary Share, to all the rights and preferences of Chemical Existing Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). The Depositary Shares are evidenced by depositary receipts issued pursuant to each Deposit Agreement ("Depositary Receipts").

     Dividends and Other Distributions. The Depositary distributes all cash dividends or other cash distributions received in respect of Chemical Existing Preferred Stock to the record holders of Depositary Shares relating to such Chemical Existing Preferred Stock in proportion to the number of such Depositary Shares owned by such holders. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Chemical, sell such property and distribute the net proceeds from such sale to such holders.

     Redemption of Depositary Shares. If a series of Chemical Existing Preferred Stock represented by Depositary Shares is redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary from Chemical resulting from the redemption, in whole or in part, of such series of Chemical Existing Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Chemical Existing Preferred Stock. Whenever Chemical redeems shares of Chemical Existing Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Chemical Existing Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Chemical Existing Preferred Stock are entitled to vote, the Depositary is required to mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Chemical Existing Preferred Stock. Each record holder of such Depositary Shares on the record date (which is the same date as the record date for the Chemical Existing Preferred Stock) is entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Chemical Existing Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of Chemical Existing Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Chemical has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Chemical Existing Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Chemical Existing Preferred Stock.

     Amendment and Termination of the Depositary Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of any Deposit Agreement may at any time be amended by agreement between Chemical and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding with respect to the

Deposit Agreement. Any Deposit Agreement may be terminated by Chemical or the Depositary only if (i) all outstanding Depositary Shares with respect thereto have been redeemed or (ii) there has been a final distribution in respect of the Chemical Existing Preferred Stock in connection with any liquidation, dissolution or winding up of Chemical and such distribution has been distributed to the holders of Depositary Receipts thereunder.

     Charges of Depositary. Chemical is required to pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Chemical is also required to pay charges of the Depositary in connection with the initial deposit of the Chemical Existing Preferred Stock and any redemption of the Chemical Existing Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Chemical Existing Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the respective Deposit Agreement for their accounts.

     Miscellaneous. The Depositary will forward to holders of Depositary Receipts all reports and communications from Chemical which are delivered to the Depositary and which Chemical is required to furnish to the holders of the Chemical Existing Preferred Stock.

     Neither the Depositary nor Chemical will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Chemical and the Depositary under the Deposit Agreement are limited to performance in good faith of their duties thereunder and they are not obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Chemical Existing Preferred Stock unless satisfactory indemnity is furnished. Chemical and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Chemical Existing Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to Chemical notice of its election to do so, and Chemical may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF CHEMICAL MERGER PREFERRED STOCK

     The following description of the terms of the Chemical Merger Preferred Stock is subject to and qualified in its entirety by reference to the proposed forms of the Certificates of Designations relating to the Chemical Merger Preferred Stock which are included as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part. Such certificates will be filed by Chemical with the Delaware Secretary of State at or prior to the Effective Time to establish each series of Chemical Merger Preferred Stock as a series of Chemical Preferred Stock.

     General. Chemical's Board of Directors has authorized the creation of the following series of Chemical Merger Preferred Stock in accordance with the terms of the Merger Agreement: (i) up to 5,600,000 shares of 10 1/2% Preferred Stock of Chemical (the "10 1/2% Merger Preferred") issuable upon conversion of the Chase 10 1/2% Preferred Stock in the Merger, (ii) up to 4,000,000 shares of 9.76% Preferred Stock of Chemical (the "9.76% Merger Preferred") issuable upon conversion of the Chase 9.76% Preferred Stock in the Merger, (iii) up to 8,000,000 shares of 10.84% Preferred Stock of Chemical (the "10.84% Merger Preferred") issuable upon conversion of the Chase 10.84% Preferred Stock in the Merger, (iv) up to 6,000,000 shares of 9.08% Preferred Stock of Chemical (the "9.08% Merger Preferred") issuable upon conversion of the Chase 9.08% Preferred Stock in the Merger, (v) up to 6,800,000 shares of 8 1/2% Preferred Stock of Chemical (the "8 1/2% Merger Preferred) issuable upon conversion of the Chase
8 1/2% Preferred Stock in the Merger, (vi) up to 9,600,000 shares of 8.32% Preferred Stock of Chemical (the "8.32% Merger Preferred") issuable upon conversion of the Chase 8.32% Preferred Stock in the Merger, (vii) up to 6,900,000 shares of 8.40% Preferred Stock of Chemical (the "8.40% Merger Preferred") issuable upon conversion of the Chase 8.40% Preferred

Stock in the Merger and (viii) up to 9,100,000 shares of Adjustable Rate Preferred Stock, Series N, of Chemical (the "Adjustable Rate Merger Preferred") issuable upon conversion of the Chase Adjustable Rate Preferred Stock in the Merger.

     Each share of Chemical Merger Preferred Stock will, when issued, be fully paid and nonassessable. Each series of the Chemical Merger Preferred Stock will rank on a parity with each series of Chemical Existing Preferred Stock as to dividends and distributions in the event of a liquidation.

     Dividend Rights. Holders of Chemical Merger Preferred Stock of each series will be entitled to receive cumulative dividends, when and as declared by the Board of Directors of the Surviving Corporation. The dividend rate for the Adjustable Rate Merger Preferred shall be established quarterly at an annual rate of 85% of the highest of (a) the three-month U.S. Treasury bill rate, (b) the U.S. Treasury ten-year constant maturity rate and (c) the U.S. Treasury thirty-year constant maturity rate, in each case as described in the terms of Adjustable Rate Merger Preferred (as set forth in the certificate of designations for the Adjustable Rate Merger Preferred attached as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part). Dividends per share on the 10 1/2% Merger Preferred, 9.76% Merger Preferred, 10.84% Merger Preferred, 9.08% Merger Preferred, 8 1/2% Merger Preferred, 8.32% Merger Preferred and 8.40% Merger Preferred, will be fixed at $2.625, $2.440, $2.710, $2.270, $2.125, $2.080 and $2.100 per annum, respectively.

     Each such dividend will be payable to the holders of record as they appear on the stock books of the Surviving Corporation on such record dates as will be fixed by the Board of Directors of the Surviving Corporation.

     Unless (i) full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of Chemical Merger Preferred Stock and any other Chemical Preferred Stock not ranking as to dividends or distributions of assets junior to the Chemical Merger Preferred Stock (collectively "Senior Preferred Stock") and (ii) the Surviving Corporation shall not be in default or in arrears with respect to any sinking or other analogous fund or any call for tenders obligation or other agreement for the purchase, redemption or other retirement of Senior Preferred Stock, the Surviving Corporation shall not declare any dividends on the Chemical Common Stock or any other stock of the Surviving Corporation ranking as to dividends or distributions of assets junior to the Chemical Merger Preferred Stock (the Chemical Common Stock and such other stock, "Junior Stock"), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Surviving Corporation, other than Junior Stock.

     In making any dividend payment on account of arrears, with respect to a series of Chemical Merger Preferred Stock, the Surviving Corporation will make payments ratably upon all outstanding shares of Chemical Merger Preferred Stock and other Chemical Preferred Stock ranking on a parity as to dividends in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Chemical Merger Preferred Stock and other Chemical Preferred Stock to the date of such dividend payment.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for any period less than a full quarter shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Surviving Corporation, the holders of each series of Chemical Merger Preferred Stock will be entitled to receive out of assets of the Surviving Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Chemical Common Stock or of any other shares of stock of Chemical ranking as to such a distribution junior to the Chemical Merger Preferred Stock, an amount equal to $25 per share plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for payment of such distribution.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Surviving Corporation, the amounts payable with respect to the Chemical Merger Preferred Stock, and any other shares of stock of the Surviving Corporation ranking as to any such distribution on a parity with such series of the Chemical Merger Preferred Stock, are not paid in full, the holders of the Chemical Merger Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Surviving Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Chemical Merger Preferred Stock shall be entitled to no further participation in any distribution of assets of the Surviving Corporation.

     The consolidation or merger of the Surviving Corporation with or into any other corporation, or the sale of substantially all the assets of the Surviving Corporation in consideration for the issuance of equity securities of another corporation, shall not be regarded as a liquidation, dissolution or winding up of the Surviving Corporation, with respect to a series of Chemical Merger Preferred Stock, only if such consolidation, merger or sale of assets shall not in any way impair the voting power, preferences or special rights of such series of Chemical Merger Preferred Stock.

     Redemption. The series of Chemical Merger Preferred Stock will be redeemable, at the option of the Surviving Corporation, for a redemption price per share of $25 per share, plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption, as follows:

                        SERIES OF CHEMICAL MERGER                      REDEEMABLE
                             PREFERRED STOCK                           ON OR AFTER
        ---------------------------------------------------------  -------------------
        10 1/2% Merger Preferred.................................  September 30, 1998
        9.76% Merger Preferred...................................  September 30, 1999
        10.84% Merger Preferred..................................  June 30, 2001
        9.08% Merger Preferred,..................................  March 31, 1997
        8 1/2% Merger Preferred..................................  June 30, 1997
        8.32% Merger Preferred...................................  September 30, 1997
        8.40% Merger Preferred...................................  March 31, 1998
        Adjustable Rate Merger Preferred.........................  June 30, 1999

     If fewer than all of the outstanding shares of any series of Chemical Merger Preferred Stock are to be redeemed, the selection of the shares to be redeemed by the Surviving Corporation shall be determined by lot or pro rata, or by any other method which may be determined by the Surviving Corporation in its sole discretion to be equitable. From and after the date of redemption (unless default shall be made by the Surviving Corporation in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Chemical Merger Preferred Stock called for redemption, and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     In the event that full cumulative dividends have not been paid or declared and set apart for payment on a series of Chemical Merger Preferred Stock, such series may not be redeemed in part and the Surviving Corporation may not purchase or acquire any shares of such series otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series.

     Conversion and Exchange Rights; Preemptive Rights. No series of Chemical Merger Preferred Stock will be convertible into or exchangeable for shares of any other class or series of capital stock of the Surviving Corporation. The Chemical Merger Preferred Stock will have no preemptive rights.

     Voting Rights. Except as indicated below or except as expressly required by applicable law, the holders of the Chemical Merger Preferred Stock will not be entitled to vote. The voting rights currently provided for in the terms of the Chase Preferred Stock have been modified in the Chemical Merger Preferred Stock to provide that each share of Chemical Merger Preferred Stock shall be entitled to one vote per share (rather than 1/40th of one vote per $25.00 liquidation value, as currently provided) in order to avoid any dilution of the voting power of the holders of Chase Preferred Stock as a result of the Merger.

     If at the time of any annual meeting of the Surviving Corporation's stockholders the equivalent of six quarterly dividends payable on any series of Chemical Merger Preferred Stock are in default, the number of directors of the Surviving Corporation will be increased by two and the holders of all outstanding series of Chemical Preferred Stock (including the Chemical Merger Preferred Stock), voting as a single class without regard to series, will be entitled to elect those additional two directors at each such annual meeting. Each director elected by the holders of shares of Chemical Preferred Stock (including the Chemical Merger Preferred Stock) shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist. The holders of shares of a series of Chemical Merger Preferred Stock will be entitled to cast one vote per share in such election.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of each series of Chemical Preferred Stock (including Chemical Merger Preferred Stock), voting as a separate class (with holders of Chemical Merger Preferred Stock being entitled to cast one vote per share), will be required (a) to create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Chemical Preferred Stock other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Chemical Charter so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Chemical Preferred Stock; provided that such amendment need only be approved by at least two-thirds of the holders of shares of the series of Chemical Preferred Stock adversely affected thereby.

     Transfer Agent and Registrar. Chemical Bank will be the transfer agent, registrar and dividend disbursement agent for the Chemical Merger Preferred Stock. The registrar for shares of Chemical Merger Preferred Stock will send notices to stockholders of any meetings at which holders of Chemical Merger Preferred Stock have the right to elect directors of the Surviving Corporation or to vote on any other matter.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of material differences between the rights of holders of Chemical Common Stock and the rights of holders of Chase Common Stock. As each of Chemical and Chase is organized under the laws of Delaware, these differences arise from various provisions of the Chemical Charter and the Chase Charter, the By-laws of each of Chemical and Chase and the Chemical Rights and Chase Rights.

     The Chemical Charter and Chemical By-laws will be the Certificate of Incorporation and By-laws of the Surviving Corporation. Consequently, after the Effective Time, the rights of stockholders of the Surviving Corporation (including those who prior to the Effective Time were stockholders of Chase) will be determined by reference to the Chemical Charter and Chemical By-laws.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Chase Charter and Chase's By-laws provide for the classification of the Board of Directors of Chase into three classes, with directors serving staggered three-year terms.

     The Chemical Charter and Chemical's By-laws do not (and will not at the Effective Time) provide for the classification of the Board of Directors of Chemical, which consists of a single class of directors who are elected annually.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     Certain Business Combinations. The Chase Charter generally provides that the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Chase Voting Stock"), voting together as a single class, shall be required to approve certain types of business combinations or other transactions between Chase or any subsidiary of Chase and an Interested Stockholder (as defined below) or corporate affiliate thereof. Such voting rights shall not apply if the business combination or other transaction (i) has been approved by a majority of the Disinterested Directors (as defined below) of Chase (as was done for the Merger) or (ii) meets certain fair price and procedural requirements.

     An "Interested Stockholder" is defined in the Chase Charter as any person who is (1) the beneficial owner, directly or indirectly, of more than 10% of the voting power the outstanding Chase Voting Stock, (2) an affiliate of Chase who at any time within the previous five years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Chase Voting Stock or (3) an assignee of or successor to (other than by means of a public offering) any shares of Chase Voting Stock which were beneficially owned by an Interested Stockholder within the past five years. A "Disinterested Director" is defined in the Chase Charter as any member of Chase's Board of Directors who is unaffiliated with the Interested Stockholder and who was a member of the Chase Board of Directors prior to the date the Interested Stockholder became such, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended by a majority of the Disinterested Directors then on the Chase Board of Directors.

     The Chemical Charter and Chemical's By-laws do not (and will not at the Effective Time) contain any supermajority voting provisions or any other provisions relating to the approval of business combinations and other transactions by holders of Chemical Common Stock.

     Removal of Directors. The Chase Charter generally provides that, subject to the rights of the holders of Chase Preferred Stock, directors may be removed from office only for cause and only by the affirmative vote of the holders of
(i) 75% of the voting power of the then outstanding shares of Chase Voting Stock, voting together as a single class, or (ii) a majority of the Board of Directors. The Chase Charter does not define the term "cause." No decrease in the number of directors constituting the Chase Board of Directors shall shorten the term of an incumbent director.

     The Chemical Charter and Chemical's By-laws do not (and will not at the Effective Time) contain limitations on the rights of stockholders to remove directors. Under the DGCL, directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors (or, where the holders of any class or series are entitled to elect any directors as a class or series, the vote of the holders of the majority of shares of such class or series then entitled to vote at an election of directors).

     Amendments of Certificate of Incorporation. Under the Chase Charter, the alteration, amendment, repeal or adoption of any provision inconsistent with the provisions of the Chase Charter relating to the business combination provisions described above, the classification of the Board of Directors, the removal of directors or the filling of vacancies on the Board of Directors and the special meeting and consent provisions described below will require the affirmative vote of the holders of at least 75% of the voting power of the Chase Voting Stock. Under the DGCL, all other amendments to the Chase Charter must be approved by the affirmative vote of holders of a majority of the voting power of the outstanding shares of capital stock of Chase entitled to vote generally in the election of directors, unless a class vote is required under the DGCL.

     The Chemical Charter does not (and will not at the Effective Time) contain any supermajority voting provisions. Under the DGCL, all amendments to the Chemical Charter must be approved by the affirmative vote of holders of a majority of the shares of capital stock of Chemical entitled to vote generally in the election of directors, unless a class vote is required under the DGCL.

     For a description of the voting rights of Chemical Preferred Stock or Chemical Merger Preferred Stock with respect to amendments adversely affecting such preferred stock, see "Description of Capital Stock -- Description of Chemical Existing Preferred Stock -- Voting Rights" and "-- Description of Chemical Merger Preferred Stock -- Voting Rights".

SPECIAL MEETINGS OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

     Chase's By-laws provide that a special meeting of stockholders may be called by the Board of Directors, the Chairman of the Board or the President of Chase. The Chase Charter and By-laws prohibit action by written consent in lieu of a meeting by holders of Chase Common Stock.

     Chemical's By-laws provide that a special meeting of stockholders may be called by the Board of Directors, the Chairman of the Board, the President or a Vice Chairman of the Board or as otherwise permitted by the DGCL. The Chemical Charter prohibits action by written consent in lieu of a meeting by holders of Chemical Common Stock.

     Each of the Chemical Charter and the Chase Charter provide that holders of shares of any class or series of capital stock other than common stock may act by written consent of such holders representing not less than a majority of the voting power of all the capital stock of such class or series entitled to vote upon such action if a meeting were held, so long as such vote meets statutory requirements. The By-laws of each of Chemical and Chase each provide that stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such a special meeting.

NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS

     Subject to the rights of the holders of Chase Preferred Stock, Chase's By-laws require that written notice of a stockholder's intent to make a nomination at a meeting of stockholders must be delivered to the Secretary of Chase (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the date one year after the date of the immediately preceding annual meeting (unless such meeting is not held within 30 days before or after such anniversary date in which case such notice is due within 10 days after mailing of notice regarding, or public disclosure of, the annual meeting), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not more than 10 days following the date notice of such special meeting is given to stockholders. The notice must contain (a) the name and address of the stockholder who intends to make the nomination and the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of Chase capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a statement that each person to be nominated is willing to be nominated; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each proposed nominee been nominated, or intended to be nominated, by the Board of Directors of Chase; and (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which any such nomination is to be made by the stockholder.

     The Chemical Charter and By-laws do not (and will not at the Effective
Time) set forth procedures regarding stockholder nomination of directors.

STOCKHOLDER PROPOSAL PROCEDURES

     Chase's By-laws provide that, subject to applicable law, any stockholder who wants to present a proposal for action by the stockholders at a meeting shall (i) submit such proposal to Chase in compliance with Rule 14a-8 under the Exchange Act or (ii) in the case of annual meetings of stockholders, deliver a written notice to the Secretary of Chase, not less than 90 days nor more than 120 days prior to the date one year after the date of the immediately preceding annual meeting (unless such meeting is not held within 30 days before or after such anniversary date in which case such notice is due within 10 days after mailing of notice regarding or public disclosure of the annual meeting). Each such notice shall set forth (i) the name and address of the stockholder who intends to present the proposal at the meeting, (ii) a representation that the stockholder is a holder of record of the capital stock of Chase entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal specified in the notice, (iii) a description of all arrangements or understandings between the stockholder and any other person (naming such person) pursuant to which the proposal is made by the stockholder; and (iv) such other information regarding the proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had the proposal been proposed, by the Chase Board of Directors.

     The Chemical Charter and By-laws do not (and will not at the Effective
Time) contain restrictions regarding stockholder proposals.

RIGHTS PLANS

     Chemical Rights. Chemical has adopted a Chemical stockholders' rights plan which is intended to protect stockholders in the event of unsolicited offers or attempts to acquire Chemical, including offers that do not treat all stockholders equally, acquisitions in the open market of shares constituting control without offering fair value to all stockholders and other coercive or unfair takeover tactics that could impair the Chemical Board of Directors' ability to represent stockholders' interests fully. Pursuant to Chemical's stockholders' rights plan, the Board of Directors of Chemical declared a dividend distribution of one Chemical Right for each outstanding share of Chemical Common Stock to stockholders of record at the close of business on April 24, 1989 (the "Chemical Record Date"), and authorized the issuance of one Chemical Right (as adjusted pursuant to the Chemical Rights Agreement, as described below) for each share of Chemical Common Stock issued between the Chemical Record Date and the Chemical Distribution Date (as described below). Each Chemical Right entitles the registered holder to purchase from Chemical a unit consisting of one one-hundredth of a share (a "Chemical Unit") of Chemical's Junior Participating Preferred Stock at a price of $150 per Chemical Unit, subject to adjustment. The description and terms of the Chemical Rights are set forth in the Rights Agreement, dated as of April 13, 1989 and amended on July 15, 1991 and August 27, 1995 (as so amended, the "Chemical Rights Agreement") between Chemical and Chemical Bank, as Chemical Rights Agent. One Chemical Right will be distributed with each share of Chemical Common Stock issued by Chemical, including shares of Chemical Common Stock issued to holders of Chase Common Stock in the Merger and upon exercise of Chase Options, Chase Units and Chase Warrants.

     The Chemical Rights have certain anti-takeover effects. The Chemical Rights may cause substantial dilution to a person that attempts to acquire Chemical without the approval of the Board of Directors of Chemical unless the offer is conditioned on a substantial number of Chemical Rights being acquired. The Chemical Rights, however, should not affect offers for all outstanding shares of Chemical Common Stock at a fair price and otherwise in the best interests of Chemical and its stockholders as determined by the Board of Directors, since the Board of Directors of Chemical may, at its option, redeem all, but not fewer than all, the then outstanding Chemical Rights. The Chemical Rights should not interfere with any merger (such as the Merger) or other business combination approved by the Board of Directors of Chemical since the Chemical Board of Directors may, at its option, at any time until 10 days following the Chemical Stock Acquisition Date (as described below), redeem all but not less than all of the then outstanding Chemical Rights.

     Initially, the Chemical Rights are and will be attached to all certificates representing Chemical Common Stock (including shares issued in the Merger) at the time outstanding. The Chemical Rights will separate from the Chemical Common Stock on the Chemical Distribution Date, which is defined as (i) 10 days after the public announcement (the date of such public announcement, the "Chemical Stock Acquisition Date") that a person (a "Chemical Acquiring Person") has acquired 20% or more of the Chemical Common Stock or voting power of Chemical,
(ii) 10 business days following commencement of a tender offer or exchange offer for 25% or more of the Chemical Common Stock or voting power of Chemical or
(iii) 10 business days after an owner of 10% or more the Chemical Common Stock or voting power of Chemical is determined by the unaffiliated "Continuing Directors" (as defined in the Chemical Rights Agreement) to be an "Adverse Person". An Adverse Person is one who intends to have Chemical repurchase such person's ownership interest, who intends to pressure Chemical into action for the financial gain of such person or whose ownership is likely to cause a material adverse impact on Chemical (including, but not limited to, impairment of Chemical's (i) relationships with customers, (ii) ability to maintain its capital position, (iii) ability to meet the convenience and needs of the communities it serves, (iv) business reputation or (v) ability to deal with governmental agencies) to the detriment of Chemical stockholders.

     If a "Chemical Flip-in Event" occurs, the holder of a Chemical Right is entitled to receive Chemical Common Stock or other property of Chemical valued at two times the exercise price of the Chemical Right. A Chemical Flip-in Event occurs if a person acquires 20% or more of the Chemical Common Stock or voting power of Chemical (except certain offers to acquire all of the Chemical Common Stock deemed by the Continuing Directors to be fair and in the best interests of Chemical) or if a person is determined to be an Adverse Person.

     If a "Chemical Triggering Event" occurs, the holder of a Chemical Right is entitled to receive common stock of a company that has acquired Chemical valued at two times the exercise price of the Chemical Right. A Chemical Triggering Event occurs if Chemical is acquired in a merger or other business combination in which Chemical is not the survivor or if 50% or more of Chemical's assets or earning power is sold or transferred.

     Following the occurrence of a Chemical Flip-in Event or a Chemical Triggering Event, all Chemical Rights that are beneficially owned by a Chemical Acquiring Person or an Adverse Person or any transferee thereof will be null and void.

     To avoid the consequences of a Chemical Flip-in Event, Chemical may redeem the Chemical Rights in whole, but not in part, at a redemption price of $0.01 per Chemical Right.

     Chemical and the Chemical Rights Agent have executed and delivered Amendment No. 2 to the Chemical Rights Agreement, dated as of August 27, 1995 ("Chemical Amendment No. 2"). Chemical Amendment No. 2 provides that neither Chase nor any affiliate or associate of Chase shall be deemed to be a Chemical Acquiring Person or an Adverse Person solely by virtue of their acquisition of beneficial ownership of shares of Chemical Common Stock by reason of the approval, execution or delivery of the Merger Agreement or the Chemical Stock Option Agreement or by the consummation of any transaction contemplated by the Merger Agreement or the Chemical Stock Option Agreement. By exempting Chase from the definitions of Chemical Acquiring Person and Adverse Person, Amendment No. 2 in effect provides that neither the approval, execution or delivery of the Merger Agreement or the Chemical Stock Option Agreement nor the consummation of any transaction contemplated by the Merger Agreement or the Chemical Stock Option Agreement shall be deemed to cause a Chemical Distribution Date, Chemical Stock Acquisition Date, Chemical Triggering Event or Chemical Flip-In Event to occur.

     The description of the Chemical Rights Agreement and Chemical Amendment No. 2 specifying the terms of the Chemical Rights are incorporated herein by reference. See "Incorporation of Certain Documents By Reference". The foregoing description of the Chemical Rights is qualified in its entirety by reference to the Chemical Rights Agreement and Chemical Amendment No. 2.

     Chase Rights. Chase has also adopted a stockholders' rights plan which is substantially identical to the Chemical stockholders' rights plan, except that the Chase stockholders' rights plan does not contain any provisions pursuant to which Chase's Board of Directors may designate a potential acquiror as an "Adverse Person". Each share of Chemical Common Stock issued in the Merger will have attached thereto one Chemical Right. Following the Effective Time, the rights of former holders of Chase Common Stock (which were accompanied by attached rights to purchase junior participating preferred stock of Chase (the "Chase Rights") will be determined solely by reference to the Chemical Rights Agreement.

     Chase and the rights agent with respect to the Chase Rights have executed and delivered an Amendment, dated as of August 27, 1995 (the "Chase Amendment"), to the Rights Agreement, dated as of February 15, 1989 ("Chase Rights Agreement"), between Chase and Mellon Bank, N.A., as successor Rights Agent to Chase Bank. The Chase Amendment provides that neither Chemical nor any affiliate or associate of Chemical shall be deemed to be an "Acquiring Person" under the Chase Rights Agreement solely by virtue of its acquisition of beneficial ownership of shares of Chase Common Stock by reason of the approval, execution or delivery of the Merger Agreement or the Chase Stock Option Agreement or by the consummation of any transaction contemplated by the Merger Agreement or the Chase Stock Option Agreement. By exempting Chemical from the definition of Acquiring Person, the Amendment in effect provides that neither the approval, execution or delivery of the Merger Agreement or the Chase Stock Option Agreement nor the consummation of any transaction contemplated by the Merger Agreement or the Chase Stock Option Agreement shall be deemed to cause the occurrence of a "Stock Acquisition Date", "Distribution Date", "Triggering Event" or "Flip-In Event" under the Chase Rights Agreement.

     The description of the Chase Rights Agreement and the Chase Amendment specifying the terms of the Chase Rights are incorporated herein by reference. See "Incorporation of Certain Documents By Reference".

The foregoing description of the Chase Rights is qualified in its entirety by reference to the Chase Rights Agreement and the Chase Amendment.

                                    EXPERTS

     The financial statements of Chemical and Chase incorporated herein by reference to their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, have been audited by Price Waterhouse LLP, independent accountants for each of Chemical and Chase, and have been so incorporated in reliance on the reports of Price Waterhouse LLP set forth therein, given on the authority of such firm as experts in accounting and auditing.

     Representatives of Price Waterhouse LLP are expected to be present at each Special Meeting, will have the opportunity to make a statement at each such Special Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                                 LEGAL OPINIONS

     The legality of the shares of Chemical Common Stock to be issued to holders of Chase Common Stock pursuant to the Merger will be passed upon for Chemical by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

     Certain federal income tax matters related to the Merger will be passed upon for Chemical by Simpson Thacher & Bartlett, New York, New York, and for Chase by Sullivan & Cromwell, New York, New York.

                             STOCKHOLDER PROPOSALS

     Any Chemical stockholder who wishes to submit a proposal for presentation to the 1996 Annual Meeting of Stockholders must submit the proposal to Chemical, 270 Park Avenue, New York, N.Y. 10017, Attention: Office of the Secretary, not later than November 28, 1995, for inclusion, if appropriate, in Chemical's proxy statement and the form of proxy relating to the 1996 Annual Meeting.

     Any Chase stockholder who wishes to submit a proposal for presentation to the 1996 Annual Meeting of Stockholders, if the Merger has not been consummated prior to the date the meeting is to be held, must submit the proposal to Chase, 1 Chase Manhattan Plaza, New York, New York 10081, Attention: Office of the Secretary, not later than November 10, 1995, for inclusion, if appropriate, in Chase's proxy statement and the form of proxy relating to the 1996 Annual Meeting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CHEMICAL BANKING CORPORATION

                                      AND

                        THE CHASE MANHATTAN CORPORATION

                           ANNEXES TO THE JOINT PROXY
                              STATEMENT/PROSPECTUS

   I.      AGREEMENT AND PLAN OF MERGER
  II.      CHEMICAL STOCK OPTION AGREEMENT
 III.      CHASE STOCK OPTION AGREEMENT
  IV.      OPINION OF MORGAN STANLEY & CO. INCORPORATED
   V.      OPINION OF JAMES D. WOLFENSOHN INCORPORATED
  VI.      OPINION OF GOLDMAN, SACHS & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX I

                                                                  CONFORMED COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 27, 1995

                                    BETWEEN

                          CHEMICAL BANKING CORPORATION

                                      AND

                        THE CHASE MANHATTAN CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              TABLE OF CONTENTS(1)

                                                                                        PAGE
                                                                                        ----
                                        ARTICLE I
THE MERGER............................................................................    1
  1.1. Effective Time of the Merger...................................................    1
  1.2. Closing........................................................................    2
  1.3. Effects of the Merger..........................................................    2
                                        ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
  CERTIFICATES........................................................................    2
  2.1. Effect on Capital Stock........................................................    2
          (a) Cancellation of Treasury Stock and Chemical-Owned Stock, etc. ..........    2
          (b) Conversion of Chase Common Stock........................................    2
          (c) Conversion of Chase Preferred Stock.....................................    3
  2.2. Exchange of Certificates.......................................................    4
          (a) Exchange Agent..........................................................    4
          (b) Exchange Procedures.....................................................    4
          (c) Distributions with Respect to Unexchanged Shares; Voting................    4
          (d) No Further Ownership Rights in Chase Common Stock or Chase Preferred
              Stock...................................................................    5
          (e) No Fractional Shares....................................................    5
          (f) Termination of Exchange Fund............................................    6
          (g) No Liability............................................................    6
                                        ARTICLE III
REPRESENTATIONS AND WARRANTIES........................................................    6
  3.1. Representations and Warranties of Chase........................................    6
          (a) Organization, Standing and Power........................................    6
          (b) Capital Structure.......................................................    7
          (c) Authority...............................................................    8
          (d) SEC Documents...........................................................    9
          (e) Information Supplied....................................................    9
          (f) Compliance with Applicable Laws.........................................   10
          (g) Litigation..............................................................   10
          (h) Taxes...................................................................   10
          (i) Certain Agreements......................................................   10
          (j) Benefit Plans...........................................................   11

---------------

(1) Except for Exhibits 1.1(a) and 1.1(b) (which are included as Annexes III and II, respectively, to the Joint Proxy Statement/Prospectus), the exhibits to the Merger Agreement are excluded here. Such exhibits have been filed with the Commission under cover of Chemical's Current Report on Form 8-K, dated August 27, 1995, and under cover of Chase's Current Report on Form 8-K, dated August 28, 1995, and are incorporated herein by reference.

                                                                                        PAGE
                                                                                        ----
          (k) Subsidiaries............................................................   11
          (l) Agreements with Bank Regulators.........................................   11
          (m) Absence of Certain Changes or Events....................................   11
          (n) Section 203 of the DGCL and Certain Provisions of
                 Certificate of Incorporation Not Applicable..........................   11
          (o) Vote Required...........................................................   12
          (p) Accounting Matters......................................................   12
          (q) Chase Rights Agreement..................................................   12
          (r) Properties..............................................................   12
          (s) Ownership of Chemical Common Stock......................................   12
          (t) Brokers or Finders......................................................   12
  3.2. Representations and Warranties of Chemical.....................................   13
          (a) Organization, Standing and Power........................................   13
          (b) Capital Structure.......................................................   13
          (c) Authority...............................................................   14
          (d) SEC Documents...........................................................   15
          (e) Information Supplied....................................................   15
          (f) Compliance with Applicable Laws.........................................   16
          (g) Litigation..............................................................   16
          (h) Taxes...................................................................   16
          (i) Certain Agreements......................................................   16
          (j) Benefit Plans...........................................................   17
          (k) Subsidiaries............................................................   17
          (l) Agreements with Bank Regulators.........................................   17
          (m) Absence of Certain Changes or Events....................................   17
          (n) Section 203 of the DGCL Not Applicable..................................   17
          (o) Vote Required...........................................................   17
          (p) Accounting Matters......................................................   18
          (q) Chemical Rights Agreement...............................................   18
          (r) Properties..............................................................   18
          (s) Ownership of Chase Common Stock.........................................   18
          (t) Brokers or Finders......................................................   18
                                         ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................   19
  4.1. Covenants of Chase and Chemical................................................   19
          (a) Ordinary Course.........................................................   19
          (b) Dividends; Changes in Stock.............................................   19
          (c) Issuance of Securities..................................................   19
          (d) Governing Documents.....................................................   20
          (e) No Solicitations........................................................   20
          (f) No Acquisitions.........................................................   20

                                                                                        PAGE
                                                                                        ----
          (g) No Dispositions.........................................................   21
          (h) Indebtedness............................................................   21
          (i) Other Actions...........................................................   21
          (j) Advice of Changes; Government Filings...................................   21
          (k) Accounting Methods......................................................   22
          (l) Pooling and Tax-Free Reorganization Treatment...........................   22
          (m) Compensation and Benefit Plans..........................................   22
                                          ARTICLE V
ADDITIONAL AGREEMENTS.................................................................   22
  5.1.  Preparation of S-4, and the Proxy Statement...................................   22
  5.2.  Access to Information.........................................................   23
  5.3.  Stockholder Meetings..........................................................   23
  5.4.  Legal Conditions to Merger....................................................   23
  5.5.  Affiliates....................................................................   24
  5.6.  Stock Exchange Listing........................................................   24
  5.7.  Employee Benefit Plans........................................................   24
  5.8.  Stock Options.................................................................   24
  5.9.  Fees and Expenses.............................................................   25
  5.10. Governance; Name..............................................................   25
  5.11. Indemnification; Directors' and Officers' Insurance...........................   25
  5.12. Dividends.....................................................................   26
  5.13. Additional Agreements.........................................................   27
                                       ARTICLE VI
CONDITIONS PRECEDENT..................................................................   27
  6.1. Conditions to Each Party's Obligation To Effect the Merger.....................   27
          (a) Stockholder Approval....................................................   27
          (b) NYSE Listing............................................................   27
          (c) Other Approvals.........................................................   27
          (d) S-4.....................................................................   27
          (e) No Injunctions or Restraints; Illegality................................   27
          (f) Pooling.................................................................   27
          (g) Burdensome Condition....................................................   27
  6.2. Conditions to Obligations of Chemical..........................................   28
          (a) Representations and Warranties..........................................   28
          (b) Performance of Obligations of Chase.....................................   28
          (c) Consents Under Agreements...............................................   28
          (d) Rights Agreement........................................................   28
          (e) Tax Opinion.............................................................   28
  6.3. Conditions to Obligations of Chase.............................................   28

                                                                                        PAGE
                                                                                        ----
          (a) Representations and Warranties..........................................   28
          (b) Performance of Obligations of Chemical..................................   29
          (c) Consents Under Agreements...............................................   29
          (d) Rights Agreement........................................................   29
          (e) Tax Opinion.............................................................   29
          (f) Authorization of Stock..................................................   29
                                        ARTICLE VII
TERMINATION AND AMENDMENT.............................................................   29
  7.1. Termination....................................................................   29
  7.2. Effect of Termination..........................................................   30
  7.3. Amendment......................................................................   30
  7.4. Extension; Waiver..............................................................   30
                                        ARTICLE VIII
GENERAL PROVISIONS....................................................................   30
  8.1. Nonsurvival of Representations, Warranties and Agreements......................   30
  8.2. Notices........................................................................   30
  8.3. Interpretation.................................................................   31
  8.4. Counterparts...................................................................   31
  8.5. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership............   31
  8.6. Governing Law..................................................................   31
  8.7. Severability...................................................................   31
  8.8. Assignment.....................................................................   32

                             INDEX OF DEFINED TERMS

                                                                                        PAGE
                                                                                        ----
Agreement.............................................................................    1
Bank Regulators.......................................................................   10
Benefit Plans.........................................................................   11
BHC Act...............................................................................    6
Burdensome Condition..................................................................   27
Certificate of Merger.................................................................    1
CFTC..................................................................................    9
Chase.................................................................................    1
Chase 10.84% Preferred Stock..........................................................    3
Chase 10 1/2% Preferred Stock.........................................................    3
Chase 8.32% Preferred Stock...........................................................    3
Chase 8.40% Preferred Stock...........................................................    3
Chase 8 1/2% Preferred Stock..........................................................    3
Chase 9.08% Preferred Stock...........................................................    3
Chase 9.76% Preferred Stock...........................................................    3
Chase Adjustable Rate Preferred Stock.................................................    3
Chase Bank............................................................................    1
Chase Benefit Plans...................................................................   11
Chase Certificates....................................................................    4
Chase Common Stock....................................................................    1
Chase Junior Preferred Stock..........................................................    7
Chase Permits.........................................................................   10
Chase Plan............................................................................   24
Chase Preferred Stock.................................................................    3
Chase Rights..........................................................................    7
Chase Rights Agreement................................................................    7
Chase SAR.............................................................................   24
Chase SEC Documents...................................................................    9
Chase Stock Option....................................................................   24
Chase Stock Option Agreement..........................................................    1
Chase Stock Plans.....................................................................    7
Chase Stock Purchase Contracts........................................................    7
Chase Unit............................................................................   24
Chase's Current Premium...............................................................   26
Chemical..............................................................................    1
Chemical Bank.........................................................................    1
Chemical Benefit Plans................................................................   17
Chemical Class B Common Stock.........................................................   13
Chemical Common Stock.................................................................    1
Chemical Common Stock Amendment.......................................................   14
Chemical Junior Preferred Stock.......................................................    1
Chemical Merger Preferred Stock.......................................................    3
Chemical Permits......................................................................   16
Chemical Preferred Stock..............................................................   13
Chemical Rights.......................................................................    1
Chemical Rights Agreement.............................................................    1
Chemical SARs.........................................................................   24
Chemical SEC Documents................................................................   15
Chemical Stock Option Agreement.......................................................    1
Chemical Stock Plans..................................................................   13

                                                                                        PAGE
                                                                                        ----
Closing...............................................................................    2
Closing Date..........................................................................    2
Code..................................................................................    1
Common Shares Trust...................................................................    5
Confidentiality Agreement.............................................................   23
Consents..............................................................................   27
Constituent Corporations..............................................................    2
DGCL..................................................................................    1
DPC shares............................................................................    2
Effective Time........................................................................    2
Employee Benefits Agreement...........................................................   22
ERISA.................................................................................   11
Excess Shares.........................................................................    5
Exchange Act..........................................................................    8
Exchange Agent........................................................................    4
Exchange Fund.........................................................................    4
Exchange Ratio........................................................................    3
FDIA..................................................................................    8
Federal Reserve.......................................................................    8
FRA...................................................................................    8
Governmental Entity...................................................................    8
HSR Act...............................................................................    9
incentive stock options...............................................................   24
Indemnified Liabilities...............................................................   25
Indemnified Parties...................................................................   25
Injunction............................................................................   27
material adverse effect...............................................................    6
Merger................................................................................    1
NYSE..................................................................................    5
Proxy Statement.......................................................................    8
Representatives.......................................................................   20
Requisite Regulatory Approvals........................................................   27
S-4...................................................................................    9
SBA...................................................................................    9
SBIA..................................................................................    9
SEC...................................................................................    6
Securities Act........................................................................    9
Significant Subsidiary................................................................    6
State Banking Approvals...............................................................    9
State Takeover Approvals..............................................................    9
Stock Option Agreements...............................................................    1
Subsidiary............................................................................    2
Surviving Corporation.................................................................    2
takeover proposal.....................................................................   20
tax...................................................................................   10
trust account shares..................................................................    2
U.S. Trust Agreement..................................................................    7
Violation.............................................................................    8
Voting Debt...........................................................................    7
Warrants..............................................................................    7

     AGREEMENT AND PLAN OF MERGER dated as of August 27, 1995 (this "Agreement") between CHEMICAL BANKING CORPORATION, a Delaware corporation ("Chemical"), and THE CHASE MANHATTAN CORPORATION, a Delaware corporation ("Chase").

     WHEREAS, the Boards of Directors of Chemical and Chase have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which Chase would merge with and into Chemical (the "Merger");

     WHEREAS, the Boards of Directors of Chemical and Chase have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS, concurrently with the execution and delivery of this Agreement,
(i) as a condition and inducement to Chemical's willingness to enter into this Agreement and the Chemical Stock Option Agreement referred to below, Chemical and Chase are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(a) (the "Chase Stock Option Agreement") pursuant to which Chase is granting to Chemical an option to purchase shares of the Common Stock, par value $2.00 per share, of Chase (the "Chase Common Stock") and (ii) as a condition and inducement to Chase's willingness to enter into this Agreement and the Chase Stock Option Agreement, Chase and Chemical are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(b) (the "Chemical Stock Option Agreement", and together with the Chase Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Chemical is granting to Chase an option to purchase shares of the Common Stock, par value $1.00 per share, of Chemical (the "Chemical Common Stock", which term shall, unless the context indicates otherwise, also refer to and include the associated rights ("Chemical Rights") to purchase one one-hundredth of a share of Junior Participating Preferred Stock, par value $1.00 per share ("Chemical Junior Preferred Stock"), of Chemical pursuant to the Rights Agreement, dated as of April 13, 1989 (the "Chemical Rights Agreement"), between Chemical and Chemical Bank, as Rights Agent);

     WHEREAS, Chemical and Chase desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests"; and

     WHEREAS, promptly following the consummation of the Merger, the parties hereto intend that Chemical Bank, a New York banking corporation and a wholly-owned subsidiary of Chemical ("Chemical Bank"), and The Chase Manhattan Bank, N.A., a national banking association and a wholly-owned subsidiary of Chase ("Chase Bank"), be merged;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stock Option Agreements, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Chemical, on behalf of the Surviving Corporation (as defined in Section 1.3(b)), and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the Delaware General Corporation Law (the "DGCL"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the last business day of a month and (b) at least two business days after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at such location in The City of New York as is agreed to in writing by the parties hereto.

     1.3. Effects of the Merger. (a) At the Effective Time (i) Chase shall be merged with and into Chemical and the separate existence of Chase shall cease,
(ii) the Certificate of Incorporation of Chemical as in effect immediately prior to the Effective Time (as amended to increase the number of authorized shares of Chemical Common Stock, to designate and establish the terms of the Chemical Merger Preferred Stock (as defined in Section 2.1(c)) and to change the name of Chemical, all as contemplated by this Agreement, and with such other amendments thereto as may be contemplated by this Agreement) shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the By-laws of Chemical as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

     (b) As used in this Agreement, "Constituent Corporations" shall mean each of Chemical and Chase, and "Surviving Corporation" shall mean Chemical, at and after the Effective Time, as the surviving corporation in the Merger.

     (c) At and after the Effective Time, the Merger will have the effects set forth in the DGCL.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Chase Common Stock or Chase Preferred Stock (as defined in Section 2.1(c)):

          (a) Cancellation of Treasury Stock and Chemical-Owned Stock, etc. All shares of Chase Common Stock and Chase Preferred Stock that are owned by Chase as treasury stock and all shares of Chase Common Stock or Chase Preferred Stock that are owned by Chemical or any wholly-owned Subsidiary of Chemical or of Chase (other than shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which a Subsidiary of Chemical or Chase acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall be cancelled and retired and shall cease to exist and no stock of Chemical or other consideration shall be delivered in exchange therefor. All shares of Chemical Common Stock and Chemical Preferred Stock (as defined in Section 3.2(b)) that are owned by Chase (other than trust account shares and DPC shares) shall become treasury stock. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (b) Conversion of Chase Common Stock. Subject to Section 2.2(e), each share of Chase Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into 1.04 fully paid and nonassessable shares of Chemical Common Stock. All such shares of Chase Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of Chemical Common Stock into which such Chase Common Stock has been converted. Certificates previously representing shares of Chase Common Stock shall be exchanged for certificates representing whole shares of Chemical Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

          (c) Conversion of Chase Preferred Stock. Each share of the following series of preferred stock of Chase, without par value (collectively, the "Chase Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into shares of Preferred Stock of Chemical, with a par value of $1.00 per share (collectively, the "Chemical Merger Preferred Stock"), as follows:

             (i) Each such share of Preferred Stock, 10 1/2% Series G, stated value $25.00 per share, of Chase (the "Chase 10 1/2% Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase 10 1/2% Preferred Stock.

             (ii) Each such share of Preferred Stock, 9.76% Series H, stated value $25.00 per share, of Chase (the "Chase 9.76% Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase 9.76% Preferred Stock.

             (iii) Each such share of Preferred Stock, 10.84% Series I, stated value $25.00 per share, of Chase (the "Chase 10.84% Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase 10.84% Preferred Stock.

             (iv) Each such share of Preferred Stock, 9.08% Series J, stated value $25.00 per share, of Chase (the "Chase 9.08% Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase 9.08% Preferred Stock.

             (v) Each such share of Preferred Stock, 8 1/2% Series K, stated value $25.00 per share, of Chase (the "Chase 8 1/2% Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase 8 1/2% Preferred Stock.

             (vi) Each such share of Preferred Stock, 8.32% Series L, stated value $25.00 per share, of Chase (the "Chase 8.32% Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase 8.32% Preferred Stock.

             (vii) Each such share of Preferred Stock, 8.40% Series M, stated value $25.00 per share, of Chase (the "Chase 8.40% Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase 8.40% Preferred Stock.

             (viii) Each such share of Preferred Stock, Adjustable Rate Series N, stated value $25.00 per share, of Chase (the "Chase Adjustable Rate Preferred Stock") shall be converted into one share of preferred stock of Chemical having substantially the same terms as the Chase Adjustable Rate Preferred Stock.

          All of the shares of Chase Preferred Stock converted into Chemical Merger Preferred Stock pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares of Chase Preferred Stock shall thereafter represent the shares of Chemical Merger Preferred Stock into which such Chase Preferred Stock has been converted. Certificates previously representing shares of Chase Preferred Stock shall be exchanged for certificates representing whole shares of corresponding Chemical Merger Preferred Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2 hereof, without interest.

     2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Chemical shall deposit, or shall cause to be deposited, with Chemical Bank or another affiliate of Chemical or such other bank or trust company as may be mutually designated by Chemical and Chase (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Chase Common Stock and Chase Preferred Stock (the "Chase Certificates"), for exchange in accordance with this Article II, certificates representing the shares of Chemical Common Stock and Chemical Merger Preferred Stock (such certificates for shares of Chemical Common Stock and Chemical Merger Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for such shares of Chase Common Stock and Chase Preferred Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Chase Common Stock or Chase Preferred Stock immediately prior to the Effective Time whose shares were converted into shares of Chemical Common Stock or Chemical Merger Preferred Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Chase Certificates shall pass, only upon delivery of the Chase Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Chemical and Chase may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Chase Certificates in exchange for certificates representing shares of Chemical Common Stock and Chemical Merger Preferred Stock, as the case may be. Upon surrender of a Chase Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Chase Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Chemical Common Stock or Chemical Merger Preferred Stock which such holder has the right to receive in respect of the Chase Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Chase Common Stock then held by such holder), and the Chase Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Chase Common Stock or Chase Preferred Stock which is not registered in the transfer records of Chase, a certificate representing the proper number of shares of Chemical Common Stock or Chemical Merger Preferred Stock may be issued to a transferee if the Chase Certificate representing such Chase Common Stock or Chase Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Chase Certificate shall be deemed at any time after the Effective Time to represent only the Chemical Common Stock or Chemical Merger Preferred Stock into which the shares of Chase Common Stock or Chase Preferred Stock represented by such Chase Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Chemical Common Stock as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares; Voting. (i) No dividends or other distributions declared or made after the 30th day following the Effective Time with respect to Chemical Common Stock or Chemical Merger Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Chase Certificate with respect to the shares of Chemical Common Stock or Chemical Merger Preferred Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Chase Certificate shall surrender such Chase Certificate. Subject to the effect of applicable laws, following surrender of any such Chase Certificate, there shall be paid to the holder of the certificates representing whole shares of Chemical Common Stock or Chemical Merger Preferred Stock issued in exchange therefor, without interest, (A) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 2.2(e)) as practicable, the amount of any cash payable with respect to a fractional share of Chemical Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Chemical Common Stock or Chemical Merger Preferred Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Chemical Common Stock or Chemical Merger Preferred Stock.

     (ii) Former holders of record as of the Effective Time of shares of Chase Common Stock and Chase Preferred Stock shall be entitled, at and after the Effective Time, to vote the number of shares of Chemical Common Stock and Chemical Merger Preferred Stock into which their shares of Chase Common Stock and Chase Preferred Stock shall have been converted, regardless of whether the Chase Certificates formerly representing such shares shall have been surrendered in accordance with this Section 2.2 or certificates evidencing such Chemical Common Stock or Chemical Merger Preferred Stock, as the case may be, shall have been issued in exchange therefor.

     (d) No Further Ownership Rights in Chase Common Stock or Chase Preferred Stock. All shares of Chemical Common Stock or Chemical Merger Preferred Stock issued upon conversion of shares of Chase Common Stock or Chase Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Chase Common Stock or Chase Preferred Stock (including with respect to the Chase Rights (as defined in Section 3.1(b)(i)), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Chase on such shares of Chase Common Stock or Chase Preferred Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Chase Common Stock or Chase Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Chase Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Chemical Common Stock shall be issued upon the surrender for exchange of Chase Certificates evidencing Chase Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Chemical Common Stock delivered to the Exchange Agent by Chemical pursuant to Section 2.2(a) over (y) the aggregate number of full shares of Chemical Common Stock to be distributed to holders of Chase Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Chase Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (iii) of this Section.

     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Chase Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Chase Common Stock (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Chase Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Chase Common Stock is entitled (after taking into account all shares of Chase Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Chase Common Stock are entitled.

     (iv) Notwithstanding the provisions of clauses (ii) and (iii), above, Chemical may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in said clauses, to pay each holder of Chase Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Chase Common Stock held at the Effective Time by such holder) would otherwise be entitled by (b) the closing price for a share of Chemical Common Stock on the NYSE Composite Transaction Tape on the first business day immediately preceding the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this clause (iv).

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Chase Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Chase Common Stock subject to and in accordance with the terms of Section 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and Common Shares Trust which remains undistributed to the stockholders of Chase for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Chase who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Chemical Common Stock or Chemical Merger Preferred, as the case may be, any cash in lieu of fractional shares of Chemical Common Stock and any dividends or distributions with respect to Chemical Common Stock or Chemical Merger Preferred Stock.

     (g) No Liability. Neither Chemical nor Chase nor the Surviving Corporation shall be liable to any holder of shares of Chase Common Stock, Chase Preferred Stock, Chemical Common Stock or Chemical Merger Preferred Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Chase. Chase represents and warrants to Chemical as follows:

          (a) Organization, Standing and Power. Chase is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Chase Bank is a wholly-owned Subsidiary of Chase and a national banking association organized under the laws of the United States. Each of Chase and its Significant Subsidiaries (as defined below) is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on Chase. The Certificate of Incorporation and By-laws of Chase, copies of which were previously furnished to Chemical, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, (i) a "Significant Subsidiary" means any Subsidiary of Chase or Chemical, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"), (ii) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole and (iii) the term "material adverse effect" (other than as set forth in Section 6.1(g)) means, with respect to any entity, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations hereunder on a timely basis.

          (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of Chase consists of 500,000,000 shares of Chase Common Stock and 100,000,000 shares of Chase Preferred Stock. At the close of business on July 31, 1995, (A) 173,624,034 shares of Chase Common Stock were outstanding, 3,302,544 shares of Chase Common Stock were reserved for issuance upon the exercise of Warrants (the "Warrants") issued pursuant to the Warrant Agreement by and between Chase and Mellon Securities Trust Company dated as of July 24, 1992, 25,794,790 shares of Chase Common Stock were reserved for issuance upon the exercise of outstanding stock options or pursuant to The Chase Manhattan 1994 Long-Term Incentive Plan, The Chase Manhattan 1987 Long-Term Incentive Plan, The Chase Manhattan 1982 Long-Term Incentive Plan, The Chase Manhattan Stock Option Program for Employees, or in connection with Chase's dividend reinvestment and stock purchase plan (such stock options and plans collectively, the "Chase Stock Plans"), 11,725,806 shares of Chase Common Stock were reserved for issuance in connection with the proposed acquisition of U.S. Trust Corporation pursuant to the terms of the acquisition agreement dated November 18, 1994, as in effect on the date hereof (the "U.S. Trust Agreement"), and 13,668,900 shares of Chase Common Stock were held by Chase in its treasury or by its Subsidiaries (other than as trust account shares or as DPC shares), (B) 56,000,000 shares of Chase Preferred Stock were outstanding, consisting of 5,600,000 shares of Chase 10.50% Preferred, 4,000,000 shares of Chase 9.76% Preferred, 8,000,000 shares of Chase 10.84% Preferred, 6,000,000 shares of Chase 9.08% Preferred, 6,800,000 shares of Chase 8.50% Preferred, 9,600,000 shares of Chase 8.32% Preferred, 6,900,000 shares of Chase 8.40% Preferred, and 9,100,000 shares of Chase Adjustable Rate Preferred, and (C) 2,500,000 shares of Junior Participating Preferred Stock (the "Chase Junior Preferred Stock") were reserved for issuance upon exercise of the rights (the "Chase Rights") distributed to the holders of Chase Common Stock pursuant to the Rights Agreement dated as of February 15, 1989 between Chase and Chase Bank, as Rights Agent (the "Chase Rights Agreement"). All outstanding shares of Chase Common Stock and Chase Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Chase Common Stock which may be issued pursuant to the Chase Stock Option Agreement have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Chase are issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement, the Warrants, $150,000,000 aggregate principal amount of Subordinated Notes due 1999 of Chase Bank with attached Equity Contracts (the "Chase Stock Purchase Contracts"), Chase Stock Options (as defined in Section 5.8), the U.S. Trust Agreement and the Chase Stock Option Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Chase or any Subsidiary of Chase is a party or by which it is bound obligating Chase or any Subsidiary of Chase to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Chase or of any Subsidiary of Chase or obligating Chase or any Subsidiary of Chase to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Assuming compliance by Chemical (and the Surviving Corporation) with Section 5.8, after the Effective Time, there will be no option, warrant, call, right or agreement obligating Chase or any Subsidiary of Chase to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Chase or any Subsidiary of Chase, or obligating Chase or any Subsidiary of Chase to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, there are no outstanding contractual obligations of Chase or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Chase or any of its Subsidiaries, other than the Chase Stock Option Agreement.

          (iv) Since July 31, 1995, Chase has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Chase or any of its Subsidiaries, other than pursuant to and as required by the terms of the Chase Stock Purchase Contracts, the Chase Rights Agreement, the Chase Stock Option Agreement, the dividend reinvestment and stock purchase plan referred to above, and any employee stock options issued prior to the date hereof under the

     Chase Stock Plans and outstanding on such date (or in the ordinary course of business as permitted by such plans and consistent with past practice);
     (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Chase Subsidiaries, any shares of capital stock of Chase or any of its Subsidiaries (other than the acquisition of trust account shares and DPC shares); or (C) declared, set aside, made or paid to the stockholders of Chase dividends or other distributions on the outstanding shares of capital stock of Chase, other than (x) regular quarterly cash dividends on the Chase Common Stock at a rate not in excess of the regular quarterly cash dividends most recently declared by Chase prior to the date of this Agreement and (y) cash dividends on the Chase Preferred Stock as required by the terms thereof as in effect on the date hereof.

          (v) Chase has terminated its dividend reinvestment and stock purchase plan effective as of the date of this Agreement; provided that such termination shall not preclude Chase from the issuance after the date hereof of Chase Common Stock effected pursuant to the reinvestment under such plan of the Chase Common Stock dividend payable on August 15, 1995.

          (c) Authority. (i) Chase has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and, subject to approval of this Agreement by the requisite vote of the holders of Chase Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Chase, subject in the case of the consummation of the Merger contemplated hereby to the approval of this Agreement by the stockholders of Chase. This Agreement and the Stock Option Agreements have been duly executed and delivered by Chase and each constitutes a valid and binding obligation of Chase, enforceable in accordance with its terms.

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the Certificate of Incorporation or By-laws of Chase or any Subsidiary of Chase or, except as disclosed in writing to the other party prior to the date hereof and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chase or any Subsidiary of Chase or their respective properties or assets, which Violation, individually or in the aggregate, would have a material adverse effect on Chase.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Chase or any Subsidiary of Chase in connection with the execution and delivery of this Agreement and the Stock Option Agreements by Chase or the consummation by Chase of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Chase, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act, the Federal Reserve Act (the "FRA") and the Federal Deposit Insurance Act ("FDIA") and approval of same, (B) the filing with the SEC of
     (1) a joint proxy statement in definitive form relating to the meetings of Chase's and Chemical's stockholders to be held in connection with the Merger (the "Proxy Statement") and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Chase is qualified to do business, (D) if necessary, the filing of an application with the Superintendent of Banks and the Banking Board of the State of New York and such other applications, filings, authorizations, orders and approvals as may be required under the banking laws of other states, and approval thereof (collectively, the "State Banking Approvals") and pursuant to any applicable state takeover laws ("State Takeover Approvals"), (E) filings pursuant to Article 31-B of the New York Tax Law, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the Commodity Futures Trading Commission (the "CFTC") thereunder and of any applicable industry self-regulatory organizations, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (G) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (H) such filings, authorizations, orders and approvals as may be required under foreign laws and (I) such filings, notifications and approvals as are required under the Small Business Investment Act of 1958 ("SBIA") and the rules and regulations of the Small Business Administration ("SBA") thereunder.

          (d) SEC Documents. Chase has made available to Chemical a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Chase with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1994 (as such documents have since the time of their filing been amended, the "Chase SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that Chase was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the Chase SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Chase SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Chase included in the Chase SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Chase and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Chase SEC Documents have been so filed.

          (e) Information Supplied. None of the information supplied or to be supplied by Chase for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Chemical in connection with the issuance of shares of Chemical Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Chemical) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

          (f) Compliance with Applicable Laws. Chase and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Chase and its Subsidiaries, taken as a whole (the "Chase Permits"). Chase and its Subsidiaries are in compliance with the terms of the Chase Permits, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on Chase. Except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement, the businesses of Chase and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Chase. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of Chase, no investigation by any Governmental Entity with respect to Chase or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, as far as reasonably can be foreseen, will not have a material adverse effect on Chase.

          (g) Litigation. As of the date of this Agreement, except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Chase, threatened, against or affecting Chase or any Subsidiary of Chase as to which there is a substantial possibility of an outcome which would, individually or in the aggregate, have a material adverse effect on Chase, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Chase or any Subsidiary of Chase having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

          (h) Taxes. Chase and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Chase has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Chase SEC Documents reflect an adequate reserve for all taxes payable by Chase and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any taxes have been proposed, asserted or assessed against Chase or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (i) Certain Agreements. Except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement or as disclosed in writing to the other party prior to the date hereof and except for this Agreement, as of the date of this Agreement, neither Chase nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on six months or less notice involving the payment of more than $1,000,000 per annum, in the case of any such agreement with an individual, or $5,000,000 per annum, in the case of any other such agreement, or union, guild or collective bargaining agreement covering any employees in the United States, (ii) agreement with any executive officer or other key employee of Chase or any Subsidiary of Chase the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Chase or Chase Bank of the nature contemplated by this Agreement or the Chase Stock Option Agreement and which provides for the payment of in excess of $400,000, (iii) agreement with respect to any executive officer of Chase or any Subsidiary of Chase providing any term of employment or compensation guarantee extending for a period longer than three years and for the payment of in excess of $1,000,000 per annum or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Chase Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Chase Stock Option Agreement.

          (j) Benefit Plans. (i) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by Chase or Chase Bank (the "Chase Benefit Plans"), Chase has made available to Chemical a true and correct copy of
     (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Chase Benefit Plan, (C) each trust agreement relating to such Chase Benefit Plan, (D) the most recent summary plan description for each Chase Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Chase Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Chase Benefit Plan qualified under Section 401(a) of the Code.

          (ii) With respect to the Chase Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Chase, there exists no condition or set of circumstances, in connection with which Chase or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on Chase (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (iii) True and complete copies of the Chase Stock Plans as in effect on the date hereof have been provided to Chemical.

          (k) Subsidiaries. Exhibit 21 to Chase's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 includes all the Subsidiaries of Chase as of the date of this Agreement which are Significant Subsidiaries. Chase owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Significant Subsidiary (other than directors' qualifying shares, if any). Each of Chase's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. Except as provided in 12 U.S.C. sec. 55 in the case of Chase Bank, The Chase Manhattan Bank of New Jersey, N.A. and The Chase Manhattan Private Bank (Florida), N.A., and any comparable provision of applicable state law in the case of Chase Subsidiaries that are state-chartered banks, all of the shares of capital stock of each of the Subsidiaries held by Chase or by another Chase Subsidiary are fully paid and nonassessable and are owned by Chase or a Subsidiary of Chase free and clear of any claim, lien or encumbrance.

          (l) Agreements with Bank Regulators. Neither Chase nor any Subsidiary of it is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Chase been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (m) Absence of Certain Changes or Events. Except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement, since June 30, 1995, Chase and its Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Chase or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on Chase, and Chase and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

          (n) Section 203 of the DGCL and Certain Provisions of Certificate of Incorporation Not Applicable. The provisions of Section 203 of the DGCL will not, assuming the accuracy of the representations contained in Section 3.2(s) (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Chase Stock Option Agreement, the Merger or the transactions contemplated hereby and thereby. The provisions of Section 8.01 of Chase's Certificate of Incorporation do not and will not apply to this Agreement, the Chase Stock Option Agreement, the Merger or the transactions contemplated hereby or thereby.

          (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Chase Common Stock is the only vote of the holders of any class or series of Chase capital stock necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations contained in Section 3.2(s), without giving effect to the knowledge qualification thereof).

          (p) Accounting Matters. Neither Chase nor, to its best knowledge, any of its affiliates, has through the date hereof taken or agreed to take any action that would prevent Chemical from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          (q) Chase Rights Agreement. The Chase Rights Agreement has been amended so as to provide that Chemical will not become an "Acquiring Person" and that no "Triggering Event", "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Chase Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Chase Stock Option Agreement or the consummation of the Merger pursuant to the Merger Agreement or the acquisition of shares of Chase Common Stock by Chemical pursuant to the Chase Stock Option Agreement.

          (r) Properties. Except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement, Chase or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Chase SEC Documents as being owned by Chase or one of its Subsidiaries or acquired after the date thereof which are material to Chase's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except
     (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Chase which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Chase SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Chase's knowledge, as of the date hereof, the lessor.

          (s) Ownership of Chemical Common Stock. Other than pursuant to the Chemical Stock Option Agreement, as of the date hereof, neither Chase nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Chemical, which in the aggregate represent 10% or more of the outstanding shares of Chemical Common Stock (other than trust account shares).

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co. and James D. Wolfensohn Incorporated, whose fees and expenses will be paid by Chase in accordance with Chase's agreements with such firms (copies of which agreements have been delivered by Chase to Chemical prior to the date of this Agreement), and Chase agrees to indemnify Chemical and to hold Chemical harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Chase or its affiliate.

     3.2. Representations and Warranties of Chemical. Chemical represents and warrants to Chase as follows:

          (a) Organization, Standing and Power. Chemical is a bank holding company registered under the BHC Act. Chemical Bank is a wholly-owned Subsidiary of Chemical and a banking corporation organized under the laws of the State of New York. Each of Chemical and its Significant Subsidiaries is a bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on Chemical. The Certificate of Incorporation and By-laws of Chemical, copies of which were previously furnished to Chase, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of Chemical consists of 400,000,000 shares of Chemical Common Stock, 34,700,000 shares of Class B Common Stock, without par value ("Chemical Class B Common Stock"), and 200,000,000 shares of preferred stock, par value $1.00 per share ("Chemical Preferred Stock"). As of the close of business on July 31, 1995 (A) 252,114,984 shares of Chemical Common Stock were outstanding, 60,385 shares of Chemical Common Stock were reserved for issuance upon the conversion of Chemical Preferred Stock, 16,185,158 shares of Chemical Common Stock were reserved for issuance upon the exercise of outstanding stock options or pursuant to Chemical's dividend reinvestment plan, the Chemical Banking Corporation Long-Term Stock Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors of Chemical Banking Corporation and Chemical Bank, the Chemical Banking Corporation Post-Retirement Compensation Plan for Non-Employee Directors, the Chemical Bank U.K. Profit Sharing Scheme, the Long-Term Incentive Program of Manufacturers Hanover Corporation and Subsidiaries, the Chemical Banking Corporation 1992 Stock Option Plan of Margaretten Financial Corporation, the Chemical Banking Corporation 1993 Long-Term Incentive Plan of Margaretten Financial Corporation and the Chemical Banking Corporation 1983 Employee Stock Purchase Plan (such plans and programs, together with the Chemical Success Sharing Program, collectively, the "Chemical Stock Plans"), and 2,816,490 shares of Chemical Common Stock were held by Chemical in its treasury or by its Subsidiaries (other than trust account shares or DPC shares); (B) no shares of Chemical Class B Common Stock were outstanding; (C) 26,000,000 shares of Chemical Preferred Stock were outstanding, consisting of 4,000,000 shares of 10.96% Preferred Stock, 14,000,000 shares of 8 3/8% Preferred Stock, 2,000,000 shares of 7.92% Cumulative Preferred Stock, 2,000,000 shares of 7.58% Cumulative Preferred Stock, 2,000,000 shares of 7 1/2% Cumulative Preferred Stock, and 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series L; and (D) 4,000,000 shares of Chemical Junior Preferred Stock were reserved for issuance upon exercise of Chemical Rights pursuant to the Chemical Rights Agreement. All outstanding shares of Chemical Common Stock and Chemical Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Chemical Common Stock and Chemical Merger Preferred Stock (A) to be issued pursuant to or as specifically contemplated by this Agreement (including without limitation as contemplated by Section 5.8 hereof), or
     (B) which may be issued pursuant to the Chemical Stock Option Agreement, will be, if and when issued in accordance with the terms hereof and thereof or as contemplated hereby and thereby, and subject to approval by the stockholders of Chemical of the Chemical Common Stock Amendment (as defined in Section 3.2(c)(ii)), duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) No Voting Debt of Chemical is issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement, the Chemical Stock Plans, the Chemical Rights Agreement and the Chemical Stock Option Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Chemical or any Subsidiary of Chemical is a party or by which it is bound obligating Chemical or any Subsidiary of Chemical to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Chemical or of any Subsidiary of Chemical or obligating Chemical or any Subsidiary of Chemical to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Chemical or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Chemical or any of its Subsidiaries, other than the Chemical Stock Option Agreement.

          (iv) Since July 31, 1995, Chemical has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Chemical or any of its Subsidiaries, other than pursuant to and as required by the terms of the Chemical Stock Plans (or in the ordinary course of business as permitted by such plans and consistent with past practice), the Chemical Rights Agreement and the Chemical Stock Option Agreement; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Chemical Subsidiaries, any shares of capital stock of Chemical or any of its Subsidiaries (other than the acquisition of trust account shares or DPC shares); or (C) declared, set aside, made or paid to the stockholders of Chemical dividends or other distributions on the outstanding shares of capital stock of Chemical, other than (x) regular quarterly cash dividends on the Chemical Common Stock at a rate not in excess of the regular quarterly cash dividends most recently declared by Chemical prior to the date of this Agreement and (y) cash dividends on the Chemical Preferred Stock as required by the terms of the Chemical Preferred Stock as in effect on the date hereof.

          (c) Authority. (i) Chemical has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and, subject to approval by the requisite vote of the holders of Chemical Common Stock of (x) this Agreement and (y) the amendment to Chemical's Certificate of Incorporation necessary to increase the shares of authorized Chemical Common Stock to a number not less than the number sufficient to consummate the issuance of Chemical Common Stock contemplated under this Agreement (the "Chemical Common Stock Amendment"), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Chemical, subject in the case of the consummation of the Merger contemplated hereby to the approval of this Agreement and the Chemical Common Stock Amendment by the stockholders of Chemical. This Agreement and the Stock Option Agreements have been duly executed and delivered by Chemical and each constitutes a valid and binding obligation of Chemical, enforceable in accordance with its terms.

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Chemical or any Subsidiary of Chemical or, except as disclosed in writing to the other party prior to the date hereof and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chemical or any Subsidiary of Chemical or their respective properties or assets which Violation, individually or in the aggregate, would have a material adverse effect on Chemical.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Chemical, or any Subsidiary of Chemical in connection with the execution and delivery of this Agreement and the Stock Option Agreements by Chemical or the consummation by Chemical of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on Chemical, except for (A) the filing of applications and notices with the Federal Reserve under the BHC Act, the FRA and the FDIA and approval of same, (B) the filing with the SEC of the Proxy Statement, the S-4 and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger (including therein the Chemical Common Stock Amendment) and the Certificates of Designations for the Chemical Merger Preferred Stock with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Surviving Corporation will be qualified to do business, (E) the State Banking Approvals and any applicable State Takeover Approvals, (F) filings pursuant to Article 31-B of the New York Tax Law, (G) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the CFTC thereunder and of any applicable industry self-regulatory organization, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (H) notices under the HSR Act, (I) such filings, authorizations, orders and approvals as may be required under foreign laws and (J) such filings, notifications and approvals as are required under the SBIA and the rules and regulations of the SBA thereunder.

          (d) SEC Documents. Chemical has made available to Chase a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Chemical with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1994 (as such documents have since the time of their filing been amended, the "Chemical SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that Chemical was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the Chemical SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Chemical SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Chemical included in the Chemical SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Chemical and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Chemical SEC Documents have been so filed.

          (e) Information Supplied. None of the information supplied or to be supplied by Chemical for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Chase) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the S-4 (except for such portions thereof that relate only to Chase) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

          (f) Compliance with Applicable Laws. Chemical and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Chemical and its Subsidiaries, taken as a whole (the "Chemical Permits"). Chemical and its Subsidiaries are in compliance with the terms of the Chemical Permits and all applicable laws and regulations, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on Chemical. Except as disclosed in the Chemical SEC Documents filed prior to the date hereof, the businesses of Chemical and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Chemical. Except for routine examinations by Bank Regulators, as of the date of this Agreement, to the knowledge of Chemical, no investigation by any Governmental Entity with respect to Chemical or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, as far as reasonably can be foreseen, will not have a material adverse effect on Chemical.

          (g) Litigation. As of the date of this Agreement, except as disclosed in the Chemical SEC Documents filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Chemical, threatened, against or affecting Chemical or any Subsidiary of Chemical as to which there is a substantial possibility of an outcome which would, individually or in the aggregate, have a material adverse effect on Chemical, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Chemical or any Subsidiary of Chemical having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

          (h) Taxes. Chemical and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Chemical has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Chemical SEC Documents reflect an adequate reserve for all taxes payable by Chemical and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any taxes have been proposed, asserted or assessed against Chemical or any of its Subsidiaries that are not adequately reserved for.

          (i) Certain Agreements. Except as disclosed in the Chemical SEC Documents filed prior to the date of this Agreement, or as disclosed in writing to the other party prior to the date of this Agreement, and except for this Agreement, as of the date of this Agreement neither Chemical nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on six months or less notice involving the payment of more than $1,000,000 per annum, in the case of any such agreement with an individual, or $5,000,000 per annum, in the case of any other such agreement, or union, guild or collective bargaining agreement covering any employees in the United States, (ii) agreement with any executive officer or other key employee of Chemical or any Subsidiary of Chemical the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Chemical or any Subsidiary of Chemical of the nature contemplated by this Agreement or the Chemical Stock Option Agreement and which provides for the payment of in excess of $400,000, (iii) agreement with respect to any executive officer of Chemical or any Subsidiary of Chemical providing any term of employment or compensation guarantee extending for a period longer than three years and for the payment of in excess of $1,000,000 per annum or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Chemical Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Chemical Stock Option Agreement.

          (j) Benefit Plans. (i) With respect to each Benefit Plan maintained or contributed to by Chemical or Chemical Bank (the "Chemical Benefit Plans"), Chemical has made available to Chase a true and correct copy of
     (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Chemical Benefit Plan, (C) each trust agreement relating to such Chemical Benefit Plan, (D) the most recent summary plan description for each Chemical Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Chemical Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Chemical Benefit Plan qualified under Section 401(a) of the Code.

          (ii) With respect to the Chemical Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Chemical, there exists no condition or set of circumstances in connection with which Chemical or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect upon Chemical (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (iii) True and complete copies of the Chemical Stock Plans as in effect on the date hereof have been provided to Chase.

          (k) Subsidiaries. Exhibit 21.1 to Chemical's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, includes all the Subsidiaries of Chemical as of the date of this Agreement which are Significant Subsidiaries. Chemical owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary (other than directors' qualifying shares, if any). Each of Chemical's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. Except as provided in 12 U.S.C. sec. 55 in the case of Subsidiaries of Chemical that are national banks and any comparable provision of applicable state law in the case of Subsidiaries of Chemical that are state-chartered banks, all of the shares of capital stock of each of the Subsidiaries held by Chemical or by another Subsidiary of Chemical are fully paid and nonassessable and are owned by Chemical or a Subsidiary of Chemical free and clear of any claim, lien or encumbrance.

          (l) Agreements with Bank Regulators. Neither Chemical nor any Subsidiary of it is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Chemical been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (m) Absence of Certain Changes or Events. Except as disclosed in the Chemical SEC Documents filed prior to the date of this Agreement, since June 30, 1995, Chemical and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Chemical or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on Chemical, and Chemical and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

          (n) Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, assuming the accuracy of the representations contained in Section 3.1(s) (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Chemical Stock Option Agreement, the Merger or the transactions contemplated hereby and thereby.

          (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Chemical Common Stock is the only vote of the holders of any class or series of Chemical capital stock necessary to approve the Merger (assuming for the purposes of this representation the accuracy of the representations contained in Section 3.1(s) without giving effect to the knowledge qualification thereof) or the Chemical Common Stock Amendment.

          (p) Accounting Matters. Neither Chemical nor, to its best knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that would prevent Chemical from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          (q) Chemical Rights Agreement. The Chemical Rights Agreement has been amended so as to provide that Chase will not become an "Acquiring Person" or an "Adverse Person" and that no "Triggering Event", "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Chemical Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Chemical Stock Option Agreement or the consummation of the Merger pursuant to the Merger Agreement or the acquisition of shares of Chemical Common Stock by Chase pursuant to the Chemical Stock Option Agreement.

          (r) Properties. Except as disclosed in the Chemical SEC Documents filed prior to the date of this Agreement, Chemical or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Chemical SEC Documents as being owned by Chemical or one of its Subsidiaries or acquired after the date thereof which are material to Chemical's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Chemical which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially effect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Chemical SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each such lease is valid without default thereunder by the lessee or, to Chemical's knowledge, as of the date hereof, the lessor.

          (s) Ownership of Chase Common Stock. Other than pursuant to the Chase Stock Option Agreement, as of the date hereof, neither Chemical nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Chase, which in the aggregate represent 10% or more of the outstanding shares of Chase Common Stock (other than trust account shares).

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated, whose fees and expenses Page will be paid by Chemical in accordance with Chemical's agreement with such firm (a copy of which agreement has been delivered by Chemical to Chase prior to the date of this Agreement), and Chemical agrees to indemnify Chase and to hold Chase harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Chemical or its affiliates.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Covenants of Chase and Chemical. During the period from the date of this Agreement and continuing until the Effective Time, Chase and Chemical each agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Stock Option Agreements or to the extent that the other party shall otherwise consent in writing):

          (a) Ordinary Course. Such party and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. No party shall, or shall permit any of its Subsidiaries to, (i) enter into any new material line of business,
     (ii) change its or its Subsidiaries' lending, investment, liability management and other material banking policies in any respect which is material to such party, except as required by law or by policies imposed by a Bank Regulator, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Stock. No party shall, or shall permit any of its Subsidiaries to, or shall propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) as provided in Section 5.12, (B) Chase may continue the declaration and payment of regular quarterly cash dividends not in excess of $.45 per share of Chase Common Stock and regular cash dividends as provided by and in accordance with the terms of the Chase Preferred Stock as in effect on the date of this Agreement and Chemical may continue the declaration and payment of regular quarterly cash dividends not in excess of $.50 per share of Chemical Common Stock and regular cash dividends as provided by and in accordance with the present terms of the Chemical Preferred Stock as in effect on the date of this Agreement, in each case with usual record and payment dates for such dividends in accordance with such parties' past dividend practice or as required by the terms of such preferred stock, and (C) for dividends by a wholly-owned Subsidiary of such party, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire (other than as agent for stockholders reinvesting dividends pursuant to a dividend reinvestment plan in accordance with the terms thereof as in effect on the date of this Agreement, and except for the acquisition of trust account shares and DPC shares), any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. Chase shall not redeem the Chase Rights and Chemical shall not redeem the Chemical Rights.

          (c) Issuance of Securities. No party shall, or shall permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Chase Common Stock (and attached Chase Rights) or Chemical Common Stock, as the case may be, upon the exercise of Warrants, or pursuant to, or pursuant to the exercise of stock options issued under, the Chemical Stock Plans or Chase Stock Plans, in each case in the ordinary course of business and consistent with past practices and in accordance with the terms of the applicable Chemical Stock Plan or Chase Stock Plan as in effect on the date of this Agreement, or pursuant to the Chase Stock Purchase Contracts or the Stock Option Agreements, (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent, (iii) in the case of Chemical, issuance of Chemical Junior Preferred Stock (and/or Chemical Common Stock) upon exercise of the Chemical Rights in accordance with their present terms and reservation for issuance in accordance with such terms of shares of Chemical Junior Preferred Stock (and/or Chemical Common Stock) in addition to those

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     presently reserved for issuance, (iv) in the case of Chase, issuance of
     Chase Junior Preferred Stock (and/or Chase Common Stock) upon exercise of the Chase Rights in accordance with their present terms and reservation for issuance in accordance with such terms of shares of Chase Junior Preferred Stock (and/or Chase Common Stock) in addition to those presently reserved for issuance, (v) the issuance of Chase Common Stock pursuant to the U.S. Trust Agreement as in effect on the date hereof, and (vi) issuances of Chase Common Stock effected pursuant to the reinvestment under Chase's dividend reinvestment plan of the Chase Common Stock dividend payable on August 15, 1995.

          (d) Governing Documents. No party shall amend or propose to amend the Certificate of Incorporation or By-laws of such party, nor shall Chemical amend the Chemical Rights Agreement (as amended as described in Section 3.2(q)) in any way adverse to Chase or its ability to consummate the transactions contemplated hereby or by the Stock Option Agreements nor shall Chase amend the Chase Rights Agreement (as amended as described in Section 3.1(q)) in any way adverse to Chemical or its ability to consummate the transactions contemplated hereby or by the Stock Option Agreements; provided, however, that Chemical, at or prior to the Effective Time, (i) shall file Certificates of Designations for each series of Chemical Merger Preferred Stock as contemplated by Section 2.1, (ii) shall amend its Certificate of Incorporation as contemplated by Section 3.2(c)(i), (iii) may amend its Certificate of Incorporation to eliminate provisions therein relating to the Chemical Class B Common Stock (provided that the effectiveness of such an amendment as described in this clause (iii) shall in no event be a condition to or impair either party's ability to consummate the Merger) and (iv) may file such certificates as may be necessary to eliminate from its Certificate of Incorporation provisions relating to any series of Chemical Preferred Stock which is no longer outstanding (provided that the effectiveness of such a certificate as described in this clause (iv) shall in no event be a condition to or impair either party's ability to consummate the Merger).

          (e) No Solicitations. No party shall, or shall permit any of its Subsidiaries to, or shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, "Representatives") retained by it or any of its Subsidiaries to, solicit or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree to or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Each of Chemical and Chase shall advise the other orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, of any such inquiry or proposal which it or any of its Subsidiaries or any Representative of Chemical or Chase, as the case may be, may receive and if such inquiry or proposal is in writing, then Chemical or Chase, as the case may be, shall deliver to the other a copy of such inquiry or proposal. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Chemical or Chase or any Significant Subsidiary of Chemical or Chase or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities, or 15% or more of the consolidated assets, of Chemical or Chase or any Significant Subsidiary of Chemical or Chase, other than the transactions contemplated by this Agreement and the Stock Option Agreements. This Section 4.1(e) shall not prohibit accurate disclosure by a party that is required in any Chase SEC Document or Chemical SEC Document (including the Proxy Statement and the S-4) or otherwise under applicable law of the opinion of the Board of Directors of such party as of the date of such Chase SEC Document or Chemical SEC Document or such other required disclosure as to the transactions contemplated hereby or as to any takeover proposal.

          (f) No Acquisitions. Other than (i) pursuant to the Stock Option Agreements, (ii) acquisitions disclosed in writing to the other party prior to the date of this Agreement, (iii) acquisitions in existing or related lines of business of the party making such acquisition the fair market value of the total consideration for which does not exceed $50,000,000 in the aggregate in the case of each party, or (iv) pursuant to the U.S. Trust Agreement as in effect on the date hereof, neither party shall, or shall permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by

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

     purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to such party; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries other than Chemical Bank or Chase Bank, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in its fiduciary capacity, (iv) investments made by small business investment company or venture capital Subsidiaries, acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business, (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (vi) agreements relating to the merger of Chemical Bank and Chase Bank after the Effective Time.

          (g) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries other than Chemical Bank or Chase Bank, (ii) dispositions referred to in Chase SEC Documents or Chemical SEC Documents filed prior to the date of this Agreement or as previously disclosed in writing by a party to the other party, (iii) as may be required by law to consummate the transactions contemplated hereby, (iv) securitization activities in the ordinary course of business and (v) other activities in the ordinary course of business consistent with prior practice, no party shall, or shall permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries), which are material, individually or in the aggregate, to such party.

          (h) Indebtedness. No party shall, or shall permit any of its Subsidiaries to, incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of such party or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) in replacement for existing or maturing debt, (ii) indebtedness of any Subsidiary of a party to such party or another Subsidiary of such party or (iii) in the ordinary course of business consistent with prior practice.

          (i) Other Actions. No party shall, or shall permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of either of the Stock Option Agreements, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(g).

          (j) Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Chemical and Chase shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Chemical, Chase and each Subsidiary of Chemical or Chase that is a bank shall file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall make available to the other party copies of all such reports promptly after the same are filed. Each of Chemical and Chase shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising

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

     the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          (k) Accounting Methods. Except as disclosed in Chemical SEC Documents or Chase SEC Documents (as the case may be) filed prior to the date of this Agreement, neither Chemical nor Chase shall change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors. Neither Chemical nor Chase will change its fiscal year.

          (l) Pooling and Tax-Free Reorganization Treatment. Neither Chemical nor Chase shall, or shall permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of Chemical or Chase to exercise their respective rights under the Stock Option Agreements.

          (m) Compensation and Benefit Plans. Concurrently with the execution and delivery of this Agreement, Chemical and Chase shall enter into the Employee Benefits Agreement in the form of Exhibit 4.1(m) (the "Employee Benefits Agreement"). Except as provided in the Employee Benefits Agreement, which is hereby incorporated by reference herein, during the period from the date of this Agreement and continuing until the Effective Time, each of Chemical and Chase agrees as to itself and its Subsidiaries that it will not, without the prior written consent of the other party, (i) enter into, adopt, amend (except for (A) such amendments as may be required by law, (B) plan documents and restatements currently being prepared by Chase or Chemical which do not increase benefits and (C) amendments or restatements currently being prepared by Chemical in connection with its acquisition of Margaretten Financial Corporation) or terminate any Chemical Benefit Plan or Chase Benefit Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreements.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1. Preparation of S-4, and the Proxy Statement. Chemical and Chase shall cooperate with each other in the preparation of, and shall promptly prepare and file with the SEC, the Proxy Statement and Chemical shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Chemical and Chase shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Chemical shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Chemical Common Stock and Chemical Merger Preferred Stock in the Merger and Chemical Common Stock upon the exercise of the Chase Stock

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

Options and the Warrants, and Chase shall furnish all information concerning Chase and the holders of Chase Common Stock and Chase Preferred Stock as may be reasonably requested in connection with any such action.

     5.2. Access to Information. Upon reasonable notice, Chase and Chemical shall each (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Chase and Chemical shall (and shall cause each of their respective Subsidiaries to) make available to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated July 31, 1995, between Chase and Chemical (the "Confidentiality Agreement"). No investigation by either Chemical or Chase shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made to such first party.

     5.3. Stockholder Meetings. Chase and Chemical each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement and, in the case of the stockholders of Chemical, the Chemical Common Stock Amendment. Subject to the next succeeding sentence, Chase and Chemical will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters. The Board of Directors of Chemical or Chase, acting on behalf of Chemical or Chase, respectively, may fail to make such recommendation, or withdraw, modify or change any such recommendation, if and only if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the making of such recommendation, or the failure so to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors to their respective stockholders under applicable law. Chase and Chemical shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date on which the S-4 becomes effective. This Section 5.3 shall not prohibit accurate disclosure by a party that is required in any Chase SEC Document or Chemical SEC Document (including the Proxy Statement and the S-4) or otherwise under applicable law of the opinion of the Board of Directors of such party as of the date of such SEC Document or such other required disclosure as to the transactions contemplated hereby or as to any takeover proposal.

     5.4. Legal Conditions to Merger. (a) Each of Chase and Chemical shall, and shall cause its Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, subject to the appropriate vote of stockholders of Chase and Chemical described in Section 6.1(a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in such party's reasonable opinion, to result in a condition or restriction on such party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(g). Each of Chase and Chemical will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

     (b) Chemical agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments

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

required for the due assumption of Chase's outstanding debt securities and the Warrants to the extent required by the terms of such securities and the instruments and agreements relating thereto.

     5.5. Affiliates. At least 40 days prior to the Closing Date, Chase shall deliver to Chemical a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of Chase, "affiliates" of Chase for purposes of Rule 145 under the Securities Act and Chemical shall deliver to Chase a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of Chemical, "affiliates" of Chemical for purposes of such Rule 145. Each of Chemical and Chase shall use all reasonable efforts to cause each person named on the letter delivered by it to deliver to the other party at least 30 days prior to the Closing Date a written agreement, substantially in the form attached as Exhibit 5.5(a) (in the case of persons named in the letter delivered by Chase) or
Exhibit 5.5(b) (in the case of persons named in the letter delivered by Chemical).

     5.6. Stock Exchange Listing. Chemical shall use all reasonable efforts to cause the shares of Chemical Common Stock and of each series of Chemical Merger Preferred Stock to be issued in the Merger and the shares of Chemical Common Stock to be reserved for issuance upon exercise of Chase Stock Options (as defined below) and the Warrants to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.7. Employee Benefit Plans. (a) Except as otherwise provided in the Employee Benefits Agreement, Chemical and Chase agree that, unless otherwise mutually determined, the Chemical Benefit Plans and Chase Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the parties shall negotiate in good faith to formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the Chemical Benefit Plans and Chase Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services after the Effective Time on a basis that does not discriminate between employees who were covered by the Chemical Benefit Plans and employees who were covered by the Chase Benefit Plans.

     (b) Except as otherwise provided in Section 5.8, in the case of Chase Benefit Plans under which the employees' interests are based upon Chase Common Stock, Chemical and Chase agree that such interests shall be based on Chemical Common Stock in an equitable manner.

     (c) With respect to Benefit Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in the preceding paragraphs of this Section 5.7 shall apply to the extent the application of such principles does not violate applicable foreign law.

     5.8. Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of Chase Common Stock (a "Chase Stock Option") and each outstanding stock appreciation right (a "Chase SAR") or restricted stock unit (a "Chase Unit") issued pursuant to any incentive or stock option program of Chase (the "Chase Plan"), whether vested or unvested, shall be assumed by Chemical. Each Chase Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Chase Stock Option, the same number of shares of Chemical Common Stock as the holder of such Chase Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, rounded, if necessary, up or down, to the nearest whole share, at a price per share equal to (y) the aggregate exercise price for the shares of Chase Common Stock otherwise purchasable pursuant to such Chase Stock Option divided by (z) the number of full shares of Chemical Common Stock deemed purchasable pursuant to such Chase Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Each holder of a Chase SAR shall be entitled to that number of stock appreciation rights of Chemical ("Chemical SARs"), determined in the same manner as set forth above with respect to Chase Stock Options assumed by Chemical. Each holder of a Chase Unit shall be entitled to that number of restricted stock units of Chemical determined by multiplying the number of Chase Units held by such holder immediately prior to the Effective Time by 1.04.

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

     (b) As soon as practicable after the Effective Time, Chemical shall deliver to the holders of Chase Stock Options, Chase SARs and Chase Units appropriate notices setting forth such holders' rights pursuant to the Chase Plan and the agreements evidencing the grants of such Chase Stock Options, Chase SARs or Chase Units, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.8 after giving effect to the Merger and the assumption by Chemical as set forth above). If necessary, Chemical shall comply with the terms of the Chase Plan and ensure, to the extent required by, and subject to the provisions of, such Plan, that Chase Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Chemical after the Effective Time.

     (c) Chemical shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Chemical Common Stock for delivery upon exercise of Chase Stock Options assumed by it in accordance with this
Section 5.8. As soon as practicable after the Effective Time, Chemical shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Chemical Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Chemical shall administer the Chase Plan assumed pursuant to this Section 5.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Chase Plan complied with such rule prior to the Merger.

     5.9. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in the Stock Option Agreements and except that (a) if the Merger is consummated, Chemical shall pay, or cause to be paid, any and all property or transfer taxes imposed on Chase or its Subsidiaries and any real property transfer or gains tax imposed on any holder of shares of capital stock of Chase resulting from the Merger and
(b) expenses incurred in connection with filing, printing and mailing the Proxy Statement and the S-4 shall be shared equally by Chemical and Chase.

     5.10. Governance; Name. (a) Chemical's Board of Directors shall take action to cause the directors comprising the full Board of Directors of the Surviving Corporation at the Effective Time to be the persons listed in Exhibit 5.10(a). Chemical's Board of Directors shall also take action to cause the persons indicated in Exhibit 5.10(b) to be elected to the offices specified in such Exhibit. If, prior to the Effective Time, any of the persons listed in
Exhibit 5.10(a) shall decline or be unable to serve as a director, Chemical (if such person was so designated by Chemical) or Chase (if such person was so designated by Chase) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

     (b) As of the Effective Time, the name of the Surviving Corporation shall be The Chase Manhattan Corporation.

     5.11. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Chase or any of its Subsidiaries (the "Indemnified Parties") against
(i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Chase or any Subsidiary of Chase, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent Chase would have been permitted under Delaware law and its Certificate of Incorporation and By-laws to indemnify such person (and the Surviving

Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and
(iii) after the Effective Time, the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.11 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking, if any, required by
Section 145(e) of the DGCL. The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Chase (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Chase for such insurance ("Chase's Current Premium"), and if such premiums for such insurance would at any time exceed 250% of Chase's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Chase's Current Premium. Notwithstanding anything to the contrary contained elsewhere herein, the Surviving Corporation's indemnity agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under Chase's directors' and officers' insurance policies (or any substitute policies permitted by this Section 5.11(b)).

     (c) In the event Chemical or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Chemical assume the obligations set forth in this section.

     (d) The provisions of this Section 5.11 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     5.12. Dividends. After the date of this Agreement, each of Chemical and Chase shall coordinate with the other the payment of dividends with respect to the Chemical Common Stock and Chase Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Chemical Common Stock and Chase Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Chemical Common Stock and/or Chase Common Stock or any shares of Chemical Common Stock that any such holder receives in exchange for such shares of Chase Common Stock in the Merger.

     5.13. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Chase Common Stock, and this Agreement and the Chemical Common Stock Amendment shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Chemical Common Stock.

          (b) NYSE Listing. The shares of Chemical Common Stock and of each series of Chemical Merger Preferred Stock issuable to Chase stockholders pursuant to this Agreement and such other shares of Chemical Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals.  Other than the filing provided for by Section
     1.1 and any filing pursuant to Article 31-B of the New York Tax Law, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. Chemical shall have received all state securities or blue sky permits and other authorizations necessary to issue the Chemical Common Stock and Chemical Merger Preferred Stock in exchange for Chase Common Stock and Chase Preferred Stock and to consummate the Merger.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Federal or state Governmental Entity which makes the consummation of the Merger illegal.

          (f) Pooling. Chemical and Chase shall each have received letters from Price Waterhouse LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and such letters shall not have been withdrawn.

          (g) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Federal or state Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction (a "Burdensome Condition") upon the Surviving Corporation or its Subsidiaries which would reasonably be expected to either (i) have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation, or
     (ii) prevent the parties from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby (including the merger of Chemical Bank and Chase Bank) that they currently anticipate obtaining therefrom.

     6.2. Conditions to Obligations of Chemical. The obligation of Chemical to effect the Merger is subject to the satisfaction of the following conditions unless waived by Chemical:

          (a) Representations and Warranties. The representations and warranties of Chase set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chase or on the Surviving Corporation following the Effective Time, and Chemical shall have received a certificate signed on behalf of Chase by the Chairman and Chief Executive Officer or the Vice Chairman and by the Executive Vice President and Chief Financial Officer of Chase to such effect.

          (b) Performance of Obligations of Chase. Chase shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Employee Benefits Agreement at or prior to the Closing Date, and Chemical shall have received a certificate signed on behalf of Chase by the Chairman and Chief Executive Officer or the Vice Chairman and by the Executive Vice President and Chief Financial Officer of Chase to such effect.

          (c) Consents Under Agreements. Chase shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Chase or any Subsidiary of Chase under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

          (d) Rights Agreement. None of the events described in Section 11(a)(ii) or 13 of the Chase Rights Agreement shall have occurred, and the Chase Rights shall not have become nonredeemable and the Rights shall not become exercisable for capital stock of Chemical upon consummation of the Merger.

          (e) Tax Opinion. Chemical shall have received the opinion of Simpson Thacher & Bartlett, counsel to Chemical, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Chemical and Chase will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for Federal income tax purposes by either Chase or Chemical as a result of the consummation of the Merger, and (iv) no income, gain or loss will be recognized for Federal income tax purposes by stockholders of Chase upon the exchange in the Merger of shares of Chase solely for shares of Chemical (except to the extent of any cash received in lieu of fractional shares). In connection with clause (iv) of the foregoing, it shall not be a requirement of this Section 6.2(e) that counsel opine as to the Federal income tax treatment of any real property transfer or gains taxes paid by Chemical pursuant to Section 5.9 of this Agreement.

     6.3. Conditions to Obligations of Chase. The obligation of Chase to effect the Merger is subject to the satisfaction of the following conditions unless waived by Chase:

          (a) Representations and Warranties. The representations and warranties of Chemical set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chemical or on the Surviving Corporation following the Effective Time, and Chase shall have received a certificate signed on behalf of Chemical by the Chairman and Chief Executive Officer or the President or Vice Chairman and by the Executive Vice President and Chief Financial Officer of Chemical to such effect.

          (b) Performance of Obligations of Chemical. Chemical shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Employee Benefits Agreement at or prior to the Closing Date, and Chase shall have received a certificate signed on behalf of Chemical by the Chairman and Chief Executive Officer or the President or Vice Chairman and by the Executive Vice President and Chief Financial Officer of Chemical to such effect.

          (c) Consents Under Agreements. Chemical shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

          (d) Rights Agreement. None of the events described in Section 11(a)(ii) or 13 of the Chemical Rights Agreement shall have occurred, and the Chemical Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

          (e) Tax Opinion. Chase shall have received the opinion of Sullivan & Cromwell, counsel to Chase, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Chemical and Chase will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for Federal income tax purposes by either Chase or Chemical as a result of the consummation of the Merger, and (iv) no income, gain or loss will be recognized for Federal income tax purposes by stockholders of Chase upon the exchange in the Merger of shares of Chase solely for shares of Chemical (except to the extent of any cash received in lieu of fractional shares). In connection with clause (iv) of the foregoing, it shall not be a requirement of this Section 6.3(e) that counsel opine as to the Federal income tax treatment of any real property transfer or gains taxes paid by Chemical pursuant to Section 5.9 of this Agreement.

          (f) Authorization of Stock. Subject only to the filing of the Certificate of Merger and the Certificates of Designations in accordance with the DGCL, Chemical shall have duly taken all corporate action so that, when issued, the shares of Chemical Common Stock and Chemical Merger Preferred Stock to be issued pursuant to Article II shall have been duly authorized, validly issued, fully paid and non-assessable.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Chase or
Chemical:

          (a) by mutual consent of Chemical and Chase in a written instrument;

          (b) by either Chemical or Chase upon written notice to the other party if the Federal Reserve shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement (including, without limitation, the merger of Chemical Bank and Chase Bank) or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or imposing a Burdensome Condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

          (c) by either Chemical or Chase if the Merger shall not have been consummated on or before September 30, 1996; or

          (d) by either Chemical or Chase if any approval of the stockholders of Chase or of Chemical required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

     7.2. Effect of Termination. (a) In the event of termination of this Agreement by either Chase or Chemical as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Chemical or Chase or their respective officers or directors except (i) with respect to Sections 3.1(t) and 3.2(t), the penultimate sentence of Section 5.2, and Section 5.9, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the wilful breach by the other party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Chase or of Chemical, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Stock Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

     (a) if to Chemical, to

        Chemical Banking Corporation
        270 Park Avenue
        New York, New York 10017
        Attention: General Counsel
        Telecopy No.: (212) 270-4288
     with a copy to

        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, N.Y. 10017
        Attention: Lee Meyerson, Esq.
        Telecopy No.: (212) 455-2502

                  and

     (b) if to Chase, to

        The Chase Manhattan Corporation
        1 Chase Manhattan Plaza
        New York, New York 10081
        Attention: General Counsel
        Telecopy No.: (212) 552-5378

     with a copy to

        Sullivan & Cromwell
        125 Broad Street
        New York, N.Y. 10004
        Attention: H. Rodgin Cohen, Esq.
        Telecopy No.: (212) 558-3588

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 27, 1995.

     8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5. Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein, including the Stock Option Agreements) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Stock Option Agreements or as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law provisions thereof.

     8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. For purposes of this Agreement, the term "major portion" of the economic benefits of the Merger means two-thirds of such economic benefits.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Chemical and Chase have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of August 27, 1995.

                                          CHEMICAL BANKING CORPORATION

                                          By: /s/ Walter V. Shipley

                                            ------------------------------------
                                            Name: Walter V. Shipley
                                            Title:  Chairman and Chief
                                                  Executive Officer

Attest:

/s/ John B. Wynne
-----------------------------------
Name: John B. Wynne
Title:  Secretary

                                          THE CHASE MANHATTAN CORPORATION

                                          By: /s/ Thomas G. Labrecque

                                            ------------------------------------
                                            Name: Thomas G. Labrecque
                                            Title:  Chairman and Chief
                                                  Executive Officer

Attest:

/s/ L. Edward Shaw, Jr.
-----------------------------------
Name: L. Edward Shaw, Jr.
Title:  Executive Vice President
         and General Counsel

                                                                        ANNEX II

                                                                  CONFORMED COPY

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 27, 1995 (the "Agreement"), by and between CHEMICAL BANKING CORPORATION, a Delaware corporation ("Issuer"), and THE CHASE MANHATTAN CORPORATION, a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer are concurrently herewith entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Grantee with and into Grantee with Issuer as the surviving corporation;

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the Chase Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

     WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, in the Merger Agreement and in the Chase Stock Option Agreement, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 50,170,882 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price of $53.50 per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) If not in material breach of the Merger Agreement or the Chase Stock Option Agreement, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time,
(ii) 18 months after the first occurrence of a Purchase Event or (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event; and, provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the then outstanding Issuer Common Stock (any such offer, a "Tender Offer");

          (ii) Issuer or any Subsidiary of Issuer shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Grantee or any Subsidiary of Grantee) to (A) effect a merger, consolidation or other business combination involving Issuer or any of its Significant Subsidiaries, (B) sell, lease or otherwise dispose of assets or deposits of Issuer or its Subsidiaries aggregating 20% or more of the consolidated assets or deposits of Issuer and its Subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its Significant Subsidiaries (any of the foregoing an "Acquisition Transaction");

          (iii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock (other than trust account shares) aggregating 15% or more of the then outstanding Issuer Common Stock; or

          (iv) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee or to Grantee's ability to consummate the transactions contemplated by the Merger Agreement the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Grantee or any Subsidiary of Grantee) shall have (A) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification to or approval of the Federal Reserve or any other regulatory authority is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
(i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

     (d) Notwithstanding Section 2(c), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Grantee receives official notice that an approval of the Federal Reserve or any other regulatory authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise its right as set forth in Section 7 or Section 8, as applicable, or to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10. The provisions of this
Section 2 and Section 3 shall apply with appropriate adjustments to any such exercise.

     3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

     (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall not have redeemed the Chemical Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent a corresponding Chemical Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Chemical Rights Agreement or any similar agreement then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 27, 1995. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable in accordance with its terms.

          (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option or any Substitute Option (as hereinafter defined). The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any Substitute Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c) No Conflicts. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Issuer or any Subsidiary of Issuer or, subject to obtaining any approvals or consents contemplated hereby, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Chemical Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Subsidiary of Issuer or their respective properties or assets which Violation would, individually or in the aggregate, have a material adverse effect (as defined in the Merger Agreement) on Issuer.

          (d) Board Action. The Board of Directors of Issuer having approved this Agreement and the consummation of the transactions contemplated hereby, the provisions of Section 203 of the Delaware General Corporation Law do not and will not apply to this Agreement or the purchase of shares of Issuer Common Stock pursuant to this Agreement.

          (e) Rights Amendment. The Chemical Rights Agreement has been amended to provide that Grantee will not become an "Acquiring Person" or an "Adverse Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Chemical Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, including the acquisition of shares of Issuer Common Stock by Grantee pursuant to this Agreement.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable in accordance with its terms.

          (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Grantee or any Subsidiary of Grantee or, subject to obtaining any approvals or consents contemplated hereby, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Chase Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantee or any Subsidiary of Grantee or their respective properties or assets which Violation, individually or in the aggregate, would have a material adverse effect on Grantee.

          (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below) or (II) any person that controls the Acquiring Corporation (any such person being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 6 and the repurchase rights relating thereto shall be as set forth in Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute Common Stock of the Substitute Option (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute Common Stock but for the limitation in the first sentence of this Section 6(e), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 6(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 6(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in Section 6(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 6 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

     (g) For purposes hereof, the following terms have the following meanings:

          (1) "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Issuer's assets or deposits.

          (2) "Assigned Value" means the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 6(b), (x) the price per share to be paid by any third party or the consideration per share to received by holders of Issuer Common Stock, in each case pursuant to the agreement with Issuer with respect to the consolidation, merger or sale referred to in Section 6(b),
     (y) the highest closing sales price per share for Issuer Common Stock quoted on the NYSE (or if such Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 12-month period immediately preceding the consolidation, merger or sale referred to in Section 6(b) and (z) in the event the transaction referred to in Section 6(b) is a sale of all or substantially all of Issuer's assets and/or deposits, an amount equal to (i) the sum of the price paid in such sale for such assets and/or deposits and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee.

          (3) "Average Price" means the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if such Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Substitute Option Issuer is Issuer, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Grantee may elect.

          (4) "Substitute Common Stock" means the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

     7. Repurchase of Option at the Election of Grantee. (a) At the request of Grantee at any time commencing (i) upon the first occurrence of a Repurchase Event (as defined below) and ending 18 months immediately thereafter and (ii) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(d) (but solely as to the shares of Issuer Common Stock with respect to which the required approval was not received), Issuer (or any successor entity thereof) shall repurchase from Grantee (I) the Option and (II) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 7 is referred to as the "Section 7 Request Date". Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to:

          (A) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership; plus;

          (B) the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date for a share of Issuer Common Stock over
     (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; plus

          (C) the excess, if any, of the Applicable Price as of the Section 7 Request Date over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 6(a))) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares; plus

          (D) the amount of the documented reasonable out-of-pocket expenses incurred by Grantee in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) If Grantee exercises its rights under this Section 7, Issuer shall, within 10 business days after the Section 7 Request Date, pay the Section 7 Repurchase Consideration to Grantee in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve or other regulatory authority is required in connection with the payment of all or any portion of the Section 7 Repurchase Consideration, Issuer shall deliver from time to time that portion of the
Section 7 Repurchase Consideration that it is not then so prohibited from paying and shall promptly provide the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 7 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the Federal Reserve or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 7, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Section 7 Request Date less the number of shares as to which payment has been made pursuant to Section 7(a)(B); provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under Section 10 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Issuer shall not be obligated to repurchase the Option or any shares of Issuer Common Stock pursuant to this Section 7 on more than one occasion.

     (c) For purposes of this Agreement, the "Applicable Price," as of any date, means the highest of (i) the highest price per share at which a Tender Offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to such date, (ii) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Issuer entered into on or prior to such date or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the NYSE (or if Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of

Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" means the occurrence of any of the Purchase Events specified in Section 2(b)(ii) or (iii).

     8. Repurchase of Substitute Option. (a) At the request of Grantee at any time after issuance of the Substitute Option, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Grantee (I) the Substitute Option and (II) all shares of Substitute Common Stock purchased by Grantee pursuant to such Substitute Option with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this
Section 8 is referred to as the "Section 8 Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to:

          (i) the Substitute Option Price paid by Grantee for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Grantee then has beneficial ownership; plus

          (ii) the excess, if any, of (x) the Highest Closing Price (as defined below) for a share of Substitute Common Stock over (y) the Substitute Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; plus

          (iii) the excess, if any, of the Highest Closing Price over the Substitute Option Price paid (or, in the case of Substitute Common Stock with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 6)) by Grantee for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares; plus

          (iv) the amount of the documented reasonable out-of-pocket expenses incurred by Grantee in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) If Grantee exercises its rights under this Section 8, Substitute Option Issuer shall, within 10 business days after the Section 8 Request Date, pay the
Section 8 Repurchase Consideration to Grantee in immediately available funds, and Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Substitute Option Issuer shall deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly provide the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Substitute Option Issuer in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the Federal Reserve or any other regulatory authority disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 8, Substitute Option Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the

Substitute Common Stock it is then prohibited from repurchasing, and Grantee shall have the right to exercise the Substitute Option as to the number of shares of Substitute Common Stock for which the Substitute Option was exercisable at the Section 8 Request Date; provided that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 10 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Substitute Option Issuer shall not be obligated to repurchase the Substitute Option or any shares of Substitute Common Stock pursuant to this Section 8 on more than one occasion.

     (c) For purposes of this Agreement, the "Highest Closing Price" means the highest closing sales price for shares of Substitute Common Stock quoted on the NYSE (or if the Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the
Section 8 Request Date.

     9. Mandatory Repurchase of Option. (a) In the event that any person who has participated in a Purchase Event enters into any agreement or understanding with Grantee with respect to Grantee's exercise of, or its election not to exercise, any of Grantee's rights set forth in Section 2 or 7 of this Agreement, Grantee shall, by written notice to Issuer, require that Issuer repurchase, and Issuer shall repurchase, (I) the Option and (II) all (but not less than all) the shares of Issuer Common Stock purchased by Grantee pursuant hereto and with respect to which Grantee then has beneficial ownership; provided, however, that the parties shall not be obligated to effect such mandatory repurchase if the Board of Directors of Issuer determines, after having consulted with and considered the written advice of outside counsel, that such mandatory repurchase would cause the members of the Board of Directors to breach their fiduciary duties; and provided, further, that any such determination by the Board of Directors of Issuer shall not operate to limit Grantee's rights pursuant to
Section 7 hereof. The date of Grantee's written notice referred to above is referred to as the "Section 9 Notice Date". Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership; plus

          (ii) the excess, if any, of (x) the Applicable Price as of the Section 9 Notice Date for a share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; plus

          (iii) the excess, if any, of the Applicable Price as of the Section 9 Notice Date over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 6(a))) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares; plus

          (iv) the amount of the documented reasonable out-of-pocket expenses incurred by Grantee in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) Notwithstanding the provisions of Section 9(a), within 30 days following the Section 9 Notice Date, Grantee may deliver an Offeror's Notice pursuant to Section 11, in which case the provisions of Section 11 and not those of this Section 9 shall control. If Grantee does not deliver an Offeror's Notice within such 30-day period, Issuer shall, within 10 business days after the expiration of such 30-day period or, if applicable, upon abandonment of the transaction covered by such Offeror's Notice, pay the Section 9 Repurchase Consideration in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If the Federal Reserve or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 9, Issuer shall promptly give notice of such fact to Grantee and thereafter deliver or cause to be delivered from time to time to Grantee the portion of the Section 9 Repurchase Consideration that Issuer is no longer prohibited from delivering, within five business days after the date on which it is no longer so prohibited.

     (c) If, prior to the date which is 18 months after the Section 9 Notice Date, Issuer enters into, or is the subject of, any transaction which would have constituted a Repurchase Event hereunder but for the prior repurchase by Issuer of the Option and shares of Issuer Common Stock under this Section 9, then concurrently with the occurrence of such event, Issuer shall pay to Grantee, as additional consideration for the Option and shares of Issuer Common Stock purchased by Issuer pursuant to this Section, an amount in immediately available funds equal to the excess, if any, of (i) the Section 9 Repurchase Consideration calculated as if the Section 9 Notice Date had occurred on the date of such Repurchase Event over (ii) the amount previously paid by Issuer to Grantee pursuant to this Section 9.

     (d) In the event that Issuer is, as a result of law or regulation, prohibited from performing any of its obligations under this Section 9, Issuer shall not thereafter enter into any Acquisition Transaction unless the other parties thereto agree to assume Issuer's obligations under this Section 9 to the extent not previously performed. The foregoing sentence shall not operate to limit or waive any remedies Grantee may have against Issuer for Issuer's failure to perform its obligations under this Section 9.

     10. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time (a) within three years of the first exercise of the Option or (b) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(d) or receipt by Grantee of official notice that an approval of the Federal Reserve or any other regulatory authority required for a repurchase as contemplated hereby would not be issued or granted (but solely as to the securities or portion of the Option with respect to which the required approval was not received), as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf' registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain a required approval for an exercise of the Option as described in
Section 2(d), the closing of the sale or other disposition of Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 10, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 10 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 10; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 10, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     11. First Refusal. At any time after the first occurrence of a Purchase Event and prior to the later of (a) the expiration of 24 months immediately following the first purchase of shares of Issuer Common Stock pursuant to the Option and (b) the termination of the Option pursuant to Section 2(a), if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Issuer Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of the Federal Reserve or any other regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) any required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if the Federal Reserve or any other regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this
Section 11 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Issuer Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (z) any transfer to a wholly owned Subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

     12. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE and will use its best efforts to obtain approval of such listing as soon as practicable.

     13. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     14. Miscellaneous. (a) Expenses. Except as otherwise provided in Sections 7, 8, 9 and 10, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock or Substitute Common Stock as provided in Sections 2, 7 and 8 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Grantee to:

         The Chase Manhattan Corporation
         1 Chase Manhattan Plaza
         New York, New York 10081
         Attention: General Counsel
         Telecopier No.: (212) 552-5378

     with a copy to:

         H. Rodgin Cohen, Esq.
         Sullivan & Cromwell
         125 Broad Street
         New York, New York 10004
         Telecopier No.: (212) 558-3588

     If to Issuer to:

         Chemical Banking Corporation
         270 Park Avenue
         New York, New York 10017
         Attention: General Counsel
         Telecopier No.: (212) 270-4288

     with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York 10017
         Attention: Lee Meyerson, Esq.
         Telecopier No.: (212) 455-2502

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and that Grantee may assign all or part of its rights hereunder to any person after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          THE CHASE MANHATTAN CORPORATION

                                          by /s/  Thomas G. Labrecque

                                            ------------------------------------
                                            Name: Thomas G. Labrecque
                                            Title: Chairman and Chief
                                                       Executive Officer

                                          CHEMICAL BANKING CORPORATION

                                          by /s/  Walter V. Shipley

                                            ------------------------------------
                                            Name: Walter V. Shipley
                                            Title: Chairman and Chief
                                                       Executive Officer

                                                                       ANNEX III

                                                                  CONFORMED COPY

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 27, 1995 (the "Agreement"), by and between THE CHASE MANHATTAN CORPORATION, a Delaware corporation ("Issuer"), and CHEMICAL BANKING CORPORATION, a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer are concurrently herewith entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Issuer with and into Grantee with Grantee as the surviving corporation;

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the Chemical Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

     WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, in the Merger Agreement and in the Chemical Stock Option Agreement, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 34,551,183 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $2.00 per share ("Issuer Common Stock"), of Issuer at a purchase price of $51.875 per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) If not in material breach of the Merger Agreement or the Chemical Stock Option Agreement, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 18 months after the first occurrence of a Purchase Event or
(iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event; and, provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the then outstanding Issuer Common Stock (any such offer, a "Tender Offer");

          (ii) Issuer or any Subsidiary of Issuer shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Grantee or any Subsidiary of Grantee) to (A) effect a merger, consolidation or other business combination involving Issuer or any of its Significant Subsidiaries, (B) sell, lease or otherwise dispose of assets or deposits of Issuer or its Subsidiaries aggregating 20% or more of the consolidated assets or deposits of Issuer and its Subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its Significant Subsidiaries (any of the foregoing an "Acquisition Transaction");

          (iii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock (other than trust account shares) aggregating 15% or more of the then outstanding Issuer Common Stock; or

          (iv) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee or to Grantee's ability to consummate the transactions contemplated by the Merger Agreement the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Grantee or any Subsidiary of Grantee) shall have (A) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification to or approval of the Federal Reserve or any other regulatory authority is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
(i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

     (d) Notwithstanding Section 2(c), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Grantee receives official notice that an approval of the Federal Reserve or any other regulatory authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise its right as set forth in Section 7 or Section 8, as applicable, or to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10. The provisions of this
Section 2 and Section 3 shall apply with appropriate adjustments to any such exercise.

     3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

     (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall not have redeemed the Chase Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent a corresponding Chase Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Chase Rights Agreement or any similar agreement then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF
     AUGUST 27, 1995. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN
     REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable in accordance with its terms.

          (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option or any Substitute Option (as hereinafter defined). The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any Substitute Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c) No Conflicts. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Issuer or any Subsidiary of Issuer or, subject to obtaining any approvals or consents contemplated hereby, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Chase Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Subsidiary of Issuer or their respective properties or assets which Violation would, individually or in the aggregate, have a material adverse effect (as defined in the Merger Agreement) on Issuer.

          (d) Board Action. The Board of Directors of Issuer having approved this Agreement and the consummation of the transactions contemplated hereby, the provisions of Section 203 of the Delaware General Corporation Law and the provisions of Section 8.01 of Issuer's Certificate of Incorporation do not and will not apply to this Agreement or the purchase of shares of Issuer Common Stock pursuant to this Agreement.

          (e) Rights Amendment. The Chase Rights Agreement has been amended to provide that Grantee will not become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Chase Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, including the acquisition of shares of Issuer Common Stock by Grantee pursuant to this Agreement.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable in accordance with its terms.

          (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Grantee or any Subsidiary of Grantee or, subject to obtaining any approvals or consents contemplated hereby, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Chemical Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantee or any Subsidiary of Grantee or their respective properties or assets which Violation, individually or in the aggregate, would have a material adverse effect on Grantee.

          (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below) or (II) any person that controls the Acquiring Corporation (any such person being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 6 and the repurchase rights relating thereto shall be as set forth in Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute Common Stock of the Substitute Option (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute Common Stock but for the limitation in the first sentence of this Section 6(e), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 6(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 6(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in Section 6(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 6 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

     (g) For purposes hereof, the following terms have the following meanings:

          (1) "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Issuer's assets or deposits.

          (2) "Assigned Value" means the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 6(b), (x) the price per share to be paid by any third party or the consideration per share to received by holders of Issuer Common Stock, in each case pursuant to the agreement with Issuer with respect to the consolidation, merger or sale referred to in Section 6(b),
     (y) the highest closing sales price per share for Issuer Common Stock quoted on the NYSE (or if such Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 12-month period immediately preceding the consolidation, merger or sale referred to in Section 6(b) and (z) in the event the transaction referred to in Section 6(b) is a sale of all or substantially all of Issuer's assets and/or deposits, an amount equal to (i) the sum of the price paid in such sale for such assets and/or deposits and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee.

          (3) "Average Price" means the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if such Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Substitute Option Issuer is Issuer, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Grantee may elect.

          (4) "Substitute Common Stock" means the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

     7. Repurchase of Option at the Election of Grantee. (a) At the request of Grantee at any time commencing (i) upon the first occurrence of a Repurchase Event (as defined below) and ending 18 months immediately thereafter and (ii) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(d) (but solely as to the shares of Issuer Common Stock with respect to which the required approval was not received), Issuer (or any successor entity thereof) shall repurchase from Grantee (I) the Option and (II) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 7 is referred to as the "Section 7 Request Date". Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to:

          (A) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership; plus

          (B) the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date for a share of Issuer Common Stock over
     (y) the Purchase Price (subject to adjustment pursuant to

     Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; plus

          (C) the excess, if any, of the Applicable Price as of the Section 7 Request Date over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 6(a))) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares; plus

          (D) the amount of the documented reasonable out-of-pocket expenses incurred by Grantee in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) If Grantee exercises its rights under this Section 7, Issuer shall, within 10 business days after the Section 7 Request Date, pay the Section 7 Repurchase Consideration to Grantee in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve or other regulatory authority is required in connection with the payment of all or any portion of the Section 7 Repurchase Consideration, Issuer shall deliver from time to time that portion of the
Section 7 Repurchase Consideration that it is not then so prohibited from paying and shall promptly provide the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 7 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the Federal Reserve or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 7, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Section 7 Request Date less the number of shares as to which payment has been made pursuant to Section 7(a)(B); provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under Section 10 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Issuer shall not be obligated to repurchase the Option or any shares of Issuer Common Stock pursuant to this Section 7 on more than one occasion.

     (c) For purposes of this Agreement, the "Applicable Price," as of any date, means the highest of (i) the highest price per share at which a Tender Offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to such date, (ii) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Issuer entered into on or prior to such date or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the NYSE (or if Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" means the occurrence of any of the Purchase Events specified in Section 2(b)(ii) or (iii).

     8. Repurchase of Substitute Option. (a) At the request of Grantee at any time after issuance of the Substitute Option, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Grantee (I) the Substitute Option and (II) all shares of Substitute Common Stock purchased by Grantee pursuant to such Substitute Option with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this
Section 8 is referred to as the "Section 8 Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to:

           (i) the Substitute Option Price paid by Grantee for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Grantee then has beneficial ownership; plus

           (ii) the excess, if any, of (x) the Highest Closing Price (as defined below) for a share of Substitute Common Stock over (y) the Substitute Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; plus

          (iii) the excess, if any, of the Highest Closing Price over the Substitute Option Price paid (or, in the case of Substitute Common Stock with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 6)) by Grantee for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares; plus

           (iv) the amount of the documented reasonable out-of-pocket expenses incurred by Grantee in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) If Grantee exercises its rights under this Section 8, Substitute Option Issuer shall, within 10 business days after the Section 8 Request Date, pay the
Section 8 Repurchase Consideration to Grantee in immediately available funds, and Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Substitute Option Issuer shall deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly provide the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Substitute Option Issuer in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the Federal Reserve or any other regulatory authority disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 8, Substitute Option Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Substitute Common Stock it is then prohibited from repurchasing, and Grantee shall have the right to exercise the Substitute Option as to the number of shares of Substitute Common Stock for which the Substitute Option was exercisable at the Section 8 Request Date; provided that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 10 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Substitute Option Issuer shall not be obligated to repurchase the Substitute Option or any shares of Substitute Common Stock pursuant to this Section 8 on more than one occasion.

     (c) For purposes of this Agreement, the "Highest Closing Price" means the highest closing sales price for shares of Substitute Common Stock quoted on the NYSE (or if the Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the
Section 8 Request Date.

     9. Mandatory Repurchase of Option. (a) In the event that any person who has participated in a Purchase Event enters into any agreement or understanding with Grantee with respect to Grantee's exercise of, or its election not to exercise, any of Grantee's rights set forth in Section 2 or 7 of this Agreement, Grantee shall, by written notice to Issuer, require that Issuer repurchase, and Issuer shall repurchase, (I) the Option and (II) all (but not less than all) the shares of Issuer Common Stock purchased by Grantee pursuant hereto and with respect to which Grantee then has beneficial ownership; provided, however, that the parties shall not be obligated to effect such mandatory repurchase if the Board of Directors of Issuer determines, after having consulted with and considered the written advice of outside counsel, that such mandatory repurchase would cause the members of the Board of Directors to breach their fiduciary duties; and provided, further, that any such determination by the Board of Directors of Issuer shall not operate to limit Grantee's rights pursuant to
Section 7 hereof. The date of Grantee's written notice referred to above is referred to as the "Section 9 Notice Date". Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership; plus

          (ii) the excess, if any, of (x) the Applicable Price as of the Section 9 Notice Date for a share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; plus

          (iii) the excess, if any, of the Applicable Price as of the Section 9 Notice Date over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 6(a))) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares; plus

          (iv) the amount of the documented reasonable out-of-pocket expenses incurred by Grantee in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) Notwithstanding the provisions of Section 9(a), within 30 days following the Section 9 Notice Date, Grantee may deliver an Offeror's Notice pursuant to Section 11, in which case the provisions of Section 11 and not those of this Section 9 shall control. If Grantee does not deliver an Offeror's Notice within such 30-day period, Issuer shall, within 10 business days after the expiration of such 30-day period or, if applicable, upon abandonment of the transaction covered by such Offeror's Notice, pay the Section 9 Repurchase Consideration in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If the Federal Reserve or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 9, Issuer shall promptly give notice of such fact to Grantee and thereafter deliver or cause to be delivered from time to time to Grantee the portion of the Section 9 Repurchase Consideration that Issuer is no longer prohibited from delivering, within five business days after the date on which it is no longer so prohibited.

     (c) If, prior to the date which is 18 months after the Section 9 Notice Date, Issuer enters into, or is the subject of, any transaction which would have constituted a Repurchase Event hereunder but for the prior repurchase by Issuer of the Option and shares of Issuer Common Stock under this Section 9, then concurrently with the occurrence of such event, Issuer shall pay to Grantee, as additional consideration for the Option and shares of Issuer Common Stock purchased by Issuer pursuant to this Section, an amount in immediately available funds equal to the excess, if any, of (i) the Section 9 Repurchase Consideration calculated as if the Section 9 Notice Date had occurred on the date of such Repurchase Event over (ii) the amount previously paid by Issuer to Grantee pursuant to this Section 9.

     (d) In the event that Issuer is, as a result of law or regulation, prohibited from performing any of its obligations under this Section 9, Issuer shall not thereafter enter into any Acquisition Transaction unless the other parties thereto agree to assume Issuer's obligations under this Section 9 to the extent not previously performed. The foregoing sentence shall not operate to limit or waive any remedies Grantee may have against Issuer for Issuer's failure to perform its obligations under this Section 9.

     10. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time (a) within three years of the first exercise of the Option or (b) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(d) or receipt by Grantee of official notice that an approval of the Federal Reserve or any other regulatory authority required for a repurchase as contemplated hereby would not be issued or granted (but solely as to the securities or portion of the Option with respect to which the required approval was not received), as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf' registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain a required approval for an exercise of the Option as described in
Section 2(d), the closing of the sale or other disposition of Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 10, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 10 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 10; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this

Section 10, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     11. First Refusal. At any time after the first occurrence of a Purchase Event and prior to the later of (a) the expiration of 24 months immediately following the first purchase of shares of Issuer Common Stock pursuant to the Option and (b) the termination of the Option pursuant to Section 2(a), if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Issuer Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of the Federal Reserve or any other regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) any required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if the Federal Reserve or any other regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this
Section 11 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Issuer Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (z) any transfer to a wholly owned Subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

     12. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE and will use its best efforts to obtain approval of such listing as soon as practicable.

     13. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     14. Miscellaneous. (a) Expenses. Except as otherwise provided in Sections 7, 8, 9 and 10, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock or Substitute Common Stock as provided in Sections 2, 7 and 8 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Issuer to:

        The Chase Manhattan Corporation
        1 Chase Manhattan Plaza
        New York, New York 10081
        Attention: General Counsel
        Telecopier No.: (212) 552-5378

     with a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004
        Attention: H. Rodgin Cohen, Esq.
        Telecopier No.: (212) 558-3588

     If to Grantee to:

        Chemical Banking Corporation
        270 Park Avenue
        New York, New York 10017
        Attention: General Counsel
        Telecopier No.: (212) 270-4288
     with a copy to:

        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, New York 10017
        Attention: Lee Meyerson, Esq.
        Telecopier No.: (212) 455-2502

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and that Grantee may assign all or part of its rights hereunder to any person after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          THE CHASE MANHATTAN CORPORATION

                                          by /s/ Thomas G. Labrecque

                                            ------------------------------------
                                            Name: Thomas G. Labrecque
                                            Title:  Chairman and Chief
                                                  Executive Officer

                                          CHEMICAL BANKING CORPORATION

                                          by /s/ Walter V. Shipley

                                            ------------------------------------
                                            Name: Walter V. Shipley
                                            Title:  Chairman and Chief
                                                  Executive Officer

                                                                        ANNEX IV

MORGAN STANLEY
                                                   MORGAN STANLEY & CO.
                                                   INCORPORATED
                                                   1585 BROADWAY
                                                   NEW YORK, NEW YORK 10036
                                                   (212) 761-4000

                                                                October 31, 1995

Board of Directors
Chemical Banking Corporation
270 Park Avenue
New York, NY 10017

Members of the Board:

     We understand that Chemical Banking Corporation ("CHL") and The Chase Manhattan Corporation ("CMB") have entered into an Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), which provides, among other things, for the merger of CMB with and into CHL (the "Merger"). Pursuant to the merger, each outstanding share of common stock, par value $2.00 per share, of CMB (the "CMB Common Stock"), other than shares held in treasury or held by CHL or any wholly owned subsidiary of CHL or CMB, will be converted into
1.04 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of CHL (the "CHL Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of CHL Common Stock (other than CMB and its affiliates).

     For purposes of the opinion set forth herein, we have:

          (i) analyzed certain publicly available financial statements and other information of CMB and CHL, respectively;

          (ii) analyzed certain internal financial statements and other financial and operating data concerning CMB prepared by the management of CMB;

          (iii) analyzed certain financial projections prepared by the management of CMB;

          (iv) discussed the past and current operations and financial condition and the prospects of CMB with senior executives of CMB;

          (v) analyzed certain internal financial statements and other financial operating data concerning CHL prepared by the management of CHL;

          (vi) analyzed certain financial projections prepared by the management of CHL;

          (vii) discussed the past and current operations and financial condition and the prospects of CHL with senior executives of CHL, and analyzed the pro forma impact of the Merger on CHL's earnings per share, consolidated capitalization and financial ratios;

          (viii) reviewed the reported prices and trading activity for the CMB Common Stock and the CHL Common Stock;

                                                                  MORGAN STANLEY
          (ix) compared the financial performance of CMB and CHL and the prices and trading activity of the CMB Common Stock and the CHL Common Stock with that of certain other comparable publicly traded companies and their securities;

          (x) discussed with independent auditors of CMB their review of the financial and accounting affairs of CMB and with the independent auditors of CHL their review of the financial and accounting affairs of CHL;

          (xi) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of CHL and CMB;

          (xii) analyzed certain pro forma financial projections for the combined company prepared by CHL and CMB;

          (xiii) reviewed and discussed with senior managements of CHL and CMB certain estimates of the cost savings projected by CHL and CMB for the combined company and compared such amounts to those estimated in certain precedent transactions;

          (xiv) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

          (xv) participated in discussions and negotiations among representatives of CHL and CMB and their financial and legal advisors;

          (xvi)   reviewed the Merger Agreement and certain related documents;
                  and

          (xvii)  performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of CHL and CMB. We have not made any independent valuation or appraisal of the assets or liabilities of CMB or CHL, nor have we been furnished with any such appraisals and we have not examined any individual loan credit files of CMB or CHL. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of CHL in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for CHL and CMB and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of CHL and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Chemical with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto. In addition, we express no recommendation as to how the stockholders of Chemical should vote at the stockholders' meeting held in connection with the Merger.

                                                                  MORGAN STANLEY
     Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of CHL Common Stock (other than CMB and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/  DONALD A. MOORE, JR.
                                            ------------------------------------
                                            Donald A. Moore, Jr.
                                            Managing Director

                                                                         ANNEX V

                            [JAMES WOLFENSOHN LOGO]

                                                                October 31, 1995

Board of Directors
The Chase Manhattan Corporation
1 Chase Manhattan Plaza
New York, New York 10081

Gentlemen and Madam:

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $2.00 per share (the "Shares"), of The Chase Manhattan Corporation (the "Company") of the exchange ratio of 1.04 shares of Common Stock, par value $1.00 per share ("Chemical Common Stock"), of Chemical Banking Corporation ("Chemical") to be received for each Share (the "Exchange Ratio") in the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of August 27, 1995 between Chemical and the Company (the "Agreement").

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Chemical for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Chemical; certain other communications from the Company and Chemical to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Chemical prepared by their respective managements, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies (collectively, the "Synergies") expected by the Company and Chemical to be achieved as a result of the Merger. We have also reviewed, and considered in our analysis, information prepared by members of senior managements of the Company and Chemical relating to the relative contributions of the Company and Chemical to the combined company and the estimated pro forma impact of the Merger on earnings per share, consolidated capitalization and certain other financial ratios for the combined company as compared to the Company and Chemical. We also have held discussions with members of the senior managements of the Company and Chemical regarding the past and current business operations, regulatory relationships, financial conditions and future prospects of their respective companies, senior managements' assessment of the strategic fit and implications of the Merger, and the Synergies. In addition, we have reviewed the reported price and trading activity for the Shares and Chemical Common Stock, compared certain financial and stock market information for the Company and Chemical with similar public information for certain other companies having certain similar characteristics or operating in similar lines of business to the Company and Chemical, the securities of which are publicly traded, reviewed the financial terms, to the extent publicly available, of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us or conveyed to us in discussions with senior managements of the Company and Chemical for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts (and the assumptions and bases therefor), including the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Chemical and will be realized in the amounts and at the times contemplated thereby, and in rendering our opinion we express no view as to the reasonableness of such forecasts or the assumptions on which they are based. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Chemical are in the aggregate adequate to cover all such losses. Similarly, we have assumed, with your consent and without independent analysis, that the obligations of the

                            [JAMES WOLFENSOHN LOGO]

Board of Directors
October 31, 1995
Page 2

Company and Chemical pursuant to derivatives, swaps, foreign exchange financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis. In addition, we have not reviewed individual credit files or conducted a physical inspection of any of the properties or assets, nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Chemical or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that obtaining any necessary regulatory approvals and third-party consents for the Merger or otherwise will not have a materially adverse effect on the combined company. Our opinion as to the fairness of the Exchange Ratio addresses the ownership position in the combined company to be received by the holders of Shares pursuant to the Exchange Ratio on the terms set forth in the Agreement and does not address the future trading or acquisition value for the stock of the combined company. In addition, our opinion does not address the relative merits of the Merger and alternative business strategies. In that regard, we were not requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company or in engaging in a business combination or any other strategic transaction with the Company. We also have assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the holders of Shares will not recognize gain or loss for tax purposes as a result of the Merger. Our opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Our firm is experienced in providing advice in connection with mergers and acquisitions and related transactions. We have acted as financial advisor to the Company in connection with the Merger and will be paid a fee for our services as financial advisor which is in substantial part contingent upon the consummation of the Merger. Our firm has for a number of years provided financial advisory services to the Company and receives fees for the rendering of these services.

     Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Merger.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion as investment bankers that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

                                          Very truly yours,

                                          /s/  JAMES D. WOLFENSOHN INCORPORATED
                                          --------------------------------------
                                          JAMES D. WOLFENSOHN INCORPORATED

                                                                        ANNEX VI

       Goldman, Sachs & Co.    85 Broad Street    New York, New York 10004
       Tel: 212-902-1000

                                                                          (LOGO)

PRIVILEGED AND CONFIDENTIAL

October 31, 1995

Board of Directors
The Chase Manhattan Corporation
1 Chase Manhattan Plaza
New York, New York 10081

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $2.00 per share (the "Shares"), of The Chase Manhattan Corporation (the "Company" or "Chase") of the exchange ratio of 1.04 shares of Common Stock, par value $1.00 per share ("Chemical Common Stock") of Chemical Banking Corporation ("Chemical") to be received for each Share (the "Exchange Ratio") in the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of August 27, 1995 between Chemical and the Company (the "Agreement").

Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as underwriter of offerings by the Company of its common stock, preferred stock and debt securities, having acted as financial advisor to the Company and as principal in connection with asset dispositions and having acted as financial advisor to the Company regarding a review of its strategic alternatives, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Chemical from time to time, including having acted as financial advisor to Chemical in its merger with Manufacturers Hanover Corporation in 1991 and currently acting as financial advisor to Chemical with regard to Chemical's ownership interest in The CIT Group Holdings, Inc., and may provide investment banking services to Chemical in the future. In addition, Goldman Sachs is a full service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and Chemical.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Chemical for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Chemical; certain other communications from the Company and Chemical to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Chemical prepared by their respective managements, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies (collectively, the "Synergies") expected by the Company and Chemical to be achieved as a result

The Chase Manhattan Corporation
October 31, 1995
Page Two

of the Merger. We have also reviewed, and considered in our analysis, information prepared by members of senior managements of Chase and Chemical relating to the relative contributions of Chase and Chemical to the combined company and the estimated pro forma impact of the Merger on earnings per share, consolidated capitalization and certain other financial ratios for the combined company as compared to Chase and Chemical. We also have held discussions with members of the senior managements of the Company and Chemical regarding the past and current business operations, regulatory relationships, financial conditions and future prospects of their respective companies, senior management's assessment of the strategic fit and implications of the Merger, and the Synergies. In addition, we have reviewed the reported price and trading activity for the Shares and Chemical Common Stock, compared certain financial and stock market information for the Company and Chemical with similar public information for certain other companies having certain similar characteristics or operating in similar lines of business to the Company and Chemical, the securities of which are publicly traded, reviewed the financial terms, to the extent publicly available, of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us or conveyed to us in discussions with senior managements of Chase and Chemical for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts (and the assumptions and bases therefor), including the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Chemical and will be realized in the amounts and at the times contemplated thereby, and in rendering our opinion we express no view as to the reasonableness of such forecasts or the assumptions on which they are based. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Chemical are in the aggregate adequate to cover all such losses. Similarly, we have assumed, with your consent and without independent analysis, that the obligations of Chase and Chemical pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis. In addition, we have not reviewed individual credit files or conducted a physical inspection of any of the properties or assets, nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Chemical or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that obtaining any necessary regulatory approvals and third-party consents for the Merger or otherwise will not have a materially adverse effect on Chase, Chemical or the combined company. Our opinion as to the fairness of the Exchange Ratio addresses the ownership position in the combined company to be received by the holders of Shares pursuant to the Exchange Ratio on the terms set forth in the Agreement and does not address the future trading or acquisition value for the stock of the combined company. In addition, our opinion does not address the relative merits of the Merger and alternative business strategies. In that regard, we were not requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company or in engaging in a business combination or any other strategic transaction with the Company. We also have assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the holders of Shares will not recognize gain or loss for tax purposes as a result of the Merger.

Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

The Chase Manhattan Corporation
October 31, 1995
Page Three

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
-----------------------------
GOLDMAN, SACHS & CO.

                                 TICKET REQUEST

     If you plan to attend the Special Meeting of Stockholders of Chemical Banking Corporation to be held at 10 a.m., New York time, on December 11, 1995, at the Starlight Roof of The Waldorf-Astoria Hotel, located at 301 Park Avenue, New York, New York, the form below should be completed and mailed with your proxy card.*

                            (Cut along dotted line)

--------------------------------------------------------------------------------

     I PLAN TO ATTEND THE SPECIAL MEETING OF THE STOCKHOLDERS OF CHEMICAL BANKING CORPORATION ON DECEMBER 11, 1995, IN NEW YORK, NEW YORK.

--------------------------------------------------------------------------------
Name(s)                              (Please print)

--------------------------------------------------------------------------------
Street Address

--------------------------------------------------------------------------------
City                            State                            (Zip Code)

/ /     Check box if you request an assistive listening device.

/ /     Check box if you request sign interpretation.

* If you are a beneficial owner of Chemical Common Stock held by a bank or broker (in "street name"), you may need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank are examples of such proof of ownership.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-Laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

     The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

     The Restated Certificate of Incorporation of Chemical Banking Corporation (the "Registrant") provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Registrant's Restated Certificate of Incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant's Restated Certificate of Incorporation also empowers the Registrant by action of its Board of Directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or incurred by him in any such capacity arising out of his status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not the

Registrant would have the power or be required or indemnify any such individual under the terms of any agreement or by-law or the DGCL.

     In addition, the Registrant's By-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The By-laws provide a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws, which right of indemnification and of advancement of expenses is not exclusive.

     The Registrant's By-laws also provide that the Registrant may enter into contracts with any director, officer, employee or agent of the Registrant in furtherance of the indemnification provisions in the By-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS
--------
   2.1     Agreement and Plan of Merger, dated as of August 27, 1995, between Chemical Banking
           Corporation and The Chase Manhattan Corporation (included as Annex I to the Proxy
           Statement/Prospectus)
   2.2     Stock Option Agreement, dated as of August 27, 1995, between Chemical Banking
           Corporation, as Issuer, and The Chase Manhattan Corporation, as Grantee (included as
           Annex II to the Proxy Statement/Prospectus)
   2.3     Stock Option Agreement, dated as of August 27, 1995, between The Chase Manhattan
           Corporation, as Issuer, and Chemical Banking Corporation, as Grantee (included as
           Annex III to the Proxy Statement/Prospectus)
   2.4     Employee Benefits Agreement, dated as of August 27, 1995, between Chemical Banking
           Corporation and The Chase Manhattan Corporation
   3.1     Restated Certificate of Incorporation of Chemical Banking Corporation (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K dated December 31,
           1993 of Chemical Banking Corporation)
   3.2     Certificate of Designations of the Adjustable Rate Cumulative Preferred Stock,
           Series L, of Chemical Banking Corporation (incorporated by reference to Exhibit 2 of the Registration Statement on Form 8-A of Chemical Banking Corporation dated June 6,
           1994)
   3.3     By-Laws of Chemical Banking Corporation, as amended (incorporated by reference to
           Exhibit 3.2 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical
           Banking Corporation)
   4.1     Rights Agreement, dated as of April 13, 1989, between Chemical Banking Corporation and Chemical Bank (as successor rights agent to Harris Trust Company of New York)
           (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A of
           Chemical Banking Corporation dated April 13, 1989)
   4.2     Amendment to Rights Agreement, dated as of August 27, 1995, between Chemical Banking
           Corporation and Chemical Bank (incorporated by reference to Exhibit 4 to the Current
           Report on Form 8-K of Chemical Banking Corporation dated August 27, 1995)

EXHIBITS
--------
   4.3     Form of Proposed Amended and Restated Certificate of Incorporation of Chemical
           Banking Corporation
   4.4     Form of Certificate of Designations of the 10 1/2% Cumulative Preferred Stock of
           Chemical Banking Corporation
   4.5     Form of Certificate of Designations of the 9.76% Cumulative Preferred Stock of
           Chemical Banking Corporation
   4.6     Form of Certificate of Designations of the 10.84% Cumulative Preferred Stock of
           Chemical Banking Corporation
   4.7     Form of Certificate of Designations of the 9.08% Cumulative Preferred Stock of
           Chemical Banking Corporation
   4.8     Form of Certificate of Designations of the 8 1/2% Cumulative Preferred Stock of
           Chemical Banking Corporation
   4.9     Form of Certificate of Designations of the 8.32% Cumulative Preferred Stock of
           Chemical Banking Corporation
   4.10    Form of Certificate of Designations of the 8.40% Cumulative Preferred Stock of
           Chemical Banking Corporation
   4.11    Form of Certificate of Designations of the Adjustable Rate Cumulative Preferred
           Stock, Series N, of Chemical Banking Corporation
   5       Opinion of Simpson Thacher & Bartlett regarding the legality of securities being issued
   8.1     Opinion of Simpson Thacher & Bartlett as to tax matters
   8.2     Opinion of Sullivan & Cromwell as to tax matters
  23.1     Consent of Price Waterhouse as to financial statements of Chemical Banking
           Corporation
  23.2     Consent of Price Waterhouse as to financial statements of The Chase Manhattan
           Corporation
  23.3     Consent of Simpson Thacher & Bartlett (contained in exhibits 5 and 8.1)
  23.4     Consent of Sullivan & Cromwell (contained in exhibit 8.2)
  23.5     Consent of Morgan Stanley & Co. Incorporated
  23.6     Consent of James D. Wolfensohn Incorporated
  23.7     Consent of Goldman, Sachs & Co.
  24       Powers of Attorney
  99.1     Consents of persons named to be directors of the Registrant who have not signed the
           Registration Statement
  99.2     Opinion of Morgan Stanley & Co. Incorporated (included as Annex IV to the Proxy
           Statement/ Prospectus)
  99.3     Opinion of James D. Wolfensohn Incorporated (included as Annex V to the Proxy
           Statement/ Prospectus)
  99.4     Opinion of Goldman, Sachs & Co. (included as Annex VI to the Proxy
           Statement/Prospectus)
  99.5     Chairman's Letter to Stockholders of Chemical Banking Corporation
  99.6     Notice of Special Meeting of Stockholders of Chemical Banking Corporation
  99.7     Chairman's Letter to Stockholders of The Chase Manhattan Corporation
  99.8     Notice of Special Meeting of Stockholders of The Chase Manhattan Corporation
  99.9     Form of Proxy for the Special Meeting of Stockholders of Chemical Banking
           Corporation
  99.10    Form of Proxy for the Special Meeting of Stockholders of The Chase Manhattan
           Corporation

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on October 31, 1995.

                                          CHEMICAL BANKING CORPORATION

                                          By       /s/  John B. Wynne
                                            ------------------------------------
                                                 (John B. Wynne, Secretary)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                       DATE
----------------------------------------  -----------------------------------  -----------------
                   *                       Chairman, Chief Executive Officer    October 31, 1995
----------------------------------------             and Director
           Walter V. Shipley

                   *                            President and Director          October 31, 1995
----------------------------------------
            Edward D. Miller

                   *                                   Director                 October 31, 1995
----------------------------------------
         Frank A. Bennack, Jr.

                   *                                   Director                 October 31, 1995
----------------------------------------
           Michel C. Bergerac

                   *                                   Director                 October 31, 1995
----------------------------------------
          Randolph W. Bromery

                   *                                   Director                 October 31, 1995
----------------------------------------
         Charles W. Duncan, Jr.

                   *                                   Director                 October 31, 1995
----------------------------------------
            Melvin R. Goodes

                   *                                   Director                 October 31, 1995
----------------------------------------
            George V. Grune

                   *                                   Director                 October 31, 1995
----------------------------------------
        William B. Harrison, Jr.

                   *                                   Director                 October 31, 1995
----------------------------------------
             Harold S. Hook

                   *                                   Director                 October 31, 1995
----------------------------------------
            Helene L. Kaplan

               SIGNATURE                                 TITLE                       DATE
----------------------------------------  -----------------------------------  -----------------
                   *                                   Director                 October 31, 1995
----------------------------------------
           J. Bruce Llewellyn

                   *                                   Director                 October 31, 1995
----------------------------------------
            John P. Mascotte

                   *                                   Director                 October 31, 1995
----------------------------------------
          John F. McGillicuddy

                   *                                   Director                 October 31, 1995
----------------------------------------
            Andrew C. Sigler

                   *                                   Director                 October 31, 1995
----------------------------------------
           Michael I. Sovern

                   *                                   Director                 October 31, 1995
----------------------------------------
            John R. Stafford

                   *                                   Director                 October 31, 1995
----------------------------------------
            W. Bruce Thomas

                   *                                   Director                 October 31, 1995
----------------------------------------
          Marina v.N. Whitman

                   *                                   Director                 October 31, 1995
----------------------------------------
            Richard D. Wood

                   *                           Executive Vice President         October 31, 1995
----------------------------------------      and Chief Financial Officer
             Peter J. Tobin                  (Principal Financial Officer)

                   *                                  Controller                October 31, 1995
----------------------------------------      (Chief Accounting Officer)
           Joseph L. Sclafani

---------------
* John B. Wynne hereby signs this Registration Statement on October 31, 1995, on behalf of each of the above-named Directors and Officers of the Registrant above whose typed names asterisks appear, pursuant to powers of attorney duly executed by such Directors and Officers and filed with the Securities and Exchange Commission as exhibits to this Registration Statement.

                                                    /s/ John B. Wynne
                                          --------------------------------------
                                                        John B. Wynne
                                                       Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION                                   PAGE NO.
------   ----------------------------------------------------------------------------  --------
  2.1    Agreement and Plan of Merger, dated as of August 27, 1995, between Chemical
         Banking Corporation and The Chase Manhattan Corporation (included as Annex I to the Proxy Statement/Prospectus)..........................................
  2.2    Stock Option Agreement, dated as of August 27, 1995, between Chemical
         Banking Corporation, as Issuer, and The Chase Manhattan Corporation, as
         Grantee (included as Annex II to the Proxy Statement/Prospectus)............
  2.3    Stock Option Agreement, dated as of August 27, 1995, between The Chase
         Manhattan Corporation, as Issuer, and Chemical Banking Corporation, as
         Grantee (included as Annex III to the Proxy Statement/Prospectus)...........
  2.4    Employee Benefits Agreement, dated as of August 27, 1995, between Chemical
         Banking Corporation and The Chase Manhattan Corporation.....................
  3.1    Restated Certificate of Incorporation of Chemical Banking Corporation
         (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical Banking Corporation)....................
  3.2    Certificate of Designations of the Adjustable Rate Cumulative Preferred
         Stock, Series L, of Chemical Banking Corporation (incorporated by reference to Exhibit 2 of the Registration Statement on Form 8-A of Chemical Banking
         Corporation dated June 6, 1994).............................................
  3.3    By-Laws of Chemical Banking Corporation, as amended (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K dated December
         31, 1993 of Chemical Banking Corporation)...................................
  4.1    Rights Agreement, dated as of April 13, 1989, between Chemical Banking
         Corporation and Chemical Bank (as successor rights agent to Harris Trust
         Company of New York) (incorporated by reference to Exhibit 1 to the
         Registration Statement on Form 8-A of Chemical Banking Corporation dated
         April 13, 1989).............................................................
  4.2    Amendment to Rights Agreement, dated as of August 27, 1995, between Chemical
         Banking Corporation and Chemical Bank (incorporated by reference to Exhibit
         4 to the Current Report on Form 8-K of Chemical Banking Corporation dated
         August 27, 1995)............................................................
  4.3    Form of Proposed Amended and Restated Certificate of Incorporation of
         Chemical Banking Corporation................................................
  4.4    Form of Certificate of Designations of the 10 1/2% Cumulative Preferred
         Stock of Chemical Banking Corporation.......................................
  4.5    Form of Certificate of Designations of the 9.76% Cumulative Preferred Stock
         of Chemical Banking Corporation.............................................
  4.6    Form of Certificate of Designations of the 10.84% Cumulative Preferred Stock
         of Chemical Banking Corporation.............................................
  4.7    Form of Certificate of Designations of the 9.08% Cumulative Preferred Stock
         of Chemical Banking Corporation.............................................

EXHIBIT
NUMBER                                   DESCRIPTION                                   PAGE NO.
------   ----------------------------------------------------------------------------  --------
  4.8    Form of Certificate of Designations of the 8 1/2% Cumulative Preferred Stock
         of Chemical Banking Corporation.............................................
  4.9    Form of Certificate of Designations of the 8.32% Cumulative Preferred Stock
         of Chemical Banking Corporation.............................................
  4.10   Form of Certificate of Designations of the 8.40% Cumulative Preferred Stock
         of Chemical Banking Corporation.............................................
  4.11   Form of Certificate of Designations of the Adjustable Rate Cumulative
         Preferred Stock, Series N, of Chemical Banking Corporation..................
  5      Opinion of Simpson Thacher & Bartlett regarding the legality of securities being issued................................................................
  8.1    Opinion of Simpson Thacher & Bartlett as to tax matters.....................
  8.2    Opinion of Sullivan & Cromwell as to tax matters............................
 23.1    Consent of Price Waterhouse as to financial statements of Chemical Banking
         Corporation.................................................................
 23.2    Consent of Price Waterhouse as to financial statements of The Chase
         Manhattan Corporation.......................................................
 23.3    Consent of Simpson Thacher & Bartlett (contained in exhibits 5 and 8.1).....
 23.4    Consent of Sullivan & Cromwell (contained in exhibit 8.2)...................
 23.5    Consent of Morgan Stanley & Co. Incorporated................................
 23.6    Consent of James D. Wolfensohn Incorporated.................................
 23.7    Consent of Goldman, Sachs & Co..............................................
 24      Powers of Attorney..........................................................
 99.1    Consents of persons named to be directors of the Registrant who have not signed the Registration Statement...........................................
 99.2    Opinion of Morgan Stanley & Co. Incorporated (included as Annex IV to the
         Proxy Statement/Prospectus).................................................
 99.3    Opinion of James D. Wolfensohn Incorporated (included as Annex V to the
         Proxy Statement/Prospectus).................................................
 99.4    Opinion of Goldman, Sachs & Co. (included as Annex VI to the Proxy
         Statement/ Prospectus)......................................................
 99.5    Chairman's Letter to Stockholders of Chemical Banking Corporation...........
 99.6    Notice of Special Meeting of Stockholders of Chemical Banking Corporation...
 99.7    Chairman's Letter to Stockholders of The Chase Manhattan Corporation........

EXHIBIT
NUMBER                                   DESCRIPTION                                   PAGE NO.
------   ----------------------------------------------------------------------------  --------
 99.8    Notice of Special Meeting of Stockholders of The Chase Manhattan
         Corporation.................................................................
 99.9    Form of Proxy for the Special Meeting of Stockholders of Chemical Banking
         Corporation.................................................................
 99.10   Form of Proxy for the Special Meeting of Stockholders of The Chase Manhattan
         Corporation.................................................................